UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 8, 2007
BTHC VI, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-52108	20-4494098

(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction	Number)	Identification No.)
of Incorporation)

3201 Carnegie Avenue, Cleveland, Ohio	44115-2634

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 431-9900
12890 Hilltop Road, Argyle, Texas 76226

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K
BTHC VI, INC.

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
Description of Business
Risk Factors
Financial Information
Properties
Security Ownership of Certain Beneficial Owners and Management
Directors and Executive Officers
Executive Compensation
Certain Relationships and Related Transactions, and Director Independence
Legal Proceedings
Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters
Recent Sales of Unregistered Securities
Description of Registrant’s Capital Stock
Indemnification of Directors and Officers
Financial Statements and Supplementary Data
Change in and Disagreements With Accountants on Accounting and Financial Disclosure
Financial Statements and Exhibits
Item 3.02. Unregistered Sale of Equity Securities.
Item 3.03. Material Modification to Rights of Security Holders.
Item 4.01 Changes in Registrant’s Certifying Accountant
Item 5.01. Changes in Control of Registrant.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 5.06. Change in Shell Company Status.
Item 9.01. Financial Statements and Exhibits.
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. These forward-looking statements appear in a number of places in this Current Report.
In addition, a number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements, including the risks outlined under “Risk Factors” and elsewhere in this Current Report. Some of the more significant known risks that we face are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.
Other important factors to consider in evaluating our forward-looking statements include:
•	the possibility of delays in, adverse results of, and excessive costs of the development process;

•	changes in external market factors;

•	changes in our industry’s overall performance;

•	changes in our business strategy;

•	our ability to protect our intellectual property portfolio;

•	our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies;

•	our possible inability to execute our strategy due to changes in our industry or the economy generally;

•	changes in productivity and reliability of suppliers; and

•	the success of our competitors and the emergence of new competitors.
Although we currently believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity or performance. We do not expect to update any of the forward-looking statements after the date of this Current Report or to conform these statements to actual results, except as may be required by law. You should not place undue reliance on forward-looking statements contained in this report.
INDUSTRY AND MARKET DATA
Information about market and industry statistics contained in this report is included based on information available to Athersys that it believes is accurate in all material respects. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and we cannot assure potential investors of the accuracy or completeness of the data included in this report. Forecasts and other forward-looking information obtained from these sources, including estimates of future market size, revenue and market acceptance of products and services, are subject to the same qualifications and the additional uncertainties accompanying any forward-looking statements.

EXPLANATORY NOTE
Unless otherwise indicated or the context otherwise requires, all references below in this Current Report to “we,” “us” or the “Company” are to BTHC VI, Inc., a Delaware corporation, together with its wholly owned subsidiary, Athersys, Inc., a Delaware corporation. Specific discussions or comments relating only to BTHC VI, Inc. prior to the Merger (described below) reference “BTHC VI” or “PubCo,” while those relating only to Athersys, Inc. prior to the Merger reference “Athersys.”
Item 1.01. Entry into a Material Definitive Agreement.
SUMMARY OF MERGER
On May 24, 2007, BTHC VI, Inc., a Delaware corporation (“BTHC VI” or “PubCo”), and its wholly owned subsidiary, B-VI Acquisition Corp., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Athersys, Inc., a Delaware corporation (“Athersys”). Pursuant to the terms of the Merger Agreement, Merger Sub, which BTHC VI recently had incorporated in the state of Delaware for the purpose of completing the transaction described in this Current Report, merged with and into Athersys (the “Merger”) on June 8, 2007 (the “Closing” or the “Closing Date”), with Athersys continuing as the surviving entity in the Merger. As a result of the Merger, Athersys became our wholly owned subsidiary, and the business of Athersys became our sole operations. After receiving the requisite approval of the stockholders of Athersys pursuant to a written consent of stockholders, a Certificate of Merger was filed with the Secretary of State of the State of Delaware on June 8, 2007, at which time the Merger was deemed effective (the “Effective Time”). At the Effective Time, each share of common stock of Athersys was converted into 0.0358493 shares of Company common stock, par value $0.001 per share (the “Common Stock”).
Prior to the Merger, BTHC VI effected a 1-for-1.67 reverse stock split (the “Reverse Stock Split”) of the shares of its Common Stock. Following the Reverse Stock Split, 299,622 shares of our Common Stock were issued and outstanding. BTHC VI amended its certificate of incorporation to effect the Reverse Stock Split and to increase the number of authorized shares of Common Stock to 100,000,000.
As of the Closing Date, we acquired ownership of all of the outstanding capital stock of Athersys. In return, we issued 3,210,697 shares of Common Stock, resulting in a change in control of the Company. As further described below, Athersys is a biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. Following the Merger, the business of Athersys constitutes our only operations. We experienced, as of the Closing Date, a change in control of our ownership, management and Board of Directors (the “Board of Directors” or “Board”). The sole officer and director of BTHC VI resigned immediately prior to the closing of the Merger and, immediately following the Merger, Athersys’ existing officers were elected as our officers, and certain members of Athersys’ board of directors and other individuals selected by Athersys were appointed to the Board of Directors.
We believe that the issuances of our Common Stock in connection with the Merger were exempt from registration under Section 4(2) of the Securities Act. A copy of the Merger Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 24, 2007.
SUMMARY OF OFFERING
On June 8, 2007, we entered into a Securities Purchase Agreement by and among BTHC VI, Athersys and the investors party thereto pursuant to which we completed an offering of 13,000,000 shares of our Common Stock (the “Offering”). Investors in the Offering also received five-year warrants to purchase an aggregate of 3,250,000 shares of Common Stock with an exercise price of $6.00 per share. The lead investor in the Offering, Radius Venture Partners II, L.P., Radius Venture Partners III, L.P. and certain of their respective affiliates (together, “Radius”), invested $10,000,000 in the Offering and received additional five-year warrants to purchase an aggregate of 500,000 shares of Common Stock with a cash or cashless exercise price of $6.00 per share. We received gross proceeds of $65 million from the Offering. Cowen & Co., LLC and National Securities

Corporation acted as placement agents for the Offering and Punk Ziegel & Company, L.P. and Halter Financial Group, LP provided financial advice. The placement agents received five-year warrants to purchase an aggregate of 1,093,525 shares of Common Stock with a cash or cashless exercise price of $6.00 per share.
We believe that the issuances of our Common Stock and warrants to purchase Common Stock in connection with the Offering were exempt from registration under Section 4(2) of the Securities Act.
Item 2.01. Completion of Acquisition or Disposition of Assets.
As disclosed in this Current Report, on June 8, 2007, a new, wholly owned subsidiary of BTHC VI, Merger Sub, merged with and into Athersys, with Athersys continuing as the surviving entity in the Merger. As a result of the Merger, Athersys became our wholly owned subsidiary. Item 2.01(f) of Form 8-K provides that if a registrant is a shell company immediately before a transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. BTHC VI was a shell company immediately before the Merger. Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the Company after the Merger, except that information relating to periods prior to the date of the Merger only relate to the party specifically indicated.
DESCRIPTION OF BUSINESS
Company Overview
We are a biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. Through the application of our proprietary technologies, we have established a pipeline of therapeutic product development programs in multiple disease areas that we intend to advance into clinical trials in 2007 and 2008. Our lead product candidate is ATHX-105, which is a novel treatment for obesity that acts by stimulating the 5HT2c receptor, a key neurotransmitter receptor in the brain, which regulates appetite. ATHX-105 has been shown in preclinical testing in animal models to reduce food intake and body weight by suppressing appetite without appearing to cause the adverse side effects that have been observed with other weight loss drugs.
ATHX-105 has been approved to enter a Phase I clinical trial in the United Kingdom, which we intend to initiate as soon as possible using a portion of the net proceeds that we received in the Offering. The primary objective of the Phase I clinical trial is to assess the short-term safety of ATHX-105 and to establish an appropriate dose range for subsequent clinical studies that will be conducted in order to assess safety and effectiveness. Following successful completion of the Phase I clinical trial and concurrent non-clinical studies that must be completed, we intend to initiate a Phase II clinical trial in the United States that will examine safety and effectiveness in clinically overweight or obese patients. In addition to ATHX-105, we have a portfolio of other compounds that we are developing as potential treatments for obesity.
We are also developing novel orally active pharmaceutical products for the treatment of central nervous system disorders, including sleep disorders such as narcolepsy or excessive daytime sleepiness, and other potential indications such as attention deficit hyperactivity disorder and other cognitive disorders. These compounds are designed to act by elevating levels of neurotransmitters in the sleep and cognitive centers of the brain and stimulating neurological tone, resulting in an enhanced state of wakefulness and cognition, without causing hyperactivity or addiction.
In addition to our pharmaceutical development programs, we are developing MultiStem®, a proprietary nonembryonic stem cell product for the treatment of multiple disease indications. In May 2006, we entered into a product co-development collaboration with Angiotech Pharmaceuticals, Inc. (“Angiotech”) to jointly develop and ultimately market MultiStem for the treatment of damage caused by myocardial infarction and peripheral vascular disease. We are also independently developing MultiStem for bone marrow transplant/oncology support, ischemic stroke and potentially other disease indications. We retain the commercial rights to these programs and other potential applications of MultiStem.

In addition to our current product development programs, we have developed our Random Activation of Gene Expression (“RAGE”) technology, a patented technology that provides us with the ability to produce human cell lines that express specific, biologically well validated drug targets without relying upon cloned and isolated gene sequences. This technology provides us with broad freedom to work with targets that may be inaccessible to most other companies as a result of intellectual property restrictions on the use of specific cloned and isolated genes. Over the past several years, we have produced cell lines that express drug targets in a range of disease areas such as metabolic disease, infectious disease, oncology, cardiovascular disease, inflammation, and central nervous system disorders. Many of these were produced for drug development programs at major pharmaceutical companies that we have collaborated with, such as our ongoing collaboration with Bristol-Myers Squibb, and some have been produced for our internal drug development programs.
Business Strategy
Our principal business objective is to discover, develop, and commercialize novel therapeutic products for disease indications that represent significant areas of clinical need and commercial opportunity. The key elements of our strategy are outlined below.
•	Apply our proprietary technologies toward the rapid identification, validation, and development of therapeutic product candidates. We will continue to use our proprietary technologies to identify and validate therapeutic product candidates. We believe our technologies, including RAGE and MultiStem, provide us a competitive advantage in drug discovery and product development by allowing us to move products quickly from the discovery phase into clinical trials using a “fast follower” approach, thereby mitigating risk and reducing costs.

•	Enter into licensing or co-development arrangements for certain product candidates. We intend to license certain of our product candidates to, or co-develop them with, qualified collaborators to broaden and accelerate our product development efforts. In order to enhance the value of our product candidates in these potential licensing or collaboration arrangements, we plan to internally develop our product candidates through at least Phase II clinical trials whenever possible. We anticipate that this strategy will help us to enhance our return on product candidates for which we enter into collaborations through the receipt of strategic equity investments, license fees, milestone payments, and profit sharing or royalties.

•	Internally develop, manufacture, and market other therapeutic products. We will apply the capital we obtain from financing and collaborating activities toward the development of our other therapeutic product candidates. Our intention is to ultimately manufacture, market, and distribute these product candidates on our own after they have received FDA approval. We will select candidates for internal development based on several factors, including the required regulatory approval pathway and the potential market into which the product can be sold, and our ability to feasibly fund development activities through commercialization and marketing of the approved product.

•	Continue to expand our intellectual property portfolio. Our intellectual property is important to our business and we take significant steps to protect its value. We have an ongoing research and development effort, both through internal activities and through collaborative research activities with others, which aims to develop new intellectual property and enable us to file patent applications that cover new applications of our existing technologies or product candidates, including MultiStem.

•	Out-license non-core applications of our technologies. Certain elements of our technologies, such as their application toward the development of novel diagnostics or their use for the analysis and characterization of therapeutic product candidates, may not be relevant to the key elements of our corporate strategy. We believe these applications may have significant potential value, however, and can provide capital to us that can be applied to our other development efforts. Where appropriate, we may seek to license non-core applications of our technologies to others to realize this value.

Our Current Programs
By applying our core technologies and capabilities, we have established preclinical drug development programs in the areas of obesity and central nervous system disorders. In addition, applying our proprietary cell therapy platform, MultiStem, we have established therapeutic product development programs in the areas of cardiovascular disease, oncology support and stroke. We currently intend to advance multiple programs into clinical development in 2007 and 2008.
Pharmaceutical Programs
ATHX-105 for Obesity
Obesity is a substantial contributing factor to a range of diseases that represent the major causes of death and disability in the developed world today. Individuals that are clinically obese have elevated rates of cardiovascular disease, stroke, certain types of cancer and diabetes. The percentage of individuals who are defined as clinically obese has risen dramatically over the past several decades. According to the United States Centers for Disease Control and Prevention (“CDC”), the incidence of obesity in the United States has increased at an epidemic rate during the past 20 years. CDC now estimates that 66% of all Americans are overweight and more than 30% are obese. This increase is not limited to adults. The percentage of young people who are overweight has more than tripled since 1980. Among children and teens aged six to 19 years, 16% (over nine million young people) are considered overweight. There has been a similar dramatic rise in the rate of obesity in Europe and Asia. Furthermore, the cost of this epidemic is significant. The FDA estimates that the total economic cost of obesity is currently about $117 billion per year in the United States, including more than $50 billion in avoidable medical costs. Despite the magnitude of this problem, current approaches to clinical obesity are largely ineffective, and we are aware of relatively few new therapeutic approaches in clinical development.
We are developing novel pharmaceutical treatments for obesity. Our most advanced drug development candidate is ATHX-105, a compound we discovered internally and have extensively analyzed and validated in preclinical studies. We believe that ATHX-105 represents a potential “best-in-class” obesity drug, based on its well validated mechanism of action, as well as the potency and overall safety profile we have observed in preclinical studies. We are developing ATHX-105 as a once-per-day orally administered pill to regulate appetite and reduce food intake in clinically obese individuals, defined as those individuals with a body mass index greater than 30. In addition to ATHX-105, we are developing a diverse portfolio of back-up compounds that act by the same mechanism as ATHX-105, as well as complementary obesity programs that act according to different biological mechanisms of action.
ATHX-105 is designed to act by stimulating a key receptor in the brain that regulates appetite and food intake – the 5HT2c receptor. The role of this receptor in regulating food intake is well understood in both animal models and humans. In 1996, Wyeth Pharmaceuticals launched the anti-obesity drug Redux® (dexfenfluramine), a non-specific serotonin receptor agonist that was used with the stimulant phentermine in a combination commonly known as “fen-phen.” This diet drug combination gained rapid and widespread acceptance in the clinical marketplace, and was shown to be highly effective at regulating appetite, reducing food intake, and causing weight loss. Unfortunately, in addition to stimulating the 5HT2c receptor, fen-phen also stimulated the 5HT2b receptor that is found in the heart. The activation of 5HT2b by fen-phen is believed to have caused significant cardiovascular problems in a number of patients and, as a result, Redux® was withdrawn from the market in 1997. In 1996, doctors wrote 18 million monthly prescriptions for drugs constituting the fen/phen combination. In that same year, these drugs generated sales of greater than $400 million, serving as a benchmark for the substantial market opportunity for an effective drug to treat clinical obesity.
Since the withdrawal of Redux from the market, several groups have published research that implicates stimulation of the 5HT2b receptor as the underlying cause of the cardiovascular problems. These findings suggest that highly selective compounds that stimulate the 5HT2c receptor, but that do not appreciably stimulate the 5HT2b receptor, could be developed that maintain the desired appetite suppressive effects without the cardiovascular toxicity. Recently, Arena Pharmaceuticals developed a selective 5HT2c agonist, Lorcaserin, which exhibits significant selectivity for the 5HT2c receptor relative to the 5HT2b receptor. In a Phase II clinical trial recently conducted by Arena Pharmaceuticals, Lorcaserin was demonstrated to reduce appetite and cause statistically significant weight loss in patients that were administered the drug for a period of three months, without causing any apparent cardiovascular effects. However, at higher doses the drug has been shown to cause dizziness, nausea and headaches, which is believed to be a consequence of its apparently more limited selectivity for the 5HT2c receptor relative to another serotonin receptor expressed in the brain, the 5HT2a receptor. Currently, Lorcaserin is undergoing a large scale, two-year Phase III clinical study that is designed to evaluate safety, including cardiovascular safety, and effectiveness at causing weight loss in patients that are administered Lorcaserin for a period of one year. Lorcaserin is being administered twice per day at a dosage level that is half the level previously observed to cause unacceptable levels of dizziness, nausea and headaches in prior clinical studies.
We initiated a drug development program focused on creating potent and selective compounds that stimulate the 5HT2c receptor, but that avoid the 5HT2b receptor and other receptors, such as 5HT2a. Our specific goal is to develop a once-per-day orally administered pill that reduces appetite by stimulating the 5HT2c receptor, but that does not stimulate the 5HT2b receptor, the 5HT2a receptor, or other receptors that could cause adverse side effects. Based on extensive preclinical studies that we have conducted with ATHX-105, it has been shown to be a highly potent and selective compound that fulfills all of our criteria. We believe that the superior selectivity displayed by ATHX-105 for the 5HT2c receptor relative to both the 5HT2b receptor and the 5HT2a receptor will result in a cleaner safety profile in clinical studies, and may allow us to achieve better efficacy, as well as a more convenient dosing schedule than other 5HT2C agonist programs.
In preclinical testing in rodents, obese animals that received once-daily doses of ATHX-105 exhibited a 57% reduction in daily food intake as compared to animals receiving placebo alone. In addition, after receiving once-daily doses of ATHX-105 for two weeks, these animals weighed 10% less than the animals that were treated with placebo alone. The effect was dose proportional, and animals that received increasing doses of ATHX-105 showed progressively greater weight loss.
In dogs, oral administration of a low dose (0.1mg/kg) of ATHX-105 resulted in a short-term reduction of food intake of approximately 50%, while animals receiving a 10-fold higher dose (1.0 mg/kg) of ATHX-105 exhibited a complete cessation of short-term food intake that resolved over time as the drug cleared. Based upon these results, and the results of other studies that we have conducted, we calculate the effective dose range in dogs to be approximately 0.1 to 0.2 mg/kg.
In extensive preclinical testing in both dogs and monkeys, ATHX-105 appeared to be safe and well tolerated, even when administered at doses substantially higher than those that caused a significant reduction in food intake. In dogs, the MTD was established at 36 mg/kg, a dose level approximately 180 to 360 times higher than the effective dose range observed in short-term food intake studies. We also studied the safety profile of ATHX-105 in cynomolgous monkeys, administering doses for two weeks that are 40 to 50 times greater than the expected effective dose levels in humans, which were well tolerated with no signs of adverse effects.
We submitted a CTA and intend to conduct a Phase I clinical trial in the United Kingdom for ATHX-105. This application was approved in the third quarter of 2006. We intend to initiate the Phase I clinical trial as soon as possible. The Phase I clinical trial will have a standard design evaluating single dose administration, dose escalation, and maximum tolerated dose, followed by a one-week study examining the effect of administration of multiple doses of ATHX-105 to healthy overweight or obese individuals, with a body mass index of 25 to 35 at several different dose levels. Safety monitoring will include the assessment of various cardiovascular parameters. We believe that the Phase I clinical trial can be completed within approximately six months from the time we begin enrollment. Concurrent with the Phase I clinical trial, we will also conduct certain non-clinical studies that must be completed prior to the commencement of subsequent clinical studies.
In addition, we are developing other compounds that are designed to stimulate the 5HT2c receptor with greater potency and/or specificity than ATHX-105. Some of these compounds have demonstrated significant reductions in food intake in rodent models. We plan to subject these compounds to further safety and efficacy testing in animals while we continue to develop ATHX-105. Furthermore, we have created cell lines that express obesity targets that are distinct from 5HT2c by utilizing our other technologies and have screened for compounds using our compound library that are designed to significantly reduce food intake by acting against these targets. Although these compounds are at earlier stages of preclinical development, we believe they represent promising opportunities for future development.

H3 Antagonists for the Treatment of Sleep Disorders and Certain Other Cognitive Disorders
In addition to our obesity program, we are developing a novel class of pharmaceuticals that are designed to enhance wakefulness and promote cognitive abilities. Individuals that suffer from narcolepsy or other conditions that result in excessive daytime sleepiness (“EDS”) may experience persistent tiredness and lack of energy. As a result, such individuals may experience significant difficulty in performing certain tasks, and may suffer an impaired quality of life. More than 100,000 individuals in the U.S. suffer from narcolepsy or EDS. Historically, narcoleptics were treated with amphetamines and related stimulants that had substantial side-effects, but more recently have been prescribed Provigil (modafinil). This compound works by an unknown mechanism, but appears to be relatively free of the stimulant side-effects of amphetamines. In addition to its use for narcolepsy, Provigil is also approved for the treatment of shift work sleep disorder (“SWSD”) and sleep apnea. Sales of Provigil in 2006 were reported to be over $700 million. Although Provigil appears to be an improvement over previous narcolepsy drugs, certain safety concerns were raised by the FDA when Cephalon, Inc. attempted to gain approval of modafinil for attention deficit hyperactivity disorder (“ADHD”), and the company subsequently abandoned efforts in this market.
Similarly, individuals with attention or cognitive disorders may suffer from an inability to focus, solve problems, process information, communicate, and may have memory impairment. Attention and cognitive disorders include ADHD, Alzheimer’s disease and other forms of dementia. Datamonitor estimates that 23 million children in the seven major pharmaceutical markets (United States, France, Germany, Italy, Spain, United Kingdom and Japan) that suffer from ADHD. Research also shows that 60% of children with ADHD maintain the disorder into adulthood. Despite the low rate of diagnosis, ADHD drug revenues reached $2.5 billion in 2004, 97% of which was generated within the United States. Currently available treatments cause side effects and do not adequately address the clinical need. Ritalin® (methylphenidate) is the most widely prescribed ADHD therapy. As a stimulant with abuse potential, it has been classified as a controlled substance by the FDA and the U.S. Drug Enforcement Agency. We believe there exists a tremendous market opportunity as diagnosis and awareness of ADHD is improved.
We are developing multiple classes of highly selective and potent compounds designed to block the H3 receptor and have established a program to develop non-stimulant, non-addictive, orally administered drugs for the treatment of narcolepsy or other conditions related to excessive daytime sleepiness.
Our histamine H3 receptor antagonists represent a new class of drugs that could have an improved efficacy and safety profile relative to existing drugs used for the treatment of narcolepsy and related sleep disorders. The H3 receptor regulates levels of histamine and other neurotransmitters in certain areas of the brain that play a direct role in regulating sleep and cognitive function. In animal models, H3 receptor antagonists have been shown to increase histamine release in the brain and improve wakefulness, attention and learning. In a preclinical study recently conducted at an independent lab, we have tested one of our more advanced compounds in a well validated rodent sleep model. During the study, this compound significantly enhanced wakefulness without causing apparent adverse events. In comparison to modafinil or caffeine, this compound was far more potent, achieving a comparable or better effect on wakefulness at substantially lower doses. In addition, this compound did not appear to cause the excessive rebound sleepiness that is a characteristic of other agents used to promote wakefulness, such as amphetamines.
We intend to continue the study of this compound for potential applications in treating narcolepsy, excessive daytime sleepiness, and certain attention or cognitive disorders. In addition, we intend to conduct additional pharmacology and safety testing. If these studies are successful, and depending on the availability of capital resources, we would consider filing an IND for the initiation of clinical trials. Recently, pharmaceutical companies such as Glaxo-SmithKline and Johnson & Johnson have advanced H3 antagonists into clinical trials for the treatment of conditions such as narcolepsy and dementia, respectively.
Regenerative Medicine Programs
MultiStem — A Novel Approach to Stem Cell Therapy
In addition to our pharmaceutical programs, we are developing a novel, proprietary nonembryonic stem cell product candidate, MultiStem, that we believe has potential utility for treating a broad range of diseases and could have widespread application in the field of clinical regenerative medicine such as in the treatment of damage from heart attack, bone marrow transplant support and graft versus host disease (“GVHD”), stroke, and potentially other areas. We believe that MultiStem represents a significant advancement in the field of stem cell therapy.
The therapeutic benefit of bone marrow transplantation has been recognized for decades, and its clinical use has grown since Congress passed the National Organ Transplant Act in 1984, and the National Marrow Donor Registry was established in 1990. However, for several reasons, widespread bone marrow or stem cell transplantation has yet to become a reality. Some of the limitations that have prevented broader clinical application of bone marrow or stem cell transplantation include the requirement for tissue matching between donor and recipient, the inability to efficiently produce significant quantities of stem cells, and a range of potential safety issues. While the field of stem cell therapy is very promising, it is also highly controversial and fraught with challenges.
A stem cell therapy that has the potential to address the challenges mentioned above could represent a breakthrough in the field of regenerative medicine, since it could greatly expand the clinical areas that utilize stem cell therapy or other forms of regenerative medicine. In 2002, Dr. Catherine Verfaillie and her team published research first describing a rare and novel stem cell, the MAPC, which may be isolated from adult bone marrow as well as other nonembryonic tissues. In their potential product form, we refer to these cells as MultiStem. These cells exhibit several important biological properties, including:
•	Broad plasticity and multiple potential mechanisms of action. MultiStem cells have a demonstrated ability in animal models to form multiple cell types and appear to be able to deliver therapeutic benefit through multiple mechanisms, such as producing factors that protect tissues against damage and inflammation, as well as enhancing or playing a direct role in revascularization or tissue regeneration.

•	Large scale production. Unlike conventional stem cells, such as blood-forming or hematopoietic stem cells, MultiStem cells may be produced on a large scale, processed, and cryogenically preserved, and then used clinically in a rapid and efficient manner. Material obtained from a single donor may be used to produce hundreds of thousands or even millions of individual doses.

•	“Off-the-shelf” utility. Unlike traditional bone marrow or hematopoietic stem cell transplants, which require extensive genetic matching between donor and recipient, MultiStem cells do not appear, based on preclinical testing in animals, to require extensive tissue matching prior to administration. MultiStem treatment may be allogeneic, meaning that these cells do not need to be genetically matched between donor and recipient. This feature, combined with the ability to establish large MultiStem banks, could make it practical for clinicians to efficiently deliver stem cell therapy to a large number of patients.

•	Safety. Other stem cell types, such as embryonic stem cells, can pose serious safety risks, such as the formation of tumors or ectopic tissue. In contrast, MultiStem cells have an outstanding safety profile that has been compiled over several years of preclinical study in a range of animal models by a variety of investigators.
At each step of the MultiStem production process, cells are analyzed and qualified according to pre-established criteria to ensure that a consistent, well characterized product candidate is produced. Cells are harvested from a pre-qualified donor and then expanded to form a Master Cell Bank. In March 2007, we and our manufacturing partner, Lonza, announced the successful establishment of a Master Cell Bank produced under Good Manufacturing Practices (“GMP”) and the production of clinical grade material for our initial clinical trials.
MultiStem allows us to pursue multiple high value commercial opportunities from a single product platform, since we believe it has potential application in a range of disease states and therapeutic areas. For example, based on numerous preclinical discussions with the FDA, we believe that we will be able to use data and information from preclinical safety studies for the development of MultiStem for treating multiple distinct diseases in parallel. This will be achieved by establishing a central file with the FDA, also known as a Master File, that contains data from multiple safety studies as well as information related to product manufacturing and characterization. As a result, we expect to be able to efficiently add additional clinical indications as we further expand the scope of potential applications for MultiStem, enabling us to reduce costs and shorten development timelines in comparison to traditional single-use drug development programs.
MultiStem for Heart Disease, Stroke & Bone Marrow Transplant Support/GVHD
Working with independent investigators at a number of leading institutions, such as the University of Minnesota, the Cleveland Clinic, the National Institutes of Health, the Medical College of Georgia, and the University of Oregon Health Sciences Center, we have studied MultiStem in a range of animal models that reflect various types of human disease or injury, such as myocardial infarction, stroke, brain damage due to restricted blood flow in newborns, vascular disease, and bone marrow transplant support/GVHD. In addition, we are exploring, or intend to explore, the potential application of MultiStem in the treatment of a range of other conditions such as certain blood or immune deficiencies and various autoimmune diseases.
As stated above, we have consistently observed that MultiStem is safe and effective in animal models. As a result, we initially plan, subject to the availability of adequate resources, to advance MultiStem into clinical development in three areas: damage caused by myocardial infarction; support in the oncology setting to reduce certain complications associated with bone marrow transplantation; and for stroke caused by a blockage of blood flow in the brain. For these areas, we intend to use one MultiStem cell product, produced and validated with a single manufacturing platform.
Heart Disease
Myocardial infarction is one of the leading causes of death and disability in the United States. Myocardial infarction is caused by the blockage of one or more arteries that supply blood to the heart. Such blockages can be caused, for example, by the rupture of an atherosclerotic plaque. According to the American Heart Association 2007 Statistical Update, there were approximately 865,000 cases of myocardial infarction that occurred in the United States in 2004 and approximately 7.9 million individuals living in the United States that had previously suffered a heart attack. In addition, there were more than 452,000 deaths that occurred from various forms of ischemic heart disease, and 156,000 deaths due directly to myocardial infarction in 2004. A variety of risk factors are associated with an elevated risk of myocardial infarction or atherosclerosis, including age, high blood pressure, smoking, sedentary lifestyle, and genetics. While advances in the diagnosis, prevention, and treatment of heart disease have had a positive impact, there is clearly room for improvement – myocardial infarction remains a leading cause of death and disability in the United States and the rest of the world.
MultiStem has been studied in validated animal models of acute myocardial infarction at both the Cleveland Clinic and the University of Minnesota. Investigators demonstrated that the administration of allogeneic MultiStem into the hearts of animals damaged by experimentally induced heart attacks resulted in significant functional improvement in cardiac output and other functional parameters compared with animals that received placebo or no treatment. Further, the administration of the immunosuppressive drug was not required and provided no additional benefit in this study, and supports the concept of potentially using MultiStem as an allogeneic product.
Working with a qualified contract research organization, we have initiated additional preclinical studies in established pig models of acute myocardial infarction, examining various factors such as the route and method of MultiStem administration, dose ranging, and timing of treatment. Pending the results of these and other studies, we intend to file an IND for the use of MultiStem for the treatment of acute myocardial infarction.
Oncology Support
A second focus of our regenerative medicine program is the use of MultiStem for bone marrow transplant and oncology support. For many types of cancer, such as leukemia or other blood-borne cancers, treatment typically involves radiation therapy or chemotherapy, alone or in combination. Such treatment can substantially deplete the cells of the blood and immune system, by reducing the number of stem cells in the bone marrow from which they arise. The more intense the radiation treatment or chemotherapy, the more severe the resulting depletion of the bone marrow, blood, and immune system. However, other tissues may also be affected, such as cells in the digestive tract and in the pulmonary system. The result may be severe anemia, immunodeficiency, significant reduction in digestive capacity, and other problems, which may result in significant disability or death.

One strategy for treating the depletion of bone marrow is to perform a bone marrow transplant. This approach may augment the patient’s ability to form new blood and immune cells and provide a significant survival advantage. However, finding a closely matched donor is frequently difficult or even impossible. Even when such a donor is found, in many cases there are immunological complications, such as GVHD, which may result in death or serious disability.
Working with leading experts in the stem cell and bone marrow transplantation field, we have studied MultiStem in animal models of radiation therapy and GVHD. In multiple animal models, MultiStem has been shown to be non-immunogenic, even when administered without the genetic matching that is typically required for conventional bone marrow or stem cell transplantation. Furthermore, in animal model systems testing immune reactivity of T-cells against unrelated donor tissue, MultiStem has been shown to suppress the T-cell-mediated immune responses that are an important factor in causing GVHD. MultiStem-treated animals also displayed a significant increase in survival relative to controls. As a result, we believe that the administration of MultiStem in conjunction with standard bone marrow transplantation may have the potential to reduce the incidence or severity of complications and may enhance other important functions.
Several of our collaborators are leading experts in the field of bone marrow transplantation, including Dr. Richard Maziarz from Oregon Health Sciences University, Dr. John Wagner from the University of Minnesota and Dr. Hillard Lazarus from University Hospitals of Cleveland. We plan to initiate a company-sponsored Phase I/II clinical trial with these clinical investigators to evaluate MultiStem administration in support of bone marrow transplantation for the treatment of certain cancers of the blood and immune system. We are currently completing the preclinical requirements that we believe will enable us to file an IND for this indication.
Stroke
A third focus of our regenerative medicine program is the use of MultiStem for the treatment of neurological injury as a result of ischemic stroke, which accounts for 80% of all strokes. Recent progress toward the development of safer and more effective treatments for ischemic stroke has been disappointing. Despite the fact that stroke is one of the leading causes of death and disability in the United States, affecting more than 700,000 new patients annually according to the CDC, there has been little progress toward the development of treatments that improve the prognosis for stroke victims. The only FDA-approved drug currently available for ischemic stroke is the anti-clotting factor, tPA, which must be administered to the patient within three to six hours of the onset of the stroke. Administration of tPA after this time frame is not recommended, since it can cause bleeding or even death. Given this limited therapeutic window, it is estimated that less than 5% of ischemic stroke victims currently receive treatment with tPA.
In preclinical studies conducted by investigators at both the University of Minnesota and the Medical College of Georgia, significant functional improvements have been observed in rodents that have undergone an experimentally induced stroke, or that have incurred significant neurological damage as a result of neonatal hypoxic ischemia, and then received treatment with MultiStem. Through research conducted by collaborators at the Medical College of Georgia and presented at the annual American Academy of Neurology meeting in April 2006, we observed that administration of MultiStem even one week after a surgically induced stroke results in substantial long-term therapeutic benefit, as evidenced by the improvement of treated animals compared with controls in a battery of tests examining mobility, strength, fine motor skills, and other aspects of neurological functional improvement. These results have been confirmed in subsequent studies that demonstrate MultiStem treatment is well tolerated, does not require immunosuppression, and results in a robust and durable therapeutic benefit even when administered one week after the initial stroke event.
Upon completion of remaining preclinical safety studies, we intend to submit an IND for this application. The initiation of the initial clinical study will depend on the availability of capital resources.
We believe that MultiStem could have broad potential to treat a range of conditions. In addition to the above programs, we are actively collaborating or intend to collaborate with other highly qualified investigators to evaluate the potential benefits of MultiStem in other disease indications, such as various blood and immune deficiencies, certain autoimmune diseases, and other potential indications.

Other Key Technologies
In addition to our product development programs, we have developed RAGE, a patented technology that provides us with the ability to produce human cell lines that express specific, biologically well validated drug targets without relying upon cloned and isolated gene sequences. This technology platform provides us with broad freedom to work with drug targets that may be inaccessible to most other companies as a result of intellectual property restrictions on the use of specific cloned and isolated genes. Over the past several years, we have produced cell lines that express drug targets in a range of disease areas such as metabolic disease, infectious disease, oncology, cardiovascular disease, inflammation, and central nervous system disorders. Many of these were produced for drug development programs at major pharmaceutical companies that we have collaborated with, and some have been produced for our internal drug development programs.
Competition
We face significant competition with respect to the various dimensions of our business. With regards to our efforts to develop ATHX-105 or other compounds for the treatment of obesity, there are already approved therapeutic products on the market, such as Xenical, which is marketed by Roche, and Meridia, which is marketed by Abbott Pharmaceuticals. However, both of these drugs can have side effects that we believe have limited their adoption by patients and clinicians. For example, potential side effects associated with taking Xenical include cramping, intestinal discomfort, flatulence, diarrhea, and leakage of oily stool. Potential side effects associated with taking Meridia include increased blood pressure and heart rate, headache, dry mouth, constipation, and insomnia. Individuals with high blood pressure, heart disease, irregular heart beat, or a history of stroke are cautioned not to take Meridia.
In addition to these products, other companies are actively developing novel therapeutic products for the treatment of obesity, including Sanofi-Aventis, which is developing the drug Rimonabant, which acts by suppressing appetite by blocking the CB1 receptor, also known as the marijuana receptor for its recognized role as the site of action of the cannabinoids found in marijuana that can stimulate appetite. In February 2006, an FDA advisory panel issued a recommendation for approval of Rimonabant for use in treating obesity. In Phase III clinical trials, patients taking Rimonabant exhibited statistically significant weight loss. Notable adverse events among some patients taking the drug included respiratory infection, dizziness, nausea, anxiety, and depression, which were observed at higher frequency among patients taking the drug relative to those taking placebo in the control group.
Other companies are also attempting to develop novel 5HT2c agonists. One company, Arena Pharmaceuticals, recently completed a Phase II clinical trial with its novel product candidate APD356, also referred to as Lorcaserin. Clinically obese patients taking 10 mg of the drug twice per day exhibited statistically significant weight loss over the three-month study period, exhibiting an average loss of 7.9 lbs, compared to those taking the placebo, who lost an average of 0.7 lbs. All patients on the study underwent cardiovascular safety monitoring both during and after the study, and there were no reported adverse events with respect to cardiovascular safety according to the company. Potential side effects observed among patients taking the drug at 10 mg dose twice per day included headache (26.7% vs. 17.8% in the placebo group), dizziness (7.8% vs. 0% in the placebo group), nausea (11.2% vs. 3.4% in the placebo group), and vomiting (5.2% vs. 0.8% in the placebo group).
In February 2007, Arena Pharmaceuticals announced that it had completed enrollment of 3,182 patients in a double blind, randomized and placebo controlled Phase III study of Lorcaserin designed to evaluate safety and efficacy of twice daily 10 mg doses of Lorcaserin administered for one year. The primary efficacy endpoint is the percentage of patients exhibiting greater than 5% weight loss over baseline at 52 weeks. An independent Data Safety Monitoring Board will evaluate cardiovascular safety in all patients at 6, 12, 18 and 24 months after initiation of the trial. The results of the initial six-month review are expected in the third quarter of 2007.
There are many other companies attempting to develop novel treatments for obesity, and a wide range of approaches are being taken. Some of these companies include large, multinational pharmaceutical companies such as Pfizer Inc, Bristol-Myers Squibb, Merck & Co., Inc., Roche, Sanofi-Aventis, GlaxoSmithKline, and others. There are also a variety of biotechnology companies developing treatments for obesity, including Amgen, Inc., Regeneron, Nastech Pharmaceutical Company, Alizyme, Amylin Pharmaceuticals, Neurocrine Biosciences, Shionogi & Co., Ltd., Metabolic Pharmaceuticals, Kyorin Pharmaceutical Co., Ltd., VIVUS, Inc., and others. It is likely that, given the magnitude of the market opportunity, many companies will continue to focus on the obesity area, and that competition will remain high. If we are successful at developing ATHX-105 or another compound as a safe and effective treatment for obesity, it is likely that other companies will attempt to develop safer and more effective 5HT2c agonists, or will attempt to combine therapies in an effort to establish a safer and more effective therapeutic product.
We also face significant competition with respect to our efforts to develop MultiStem as a novel stem cell therapy. Currently, there are a number of companies that are actively developing stem cell products, which encompass a range of different cell types, including embryonic stem cells, umbilical cord stem cells, adult-derived stem cells, and processed bone marrow derived cells. These include both public companies, such as Osiris, Genzyme, Geron, Genentech Inc., Aastrom Biosciences, Inc., Stem Cells Inc., Cell Genesys, Inc., Viacell, Celgene Corporation, Advanced Cell Technology, CRYO-CELL International, Mesoblast Limited, and Cytori Therapeutics, and private companies, such as Cognate Therapeutics, Neuronyx, Inc., Gamida Cell, Arteriocyte, Plureon Corporation, and others. Given the magnitude of the potential opportunity for stem cell therapy, we expect competition in this area to intensify in the coming years.
Finally, we face competition with respect to our ability to produce drug targets for our drug development programs. There are many companies with established intellectual property that seek to restrict or protect the use of specific drug targets, including Incyte Corporation, Millennium Pharmaceuticals, Human Genome Sciences, Lexicon Genetics, CuraGen Corporation, Exelixis, Myriad Genetics, Sangamo BioSciences, and others.
We believe our most significant competitors are fully integrated pharmaceutical companies and more established biotechnology companies that have substantially greater financial, technical, sales, marketing, and human resources than we do. These companies may succeed in obtaining regulatory approval for competitive products more rapidly than we can for our products. In addition, our competitors may develop technologies and products that are cheaper, safer or more effective than those being developed by us or that would render our technology obsolete. Furthermore, some of these companies may feel threatened by our activities, and attempt to delay or impede our efforts to develop our products, or apply our technologies.
Intellectual Property
We rely on a combination of patent applications, patents, trademarks, and contractual provisions to protect our proprietary rights. We believe that to have a competitive advantage, we must develop and maintain the proprietary aspects of our technologies. Currently, we require our officers, employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, and other advisors to execute confidentiality agreements in connection with their employment, consulting, or advisory relationships with us, where appropriate. We also require our employees, consultants, and advisors who we expect to work on our products to agree to disclose and assign to us all inventions conceived during the work day, developed using our property, or which relate to our business.
We have established a broad intellectual property portfolio related to our key functional genomics technologies and product candidates. We have a broad patent estate with claims directed to compositions, methods of making, and methods of using our small molecule drug candidates. In our 5HT2c program, we have filed four patent applications with broad claims directed to ATHX-105, related compounds in the same chemical series from which ATHX-105 was derived, and back-up and second generation compounds from distinct chemical series. In our Histamine H3 program, we have filed four patent applications with broad claims directed to compounds from two distinct chemical series. All compounds described in these patent applications were discovered at Athersys. In addition, we currently have twelve issued U.S. patents and various issued international patents relating to compositions and methods for the RAGE technology. These patents will expire in 2017. In addition, we have five U.S. and various pending international patents relating to the RAGE technology. There are also several patent applications relating to human proteins and candidate drug targets that we have identified through the application of RAGE and our other technologies.
We have a broad patent estate with claims directed to compositions, methods of production, and methods of use of MultiStem and related technologies. We acquired the stem cell technology for our MultiStem product candidate, MAPCs, as a result of our 2003 acquisition of a holding company for the intellectual property related to stem cells originally discovered at the University of Minnesota. We have one issued U.S. patent related to this technology, and three U.S. patent applications, as well as many corresponding international patent applications. We also have an exclusive license to additional MAPC-related inventions made by the University of Minnesota including 16 pending patent applications related to these inventions. The exclusive license expires in May 2009, and the University of Minnesota is entitled to a royalty on net sales of products developed from the MAPC technology. In addition, there are five pending applications related to research conducted by Athersys and its collaborators.
We believe that we have broad freedom to use and commercially develop our technologies and product candidates. However, if successful, a patent infringement suit brought against us may force us or any of our collaborators or licensees to stop or delay developing, manufacturing, or selling potential products that are claimed to infringe a third party’s intellectual property, unless that party grants us rights to use its intellectual property. In such cases, we may be required to obtain licenses to patents or proprietary rights of others to continue to commercialize our products. However, we may not be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all. Even if we were able to obtain rights to the third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property. Ultimately, we may be unable to commercialize some of our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.
Government Regulation
Any products we may develop and our research and development activities are subject to stringent government regulation in the United States by the FDA and, in many instances, by corresponding foreign and state regulatory agencies. The European Union (“EU”) has vested centralized authority in the European Medicines Evaluation Agency and Committee on Proprietary Medicinal Products to standardize review and approval across EU member nations.
These regulatory agencies enforce comprehensive statutes, regulations, and guidelines governing the drug development process. This process involves several steps. Initially, the company must generate preclinical data to show safety before human testing may be initiated. In the United States, the drug company must submit an IND to the FDA prior to securing authorization for human testing. The IND must contain adequate data on product candidate chemistry, toxicology and metabolism and, where appropriate, animal research testing to support initial safety.
A CTA is the European equivalent of the U.S. IND. CTA requirements are issued by the Medicines and Healthcare Products Regulatory Agency, the United Kingdom’s health authority and were enacted through the U.K. Medicines for Human Use (Clinical Trials) Regulations 2004, which implemented the EU Clinical Trials Directive in the United Kingdom.
Any of our product candidates will require regulatory approval and compliance with regulations made by U.S. and foreign government agencies prior to commercialization in such countries. The process of obtaining FDA or foreign regulatory agency approval has historically been extremely costly and time consuming. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale, and distribution of biologics and new drugs.
The standard process required by the FDA before a pharmaceutical agent may be marketed in the United States includes:
•	preclinical tests in animals that demonstrate a reasonable likelihood of safety and effectiveness in human patients;

•	submission to the FDA of an IND, which must become effective before clinical trials in humans can commence. If Phase I clinical trials are to be conducted initially outside the United States, a different regulatory filing is required, depending on the location of the study;

•	adequate and well controlled human clinical trials to establish the safety and efficacy of the drug or biologic in the intended disease indication;

•	for drugs, submission of a New Drug Application (“NDA”) or a Biologic License Application (“BLA”), with the FDA; and

•	FDA approval of the NDA or BLA before any commercial sale or shipment of the drug.
Preclinical studies can take several years to complete, and there is no guarantee that an IND based on those studies will become effective to permit clinical trials to begin. Once clinical trials are initiated, they generally take five to seven years, or longer, to complete. After completion of clinical trials of a new drug or biologic product, FDA approval of the NDA or BLA must be obtained. This process requires substantial time and effort and there is no assurance that the FDA will accept the NDA or BLA for filing and, even if filed, that the FDA will grant approval. In the past, the FDA’s approval of an NDA or BLA has taken, on average, one to two years, but in some instances may take substantially longer. If questions regarding safety or efficacy arise, additional studies may be required, followed by a resubmission of the NDA or BLA. Review and approval of an NDA or BLA can take up to several years.
In addition to obtaining FDA approval for each product, each drug manufacturing facility must be inspected and approved by the FDA. All manufacturing establishments are subject to inspections by the FDA and by other federal, state, and local agencies, and must comply with GMP requirements. We do not currently have any GMP manufacturing capabilities, and will rely on contract manufacturers to produce ATHX-105 or MultiStem for any clinical studies that we may conduct.
We must also obtain regulatory approval in other countries in which we intend to market any drug. The requirements governing conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. FDA approval does not ensure regulatory approval in other countries. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In some countries, the sale price of the drug must also be approved. The pricing review period often begins after market approval is granted. Even if a foreign regulatory authority approves a drug product, it may not approve satisfactory prices for the product.
In addition to regulations enforced by the FDA, we are also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other present and potential future federal, state, or local regulations. Our research and development involves the controlled use of hazardous materials, chemicals, biological materials, and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials currently comply in all material respects with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our available resources.
Employees
We believe that our success will be based on, among other things, the quality of our science, our ability to invent and develop superior and innovative technologies and products, and our ability to attract and retain capable management and other personnel. We have assembled a high quality team of scientists and executives with significant experience in the biotechnology and pharmaceutical industries.
As of March 31, 2007, we employed 30 individuals, of whom 12 hold Ph.D. degrees and four hold other advanced degrees. In addition to our employees, we also use the service and support of several outside consultants and advisors. None of our employees is represented by a union, and we believe relationships with our employees are good.
Collaborations and Partnerships
Angiotech
In May 2006, we established a collaboration with Angiotech that is focused on co-developing MultiStem for the treatment of damage caused by myocardial infarction or peripheral vascular disease. In support of the collaboration, Angiotech purchased $10,000,000 in aggregate principal amount of subordinated convertible promissory notes, the principal amount of which was automatically converted along with accrued interest into our Common Stock upon the closing of the Offering. We may also receive additional equity investments and cash payments based upon the successful achievement of specified clinical development and commercialization milestones. Under the terms of the collaboration, the parties will jointly fund clinical development activity with Angiotech paying for the majority of any Phase III trial costs. We will have lead responsibility for preclinical and early clinical development and manufacturing of the MultiStem product. Angiotech will take the lead on pivotal and later clinical trials and commercialization. The parties will share net profits from the sale of any approved products. In addition, we will retain the commercial rights to MultiStem for all other therapeutic applications, including treatment of stroke, bone marrow transplantation and oncology support, blood and immune system disorders, autoimmune disease, and other indications that we may elect to pursue.
Bristol-Myers Squibb
In December 2000, we entered into a collaboration with Bristol-Myers Squibb to provide cell lines expressing well validated drug targets produced using our RAGE technology for compound screening and development. This initial collaboration was expanded in 2002 and again in 2006. Bristol-Myers Squibb uses the cell lines in its internal drug development programs and, in exchange, we receive license fee and milestone payments and will be entitled to receive royalties on the sale of any approved products.
RISK FACTORS
Risks Related To Our Business and Our Industry
We have incurred losses since inception and expect to incur significant net losses in the foreseeable future and may never become profitable.
Since Athersys’ inception in 1995, it has incurred significant losses and negative cash flows from operations. Athersys has incurred net losses of $15.2 million in 2004, $14.6 million in 2005 and $10.6 million in 2006. As of December 31, 2006, Athersys had an accumulated deficit of $141.6 million, and anticipates incurring additional losses for at least the next several years. We expect to spend significant resources over the next several years to enhance our technologies and to fund research and development of our pipeline of potential products. To date, substantially all of Athersys’ revenue has been derived from corporate collaborations, license agreements, and government grants. In order to achieve profitability, we must develop products and technologies that can be commercialized by us or through future collaborations. Our ability to generate revenues and become profitable will depend on our ability, alone or with potential collaborators, to timely, efficiently and successfully complete the development of our product candidates. We have never earned revenue from selling a product and we may never do so, as none of our product candidates have been tested yet in humans. We cannot assure you that we will ever earn revenue or that we will ever become profitable. If we sustain losses over an extended period of time, we may be unable to continue our business.
We will need substantial additional funding to develop our products and for our future operations. If we are unable to obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our product development or may be unable to continue our business.
The development of our product candidates will require a commitment of substantial funds to conduct the costly and time-consuming research, which may include preclinical and clinical testing, necessary to obtain regulatory approvals and bring our products to market. Net cash used in Athersys’ operations was $11.7 million in 2004, $12.1 million in 2005 and $8.4 million in 2006. We anticipate the amount of operating funds that we use will continue to increase along with our operating expenses over at least the next several years as we plan to begin costly clinical trials of ATHX-105 and MultiStem, as well as continue to advance our various research and product development activities. We believe that our planned capital needs will be met for approximately three years. Our future capital requirements will depend on many factors, including:
•	the progress and costs of our research and development programs, including our ability to develop our current portfolio of therapeutic products, or discover and develop new ones;

•	our ability, or our partners ability and willingness, to advance partnered products or programs;

•	the cost of prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	the progress, scope, costs, and results of our preclinical and clinical testing of any current or future pharmaceutical or MultiStem related products;

•	the time and cost involved in obtaining regulatory approvals;

•	the cost of manufacturing our product candidates;

•	expenses related to complying with GMP manufacturing of therapeutic product candidates;

•	costs of financing the purchases of additional capital equipment and development technologies;

•	competing technological and market developments;

•	our ability to establish and maintain collaborative and other arrangements with third parties to assist in bringing our products to market and the cost of such arrangements.

•	the amount and timing of payments or equity investments that we receive from collaborators or changes in or terminations of future or existing collaboration and licensing arrangements and the timing and amount of expenses we incur to supporting these collaborations and license agreements;

•	costs associated with the integration of any new operation, including costs relating to future mergers and acquisitions with companies that have complementary capabilities;

•	expenses related to the establishment of sales and marketing capabilities for products awaiting approval or products that have been approved;

•	the level of our sales and marketing expenses; and

•	our ability to introduce and sell new products.
We cannot assure you that we will not need additional capital sooner than currently anticipated. We will need to raise substantial additional capital to fund our future operations. We cannot be certain that additional financing will be available on acceptable terms, or at all. In recent years, it has been difficult for companies to raise capital due to a variety of factors, which may or may not continue. To the extent we raise additional capital through the sale of equity securities, the ownership position of our existing stockholders could be substantially diluted. If additional funds are raised through the issuance of preferred stock or debt securities, these securities are likely to have rights, preferences and privileges senior to our Common Stock. Fluctuating interest rates could also increase the costs of any debt financing we may obtain.
Failure to successfully address ongoing liquidity requirements will have a material adverse effect on our business. If we are unable to obtain additional capital on acceptable terms when needed, we may be required to take actions that harm our business and our ability to achieve cash flow in the future, including possibly the surrender of our rights to some technologies or product opportunities, delaying our clinical trials or curtailing or ceasing operations.
We are heavily dependent on the successful development and commercialization of our two key product candidates, ATHX-105 and MultiStem, and if we encounter delays or difficulties in the development of either or both candidates, our business would be harmed.
We are developing multiple therapeutic product candidates, but we are heavily dependent upon the successful development of two particular product candidates: ATHX-105 for the treatment of obesity and MultiStem initially for the treatment of damage caused by certain cardiovascular disorders and for the treatment of bone marrow transplant support and GVHD. Our business would be materially harmed if we encounter difficulties in the development of either of these product candidates, such as: delays in the ability to make either product in quantities or in a form that is suitable for any required preclinical studies or clinical trials; delays in the design, enrollment, implementation or completion of required preclinical studies and clinical trials; an inability to follow our current development strategy for obtaining regulatory approval from the FDA because of changes in the regulatory approval process; less than desired or complete lack of efficacy or safety in preclinical studies or clinical trials; and intellectual property constraints that prevent us from making, using, or commercializing either product candidate.
The results seen in animal testing of our product candidates may not be replicated in humans.
This Current Report discusses the safety and efficacy seen in preclinical testing of our lead product candidates, including ATHX-105 and MultiStem, in animals, but we may not see positive results when ATHX-105, MultiStem or any of our other product candidates undergo clinical testing in humans in the future. Preclinical studies and Phase I clinical trials are not primarily designed to test the efficacy of a product candidate in humans, but rather to test safety, to study pharmacokinetics and pharmacodynamics, and to understand the product candidate’s side effects at various doses and schedules. Success in preclinical studies or completed clinical trials does not ensure that later studies or trials, including continuing preclinical studies and large-scale clinical trials, will be successful nor does it necessarily predict future results. The rate of failure is quite high, and many companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Product candidates may fail to show desired safety and efficacy in larger and more diverse patient populations in later stage clinical trials, despite having progressed through early stage trials. Negative or inconclusive results from any of our ongoing preclinical studies or clinical trials could result in delays, modifications, or abandonment of ongoing or future clinical trials and the termination of our development of a product candidate. Additionally, even if we are able to successfully complete pivotal Phase III clinical trials, the FDA still may not approve our product candidates.
Our products are in an early stage of development and we currently have no therapeutic products approved for sale. Our product candidates require additional research, development, testing, expert reviews and/or regulatory approvals before marketing. We may be unable to develop, obtain regulatory approval or market any of our product candidates. If our product candidates are delayed or fail, our financial condition will be negatively affected, and we may have to curtail or cease our operations.
We are in the early stage of product development, and we are dependent on the application of our technologies to discover or develop therapeutic product candidates. We currently do not sell any approved therapeutic products and do not expect to have any products commercially available for several years, if at all. You must evaluate us in light of the uncertainties and complexities affecting an early stage biotechnology company. Our product candidates require additional research and development, preclinical testing, clinical testing and regulatory review and/or approvals clearances before marketing. Our strategy of using our technologies for the development of therapeutic products involves new approaches, some of which are unproven. To date, no one to our knowledge has developed or commercialized any therapeutic products using our technologies and we might never commercialize any product using our technologies and strategy. There are many reasons that our product candidates may fail or not advance to commercialization, including the possibility that our product candidates may be ineffective, unsafe or associated with unacceptable side effects; our product candidates may fail to receive the necessary regulatory approvals or otherwise fail to meet applicable regulatory standards; our product candidates may be too expensive to develop, manufacture or market; other parties may hold or acquire proprietary rights that could prevent us or our potential collaborators from developing or marketing our product candidates; physicians, patients, third-party payers or the medical community in general may not accept or use our contemplated pharmaceutical products; our potential collaborators may withdraw support for or otherwise impair the development and commercialization of our product candidates; or others may develop equivalent or superior products.
In addition, we may not succeed in developing new product candidates as an alternative to our existing portfolio of product candidates. If our current product candidates are delayed or fail, or we fail to successfully develop and commercialize new product candidates, our financial condition may be negatively affected, and we may have to curtail or cease our operations.
We may not successfully maintain our existing collaborative and licensing arrangements, or establish new ones, which could adversely affect our ability to develop and commercialize our product candidates.
A key element of our business strategy is to commercialize some of our product candidates through collaborations with other companies. Our pharmaceutical strategy includes establishing collaborations and licensing agreements with one or more pharmaceutical, biotechnology or device companies, preferably after we have advanced product candidates through the initial stages of clinical development. However, we may not be able to establish or maintain such licensing and collaboration arrangements necessary to develop and commercialize our product candidates, or do so on terms that are acceptable to us. Even if we are able to maintain or establish licensing or collaboration arrangements, these arrangements may not be on favorable terms and may contain provisions that will restrict our ability to develop, test and market our product candidates. Any failure to maintain or establish licensing or collaboration arrangements on favorable terms could adversely affect our business prospects, financial condition or ability to develop and commercialize our product candidates.
We expect to rely at least in part on third party collaborators to perform a number of activities relating to the development and commercialization of our product candidates, including the manufacturing of product materials, the design and conduct of clinical trials for our pharmaceutical formulations, and potentially the obtaining of regulatory approvals and marketing and distribution of any successfully developed products. Our collaborative partners may also have or acquire rights to control aspects of our product development and clinical programs. As a result, we may not be able to conduct these programs in the manner or on the time schedule we currently contemplate. In addition, if any of these collaborative partners withdraw support for our programs or product candidates or otherwise impair their development, our business could be negatively affected. To the extent we undertake any of these activities internally, our expenses may increase.
In addition, our success depends on the performance of our collaborators of their responsibilities under these arrangements. Some potential collaborators may not perform their obligations in a timely fashion or in a manner satisfactory to us. Because such agreements may be exclusive, we may not be able to enter into a collaboration agreement with any other company covering the same product field during the applicable collaborative period. In addition, our collaborators’ competitors may not wish to do business with us at all due to our relationship with our collaborators. If we are unable to enter into additional product discovery and development collaborations, our ability to sustain or expand our business will be significantly diminished.
Additionally, our agreements with our collaborators and licensees may have provisions that give rise to disputes regarding the rights and obligations of the parties. These and other possible disagreements could lead to termination of the agreement or delays in collaborative research, development, supply, or commercialization of certain product candidates, or could require or result in litigation or arbitration. Moreover, disagreements could arise with our collaborators over rights to intellectual property or our rights to share in any of the future revenues of products developed by our collaborators. Conflicts of interest may develop between us and our collaborators concerning competing programs or product development efforts, which may prompt them to terminate certain development activities that relate to our products or programs, and potentially resulting in unexpected funding limitations. These kinds of disagreements could also result in costly and time-consuming litigation. Any such conflicts with our collaborators could reduce our ability to obtain future collaboration agreements and could have a negative impact on our relationship with existing collaborators, adversely affecting our reputation and revenues.
If our collaborators do not devote sufficient time and resources to successfully carry out their contracted duties or meet expected deadlines, we may not be able to advance our product candidates in a timely manner or at all.
Typically, we cannot control the amount of resources or time our collaborators may devote to our programs or potential products that may be developed in collaboration with us. We are currently involved in multiple research and development collaborations with academic and research institutions. These collaborators frequently depend on outside sources of funding to conduct or complete research and development, such as grants or other awards. In addition, our academic collaborators may depend on graduate students, medical students, or research assistants to conduct certain work, and such individuals may not be fully trained or experienced in certain areas, or they may elect to discontinue their participation in a particular research program, creating an inability to complete ongoing research in a timely and efficient manner. As a result of these uncertainties, we are unable to control the precise timing and execution of any experiments that may be conducted. In addition, if a corporate collaborator is involved in a business combination, such as a merger or acquisition, or if a collaborator changes its business focus, its performance under its agreement with us may suffer.
Additionally, our current or future corporate collaborators will retain the ability to pursue other research, product development or commercial opportunities that may be directly competitive with our programs. If these collaborators elect to prioritize or pursue other programs in lieu of ours, we may not be able to advance product development programs in an efficient or effective manner, if at all. If a collaborator is pursuing a competitive program and encounters unexpected financial or capability limitations, they may be motivated to reduce the priority placed on our programs or delay certain activities related to our programs or be unwilling to properly fund their share of the development expenses for our programs. Any of these developments could harm our product and technology development efforts, which could seriously harm our business.
If our current or future collaborators delay, abandon, or do not devote sufficient resources to their efforts to develop our product candidates, we may not be able to adequately support the further development of those product candidates or programs, and we may not be able to establish new collaborations that provide support for those programs. Furthermore, any action by our collaborators to delay or abandon development activities may cause a delay in the receipt of or loss of anticipated equity investments, milestones, or other forms of consideration, including royalties or potential revenue from product sales under the terms of some of our collaborative agreements.
Under the terms of our collaboration agreement with Angiotech, either party may choose, following the completion of Phase I studies, to opt-out of its obligation to fund further product development on a product-by-product basis, provided no clinical studies concerning such product candidate are currently ongoing. If Angiotech should decide to opt-out of funding the development of any of the product candidates for the covered indications, for any reason, we may be unable to fund the development on our own and could be forced to halt one or more MultiStem development programs.
Even if we or our collaborators receive regulatory approval for our products, those products may never be commercially successful.
Even if we develop pharmaceuticals or MultiStem related products that obtain the necessary regulatory approval, and we have access to the necessary manufacturing, sales, marketing and distribution capabilities that we need, our success depends to a significant degree upon the commercial success of those products. If these products fail to achieve or subsequently maintain market acceptance or commercial viability, our business would be significantly harmed because our future royalty revenue or other revenue would be dependent upon sales of these products. In addition we could be unable to maintain our existing collaborations or attract new product discovery and development collaborators. Many factors may affect the market acceptance and commercial success of any potential products that we may discover, including health concerns, whether actual or perceived, or unfavorable publicity regarding our obesity drugs, stem cell products or those of our competitors; the timing of market entry as compared to competitive products; the rate of adoption of products by our collaborators and other companies in the industry; any product labeling that may be required by the FDA or other United States or foreign regulatory agencies for our products or competing or comparable products; convenience and ease of administration; pricing; perceived efficacy and side effects; marketing; availability of alternative treatments; levels of reimbursement and insurance coverage; and activities by our competitors.
We may experience delays in clinical trials and regulatory approval relating to our products that could adversely affect our financial results and our commercial prospects for our pharmaceutical or stem cell products.
In addition to the regulatory requirements for our pharmaceutical programs, we will also require regulatory approvals for each distinct application of our stem cell product. In each case, we will be required to conduct clinical trials to demonstrate safety and efficacy of MultiStem, or various products that incorporate or use MultiStem. For product candidates that advance to clinical testing, we cannot be certain that we or a collaborator will successfully complete the clinical trials necessary to receive regulatory product approvals. This process is lengthy and expensive.
We intend to seek approval for our pharmaceutical formulations through the FDA approval process. To obtain regulatory approvals, we must, among other requirements, complete clinical trials showing that our products are safe and effective for a particular indication. Under the approval process, we must submit clinical and non-clinical data to demonstrate the medication is safe and effective. For example, we must be able to provide data and information, including extended pharmacology, toxicology, reproductive toxicology, bioavailability and genotoxicity studies to establish suitability for Phase II or large scale Phase III clinical trials.
All of our product candidates, including ATHX-105 and MultiStem, are at an early stage of development, and none have yet been tested in humans. An indication of a lack of safety or lack of efficacy may result in the early termination of an ongoing trial, or may cause us or any of our collaborators to forego further development of a particular product candidate or program. The FDA or other regulatory agencies may require further clinical trials prior to granting approval, which could be costly and time consuming to conduct. Any of these developments would hinder, and potentially prohibit, our ability to commercialize our product candidates.
Other than the Phase I study for ATHX-105, which we intend to commence shortly, we do not know precisely when clinical trials for our products will commence or whether we will initiate or complete any of our clinical trials on schedule or at all. We cannot assure you that clinical trials will in fact demonstrate that our products are safe or effective.
Additionally, we may not be able to find acceptable patients or may experience delays in enrolling patients for our clinical trials. The FDA or we may suspend our clinical trials at any time if either believes that we are exposing the subjects participating in the trials to unacceptable health risks. The FDA or institutional review boards and/or institutional biosafety committees at the medical institutions and healthcare facilities where we seek to sponsor clinical trials may not permit a trial to proceed or may suspend any trial indefinitely if they find deficiencies in the conduct of the trials.
Product development costs to us and our potential collaborators will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. We expect to continue to rely on third party clinical investigators at medical institutions and healthcare facilities to conduct our clinical trials, and, as a result, we may face additional delaying factors outside our control. Significant delays may adversely affect our financial results and the commercial prospects for our product candidates and delay our ability to become profitable.
If our pharmaceutical product candidates do not successfully complete the clinical trial process, we will not be able to partner or market them. Even successful clinical trials may not result in a partnering transaction or a marketable product and may not be entirely indicative of a product’s safety or efficacy.
Many factors, known and unknown, can adversely affect clinical trials and the ability to evaluate a product’s efficacy. During the course of treatment, patients can die or suffer other adverse events for reasons that may or may not be related to the proposed product being tested. Even if unrelated to our product, certain events can nevertheless adversely impact our clinical trials. As a result, our ability to ultimately develop and market the products and obtain revenues would suffer.
Even promising results in preclinical studies and initial clinical trials do not ensure successful results in later clinical trials, which test broader human use of our products. Many companies in our industry have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials. Even successful clinical trials may not result in a marketable product or be indicative of the efficacy or safety of a product. Many factors or variables could affect the results of clinical trials and cause them to appear more promising than they may otherwise be. Product candidates that successfully complete clinical trials could ultimately be found to be unsafe or ineffective.
In addition, our ability to complete clinical trials depends on many factors, including obtaining adequate clinical supplies and having a sufficient rate of patient recruitment. For example, patient recruitment is a function of many factors, including the size of the patient population; the proximity of patients to clinical sites; the eligibility criteria for the trial; the perceptions of investigators and patients regarding safety; and the availability of other treatment options.
Even if patients are successfully recruited, we cannot be sure that they will complete the treatment process. Delays in patient enrollment or treatment in clinical trials may result in increased costs, program delays or both.
With respect to markets in other countries, we or a partner will also be subject to regulatory requirements governing clinical trials in those countries. Even if we complete clinical trials, we may not be able to submit a marketing application. If we submit an application, the regulatory authorities may not review or approve it in a timely manner, if at all.
Even if we obtain regulatory approval of any of our product candidates, the approved products may be subject to post-approval studies and will remain subject to ongoing regulatory requirements. If we fail to comply, or if concerns are identified in subsequent studies, our approval could be withdrawn and our product sales could be suspended.
If we are successful at obtaining regulatory approval for ATHX-105, MultiStem or any of our other product candidates, regulatory agencies in the United States and other countries where a product will be sold may require extensive additional clinical trials or post-approval clinical studies that are expensive and time consuming to conduct. In particular, therapeutic products administered for the treatment of persistent or chronic conditions, such as ATHX-105 for obesity, are likely to require extensive follow-up studies and close monitoring of patients after regulatory approval has been granted, for any signs of adverse effects that occur over a long period of time. These studies may be expensive and time consuming to conduct and may reveal side effects or other harmful effects in patients that use our therapeutic products after they are on the market, which may result in the limitation or withdrawal of our drugs from the market. Alternatively, we may not be able to conduct such additional trials, which might force us to abandon our efforts to develop or commercialize certain product candidates. Even if post-approval studies are not requested or required, after our products are approved and on the market, there might be safety issues that emerge over time that require a change in product labeling or that require withdrawal of the product from the market, which would cause our revenue to decline.
Additionally, any products that we may successfully develop will be subject to ongoing regulatory requirements after they are approved. These requirements will govern the manufacturing, packaging, marketing, distribution, and use of our products. If we fail to comply with such regulatory requirements, approval for our products may be withdrawn, and product sales may be suspended. We may not be able to regain compliance, or we may only be able to regain compliance after a lengthy delay, significant expense, lost revenues and damage to our reputation.
We will rely on third parties to manufacture our pharmaceutical product candidates and our MultiStem product candidate. There can be no guarantee that we can obtain sufficient and acceptable quantities of our pharmaceutical product candidates of our MultiStem product candidate on acceptable terms, which may delay or impair our ability to develop, test and market such products.
Our business strategy relies on third parties to manufacture and produce our pharmaceutical product candidates and MultiStem product candidate in accordance with good manufacturing practices established by the FDA, or similar regulations in other countries. Our pharmaceutical product candidates or MultiStem product may be in competition with other products or companies for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than our product candidates. These third parties may not deliver sufficient quantities of our pharmaceutical or MultiStem product candidates, manufacture our pharmaceutical and MultiStem product candidates in accordance with specifications, or comply with applicable government regulations. Additionally, if the manufactured products fail to perform as specified, our business and reputation could be severely impacted.
We expect to enter into additional manufacturing agreements for the production of product materials. If any manufacturing agreement is terminated or any third party collaborator experiences a significant problem that could result in a delay or interruption in the supply of product materials to us, there are very few contract manufacturers who currently have the capability to produce our pharmaceutical product candidates or MultiStem product on acceptable terms, or on a timely and cost-effective basis. We cannot assure you that manufacturers on whom we will depend will be able to successfully produce our pharmaceutical product candidates or MultiStem product on acceptable terms, or on a timely or cost-effective basis. We cannot assure you that manufacturers will be able to manufacture our products in accordance with our product specifications or will meet FDA or other requirements. We must have sufficient and acceptable quantities of our product materials to conduct our clinical trials and to market our product candidates, if and when such products have been approved by the FDA for marketing. If we are unable to obtain sufficient and acceptable quantities of our product material, we may be required to delay the clinical testing and marketing of our products.

If our contract manufacturers are not satisfying our needs and we decide not to establish our own manufacturing capabilities, it could be difficult and very expensive to change suppliers. Any change in the location of manufacturing would require FDA inspection and approval, which could interrupt the supply of products and may be time-consuming and expensive to obtain. If we are unable to identify alternative contract manufacturers that are qualified to produce our products, we may have to temporarily suspend the production of products, and would be unable to generate revenue from the sale of products.
If we do not comply with applicable regulatory requirements in the manufacture and distribution of our product candidates, we may incur penalties that may inhibit our ability to commercialize our products and adversely affect our revenue.
Our failure or the failure of our potential collaborators or third party manufacturers to comply with applicable FDA or other regulatory requirements including manufacturing, quality control, labeling, safety surveillance, promoting and reporting may result in criminal prosecution, civil penalties, recall or seizure of our products, total or partial suspension of production or an injunction, as well as other regulatory action against our product candidates or us. Discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the sale of our products, including a withdrawal of such products from the market. The occurrence of any of these events would negatively impact our business and results of operations.
If we are unable to create and maintain sales, marketing and distribution capabilities or enter into agreements with third parties to perform those functions, we will not be able to commercialize our product candidates.
We currently have no sales, marketing or distribution capabilities. Therefore, to commercialize our product candidates, if and when such products have been approved and are ready for marketing, we expect to collaborate with third parties to perform these functions. We will either need to share the value generated from the sale of any products and/or pay a fee to the contract sales organization. If we establish any such relationships, we will be dependent upon the capabilities of our collaborators or contract service providers to effectively market, sell, and distribute our product. If they are ineffective at selling and distributing our product, or if they choose to emphasize other products over ours, we may not achieve the level of product sales revenues that we would like. If conflicts arise, we may not be able to resolve them easily or effectively, and we may suffer financially as a result. If we cannot rely on the sales, marketing and distribution capabilities of our collaborators or of contract service providers, we may be forced to establish our own capabilities. We have no experience in developing, training or managing a sales force and will incur substantial additional expenses if we decide to market any of our future products directly. Developing a marketing and sales force is also time consuming and could delay launch of our future products. In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies.
If we are unable to attract and retain key personnel and advisors, it may adversely affect our ability to obtain financing, pursue collaborations or develop our product candidates.
We are highly dependent on Gil Van Bokkelen, Ph.D., our Chief Executive Officer, as well as other executive and scientific officers, including William Lehmann, J.D., M.B.A., President and Chief Operating Officer, John Harrington, Ph.D., Chief Scientific Officer and Executive Vice President, Robert Deans, Ph.D., Senior Vice President, Regenerative Medicine, and Laura Campbell, C.P.A., Vice President of Finance.
These individuals are integral to the development and integration of our technologies and to our present and future scientific collaborations, including managing the complex research processes and the product development and potential commercialization processes. Given their leadership, extensive technical, scientific and financial expertise and management and operational experience, these individuals would be difficult to replace. Consequently, the loss of services of one or more of these individuals could result in product development delays or the failure of our collaborations with current and future collaborators, which, in turn, may hurt our ability to develop and commercialize products and generate revenues. Additionally, Kurt R. Brunden, Ph.D., Senior Vice President of Biopharmaceuticals, has indicated to us that he may return to a faculty position. If Dr. Brunden leaves us and does not continue his involvement with us as a consultant, we may have to hire another individual to replace him or contract for services.

Our future success depends on our ability to attract, retain and motivate highly qualified management and scientific, development and commercial personnel and advisors. If we are unable to attract and retain key personnel and advisors, it may negatively affect our ability to successfully develop, test and commercialize our product candidates.
We may not have adequate protection for our unpatented proprietary information, which could adversely affect our competitive position.
In addition to patents, we will substantially rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. However, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. To protect our trade secrets, we may enter into confidentiality agreements with employees, consultants and potential collaborators. However, these agreements may not provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information. Likewise, our trade secrets or know-how may become known through other means or be independently discovered by our competitors. Any of these events could prevent us from developing or commercializing our product candidates.
Our ability to compete in the biopharmaceutical market may decline if we do not adequately protect our proprietary technologies.
Our success depends in part on our ability to obtain and maintain intellectual property that protects our technologies and our pharmaceutical products. Patent positions may be highly uncertain and may involve complex legal and factual questions, including the ability to establish patentability of sequences relating to chemical synthesis techniques, compounds and methods for using them for which we seek patent protection. We cannot predict the breadth of claims that will ultimately be allowed in our patent applications, if any, including those we have in-licensed or the extent to which we may enforce these claims against our competitors. The degree of future protection for our proprietary rights is therefore highly uncertain and we cannot assure you that we were the first to file patent applications or to invent the subject matter claimed in patent applications relating to the technologies or product candidates upon which we rely; others will not independently develop similar or alternative technologies or duplicate any of our technologies; others did not publicly disclose our claimed technology before we conceived the subject matter included in any of our patent applications; any of our pending or future patent applications will result in issued patents; any of our patent applications will not result in interferences or disputes with third parties regarding priority of invention; any patents that may be issued to us, our collaborators or our licensors will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties; we will develop additional proprietary technologies that are patentable; the patents of others will not have an adverse effect on our ability to do business; or new proprietary technologies from third parties, including existing licensors, will be available for licensing to us on reasonable commercial terms, if at all.
In addition, patent law outside the United States is uncertain and in many countries intellectual property laws are undergoing review and revision. The laws of some countries do not protect intellectual property rights to the same extent as domestic laws. It may be necessary or useful for us to participate in opposition proceedings to determine the validity of our competitors’ patents or to defend the validity of any of our or our licensor’s future patents, which could result in substantial costs and would divert our efforts and attention from other aspects of our business. With respect to certain of our inventions, we have decided not to pursue patent protection outside the United States, both because we do not believe it is cost effective and because of confidentiality concerns. Accordingly, our international competitors could develop and receive foreign patent protection for gene sequences and functions for which we are seeking U.S. patent protection, enabling them to sell products that we have developed.
Technologies licensed to us by others, or in-licensed technologies, are important to our business. The scope of our rights under our licenses may be subject to dispute by our licensors or third parties. Our rights to use these technologies and to practice the inventions claimed in the licensed patents are subject to our licensors abiding by the terms of those licenses and not terminating them.

In particular, we depend on certain technologies relating to our MultiStem technology licensed from the University of Minnesota. As a result of this license, we have agreed to use commercially reasonable efforts to develop and commercialize this technology. If we fail to comply with those obligations, we may lose some of the rights that enable us to utilize this technology, and our ability to develop products based on MultiStem could be seriously hampered.
In addition, we may in the future acquire rights to additional technologies by licensing such rights from existing licensors or from third parties. Such in-licenses may be costly. Also, we generally do not control the patent prosecution, maintenance or enforcement of in-licensed technologies. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we do over our internally developed technologies. Moreover, some of our academic institution licensors, collaborators and scientific advisors have rights to publish data and information to which we have rights. If we cannot maintain the confidentiality of our technologies and other confidential information in connection with our collaborations, our ability to protect our proprietary information or obtain patent protection in the future may be impaired, which could have a significant adverse effect on our business, financial condition and results of operations.
Many of the patent applications we and our licensors have filed have not yet been substantively examined and may not result in patents being issued or enforced.
Many of the patent applications filed by us and our licensors were filed recently with the United States Patent and Trademark Office (“U.S. PTO”), and most have not been substantively examined and may not result in patents being issued. It is difficult to predict whether any of our or our licensors’ applications will ultimately be found to be patentable or, if so, to predict the scope of any allowed claims. In addition, the disclosure in our or our licensors’ patent applications, particularly in respect of the utility of our claimed inventions, may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, it is difficult to predict whether any of our or our licensors’ applications will be allowed, or, if so, to predict the scope of any allowed claims or the enforceability of the patents. Even if enforceable, others may be able to design around any patents or develop similar technologies that are not within the scope of such patents. Others may discover uses for compounds, cells, genes, or proteins other than those uses covered in our patents, and these other uses may be separately patentable. Even if we have a patent claim on a particular compound, cell, or gene sequence, the holder of a patent covering the use of that compound, cell, or gene sequence could exclude us from selling a product that is based on the same use of the patented material. Our and our licensors’ patent applications may not issue as patents that will provide us with any protection or competitive advantage.
In some cases, we have been issued patents that relate to technologies and product candidates that we believe provide us with certain proprietary rights. However, the fact that we have filed a patent application or that a patent has issued does not ensure that we will have meaningful protection from competition with regard to the underlying technology or product. Patents, if issued, may be challenged, invalidated, declared unenforceable, or circumvented. If such an event were to occur, out ability to compete could be severely diminished.
If patent applications for our owned, licensed, or future developed therapeutic products or technologies do not result in issued patents containing sufficiently broad claims, we may be limited in our ability to prevent competition and earn revenues using our products or technologies.
We cannot predict which of our patent applications or our licensor’s applications will result in the granting of patents, the scope of claims in any patent that is granted, or the timing of the granting of patents. During examination, the U.S. PTO might conclude that the claimed technology in our patent applications does not meet statutory requirements for patentability. Even if our claims are found to be patentable, if the same or similar claims are also granted to a third party, we may not be established as first to invent, in which case we would not be granted a patent. In this event, a prevailing party may require us or our collaborators to stop pursuing a potential product or to negotiate a costly license arrangement to pursue the potential product. We may not be able to obtain a license from the prevailing party on acceptable terms, or at all.
Our patent applications include multiple full-length human genes and partial gene sequences discovered with our RAGE technology. No clear policy has emerged from the U.S. PTO regarding the patentability of partial or full-length gene sequences. The U.S. PTO has taken an increasingly restrictive view as to whether a gene sequence has sufficient utility to be patentable. Other companies or institutions have filed and are likely to file patent applications that attempt to patent full-length genes or partial gene sequences that may be the same as or similar to some of those in our patent applications. In addition, the Human Genome Project and many companies and institutions have identified genes and deposited partial gene sequences in public databases and are continuing to do so. These public disclosures might limit the scope of our claims or make unpatentable subsequent patent applications on full-length genes.
If we are unsuccessful in obtaining further issued patents on our RAGE, MultiStem, or other technologies, genes and gene sequences discovered with RAGE, and additional patents on other inventions, then products and inventions resulting from these technologies could potentially be exploited by others without any compensation to us and we may not be able to realize revenues from these products or technologies. We have filed patent applications that seek to protect the composition of matter and method of use related to ATHX-105, as well as other compounds that we have identified. If we are unsuccessful in obtaining these patents, we may ultimately be unable to commercialize ATHX-105, or other compounds that we are developing or may elect to develop in the future.
Disputes concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and extremely costly and could delay our research and development efforts.
Our commercial success, if any, will be significantly harmed if we infringe the patent rights of third parties or if we breach any license or other agreements that we have entered into with regard to our technology or business.
We are aware of other companies and academic institutions that have been performing research in the areas of adult derived stem cells. In particular, other companies and academic institutions have announced that they have identified nonembryonic stem cells isolated from bone marrow or other tissues that have the ability to form a range of cell types, or display the property of pluripotency. To the extent any of these companies or academic institutions currently have, or obtain in the future, broad patent claims, such patents could block our ability to use various aspects of our discovery and development process and might prevent us from developing or commercializing newly discovered applications of our MultiStem technology, or otherwise conducting our business. In addition, it is possible that some of the pharmaceutical product candidates we are developing may not be patentable or may be covered by intellectual property of third parties.
We are not currently a party to any litigation, interference, opposition, protest, reexamination or any other potentially adverse governmental, ex parte or inter-party proceeding with regard to our patent or trademark positions. However, the life sciences and other technology industries are characterized by extensive litigation regarding patents and other intellectual property rights. Many life sciences and other technology companies have employed intellectual property litigation as a way to gain a competitive advantage. If we become involved in litigation, interference proceedings, oppositions, reexamination, protest or other potentially adverse intellectual property proceedings as a result of alleged infringement by us of the rights of others or as a result of priority of invention disputes with third parties, we might have to spend significant amounts of money, time and effort defending our position and we may not be successful. In addition, any claims relating to the infringement of third-party proprietary rights or proprietary determinations, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources, or require us to enter into royalty or license agreements that are not advantageous to us. If we do not have the financial resources to support such litigation or appeals, we may forfeit or lose certain commercial rights. Even if we have the financial resources to continue such litigation or appeals, we may lose. In the event that we lose, we may be forced to pay very substantial damages; we may have to obtain costly license rights, which may not be available to us on acceptable terms, if at all; or we may be prohibited from selling products that are found to infringe the patent rights of others.
Should any person have filed patent applications or obtained patents that claim inventions also claimed by us, we may have to participate in an interference proceeding declared by the relevant patent regulatory agency to determine priority of invention and, thus, the right to a patent for these inventions in the United States. Such a proceeding could result in substantial cost to us even if the outcome is favorable. Even if successful on priority grounds, an interference action may result in loss of claims based on patentability grounds raised in the interference action. Litigation, interference proceedings or other proceedings could divert management’s time and efforts. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management’s time and disruption in our business. Uncertainties resulting from initiation and continuation of any patent proceeding or related litigation could harm our ability to compete and could have a significant adverse effect on our business, financial condition and results of operations.
An adverse ruling arising out of any intellectual property dispute, including an adverse decision as to the priority of our inventions, could undercut or invalidate our intellectual property position. An adverse ruling could also subject us to significant liability for damages, including possible treble damages, prevent us from using technologies or developing products, or require us to negotiate licenses to disputed rights from third parties. Although patent and intellectual property disputes in the technology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include license fees and ongoing royalties. Furthermore, necessary licenses may not be available to us on satisfactory terms, if at all. Failure to obtain a license in such a case could have a significant adverse effect on our business, financial condition and results of operations.
Many potential competitors, including those who have greater resources and experience than we do, may develop products or technologies that make ours obsolete or noncompetitive.
Many companies are engaged in the pursuit of safe and effective obesity drugs. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological developments by others may result in our MultiStem product platform and technologies, as well as our pharmaceutical formulations, such as ATHX-105, becoming obsolete.
We are subject to significant competition from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions, and government or other publicly funded agencies that are pursuing the development of therapeutic products and technologies that are substantially similar to our proposed therapeutic products and technologies, or that otherwise address the indications we are pursuing. Most of our current and potential competitors have substantially greater research and development capabilities and financial, scientific, regulatory, manufacturing, marketing, sales, human resources, and experience than we do. Many of our competitors have several therapeutic products that have already been developed, approved and successfully commercialized, or are in the process of obtaining regulatory approval for their therapeutic products in the United States and internationally.
Many of these companies have substantially greater capital resources, research and development resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources, established relationships with consumer products companies and production facilities.
Universities and public and private research institutions are also potential competitors. While these organizations primarily have educational objectives, they may develop proprietary technologies related to stem cells or secure patent protection that we may need for the development of our technologies and products. We may attempt to license these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.
Our competitors, either alone or with their collaborative partners, may succeed in developing technologies or products that are more effective, safer, more affordable or more easily commercialized than ours, and our competitors may obtain intellectual property protection or commercialize products sooner than we do. Developments by others may render our product candidates or our technologies obsolete.
Our current product discovery and development collaborators are not prohibited from entering into research and development collaboration agreements with third parties in any product field. Our failure to compete effectively would have a significant adverse effect on our business, financial condition and results of operations.
We expect that our results of operations will fluctuate from period to period, and this fluctuation could cause our stock price to decline, causing investor losses.
Our operating results have fluctuated in the past and are likely to vary significantly in the future based upon a number of factors, many of which we have little or no control over. Therefore, period-to-period comparisons of our operating results are not necessarily a good indication of our future performance. Some of the factors that could cause our operating results to fluctuate include our ability to discover and develop new products; our ability or the ability of our product discovery and development collaborators to incorporate our technology into pharmaceutical products; our receipt of milestone payments in any particular period; the ability and willingness of collaborators to commercialize products incorporating our products on expected timelines, or at all; our ability to enter into product discovery and development collaborations and technology collaborations, or to extend the terms of any existing collaboration agreements, and our payment obligations, expected revenue and other terms of any other agreements of this type; our ability, or our collaborators’ ability, to successfully satisfy all pertinent regulatory requirements; the demand for our future products and our collaborators’ products containing our technology; and general and industry specific economic conditions, which may affect our collaborators’ research and development expenditures.
We will use hazardous and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.
Our products and processes will involve the controlled storage, use and disposal of certain hazardous and biological materials and waste products. We and our suppliers and other collaborators are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Even if we and these suppliers and collaborators comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of any insurance we may obtain and exceed our financial resources. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.
If we acquire products, technologies or other businesses, we will incur a variety of costs, may have integration difficulties and may experience numerous other risks that could adversely affect our business.
To remain competitive, we may decide to acquire additional businesses, products and technologies. We currently have no commitments or agreements with respect to, and are not actively seeking, any material acquisitions. We have limited experience in identifying acquisition targets, successfully acquiring them and integrating them into our current infrastructure. We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future without a significant expenditure of operating, financial and management resources, if at all. In addition, future acquisitions could require significant capital infusions and could involve many risks, including, but not limited to:
•	we may have to issue convertible debt or equity securities to complete an acquisition, which would dilute our stockholders and could adversely affect the market price of the Common Stock;

•	an acquisition may negatively impact our results of operations because it may require us to incur large one-time charges to earnings, amortize or write down amounts related to goodwill and other intangible assets, or incur or assume substantial debt or liabilities, or it may cause adverse tax consequences, substantial depreciation or deferred compensation charges;

•	we may encounter difficulties in assimilating and integrating the business, technologies, products, personnel or operations of companies that we acquire;

•	certain acquisitions may disrupt our relationship with existing collaborators who are competitive to the acquired business;

•	acquisitions may require significant capital infusions and the acquired businesses, products or technologies may not generate sufficient revenue to offset acquisition costs;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•	acquisitions may involve the entry into a geographic or business market in which we have little or no prior experience; and

•	key personnel of an acquired company may decide not to work for us.
Any of the foregoing risks could have a significant adverse effect on our business, financial condition and results of operations.

To the extent we enter markets outside of the United States, our business will be subject to political, economic, legal and social risks in those markets, which could adversely affect our business.
There are significant regulatory and legal barriers in markets outside the United States that we must overcome to the extent we enter or attempt to enter markets in countries other than the United States. We will be subject to the burden of complying with a wide variety of national and local laws, including multiple and possibly overlapping and conflicting laws. We also may experience difficulties adapting to new cultures, business customs and legal systems. Any sales and operations outside the United States would be subject to political, economic and social uncertainties including, among others, changes and limits in import and export controls; increases in custom duties and tariffs; changes in currency exchange rates; economic and political instability; changes in government regulations and laws; absence in some jurisdictions of effective laws to protect our intellectual property rights; and currency transfer and other restrictions and regulations that may limit our ability to sell certain products or repatriate profits to the United States. Any changes related to these and other factors could adversely affect our business to the extent we enter markets outside the United States.
Foreign governments often impose strict price controls on approved products, which may adversely affect our future profitability in those countries, and the re-importation of drugs to the United States from foreign countries that impose price controls may adversely affect our future profitability.
Frequently foreign governments impose strict price controls on newly approved therapeutic products. If we obtain regulatory approval to sell products in foreign countries, we may be unable to obtain a price that provides an adequate financial return on our investment. Furthermore, legislation in the United States may permit re-importation of drugs from foreign countries into the United States, including re-importation from foreign countries where the drugs are sold at lower prices than in the United States due to foreign government-mandated price controls. Such a practice, especially if it is conducted on a widespread basis, may significantly reduce our potential U.S. revenues from any drugs that we are able to develop.
If we elect not to sell our products in foreign countries that impose government mandated price controls because we decide it is uneconomical to do so, a foreign government or patent office may attempt to terminate our intellectual property rights in that country, enabling competitors to make and sell our products.
In some cases we may choose not to sell a product in a foreign country because it is uneconomical to do so under a system of government-imposed price controls, or because it could severely limit our profitability in the U.S. or other markets. In such cases, a foreign government or patent office may terminate any intellectual property rights we may obtain with respect to that product. Such a termination could enable competitors to produce and sell our product in that market. Furthermore, such products may be exported into the United States through legislation that authorizes the importation of drugs from outside the United States. In such an event, we may have to reduce our prices, or we may be unable to compete with low-cost providers of our drugs, and we could be financially harmed as a result.
We may encounter difficulties managing our growth, which could adversely affect our business.
At various times we have experienced periods of rapid growth in our employee numbers as a result of a dramatic increase in activity in technology programs, genomics programs, collaborative research programs, discovery programs, and scope of operations. At other times, we have had to reduce staff in order to bring our expenses in line with our financial resources. Our success will also depend on the ability of our officers and key employees to continue to improve our operational capabilities and our management information and financial control systems, and to expand, train and manage our work force. In connection with the 2006 audit, Athersys received a letter regarding a material weakness in internal control over financial reporting as a result of a restatement related to a past partnership. Such restatement resulted in a favorable adjustment to net assets. If we are unable to successfully implement improvements to our management information and financial control systems in an efficient and timely manner, or if we encounter deficiencies in existing systems and controls, our management may not have adequate information to manage our day-to-day operations and our inability to manage our growth effectively could increase our losses.

We may be sued for product liability, which could adversely affect our business.
Because our business strategy involves the development and sale by either us or our collaborators of commercial products, we may be sued for product liability. We may be held liable if any product we develop and commercialize, or any product our collaborators commercialize that incorporates any of our technology, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or consumer use. In addition, the safety studies we must perform and the regulatory approvals required to commercialize our pharmaceutical products, will not protect us from any such liability.
We carry product liability insurance, as well as liability insurance for conducting clinical trials. We also intend to seek product liability insurance for any approved products that we may develop or acquire. However, in the event there are product liability claims against us, our insurance may be insufficient to cover the expense of defending against such claims, or may be insufficient to pay or settle such claims. Furthermore, we may be unable to obtain adequate product liability insurance coverage for commercial sales of any of our approved products. If such insurance is insufficient to protect us, our results of operations will suffer. If any product liability claim is made against us, our reputation and future sales will be damaged, even if we have adequate insurance coverage.
The availability, manner, and amount of reimbursement for our product candidates from government and private payers are uncertain, and our inability to obtain adequate reimbursement for any products could severely limit our product sales.
We expect that many of the patients who seek treatment with any of our products that are approved for marketing will be eligible for Medicare benefits. Other patients may be covered by private health plans. If we are unable to obtain or retain adequate levels of reimbursement from Medicare or from private health plans, our ability to sell our products will be severely limited. The application of existing Medicare regulations and interpretive coverage and payment determinations to newly approved products is uncertain and those regulations and interpretive determinations are subject to change. The Medicare Prescription Drug Improvement and Modernization Act, enacted in December 2003, provides for a change in reimbursement methodology that reduces the Medicare reimbursement rates for many drugs, which may adversely affect reimbursement for any products we may develop. Medicare regulations and interpretive determinations also may determine who may be reimbursed for certain services, and may limit the pool of patients our product candidates are being developed to serve.
Federal, state and foreign governments continue to propose legislation designed to contain or reduce health care costs. Legislation and regulations affecting the pricing of products like our potential products may change further or be adopted before any of our potential products are approved for marketing. Cost control initiatives by governments or third-party payers could decrease the price that we receive for any one or all of our potential products or increase patient coinsurance to a level that make our products under development become unaffordable. In addition, government and private health plans persistently challenge the price and cost-effectiveness of therapeutic products. Accordingly, these third parties may ultimately not consider any or all of our products under development to be cost effective, which could result in products not being covered under their health plans or covered only at a lower price. Any of these initiatives or developments could prevent us from successfully marketing and selling any of our products that are approved for commercialization.
Public perception of ethical and social issues surrounding the use of adult-derived stem cell technology may limit or discourage the use of our technologies, which may reduce the demand for our therapeutic products and technologies and reduce our revenues.
Our success will depend in part upon our ability to develop therapeutic products incorporating or discovered through our adult-derived stem cell technology. For social, ethical, or other reasons, governmental authorities in the United States and other countries may call for limits on, or regulation of the use of, adult-derived stem cell technologies. Although we do not use the more controversial stem cells derived from embryos or fetuses, claims that adult-derived stem cell technologies are ineffective, unethical or pose a danger to the environment may influence public attitudes. The subject of stem cell technologies in general has received negative publicity and aroused public debate in the United States and some other countries. Ethical and other concerns about our adult-derived stem cell technology could materially hurt the market acceptance of our therapeutic products and technologies, resulting in diminished sales and use of any products we are able to develop using adult-derived stem cells.
Risks Related to Our Common Stock; Liquidity Risks
The price of our Common Stock is expected to be volatile and an investment in our Common Stock could decline in value.
The market price of our Common Stock, and the market prices for securities of biotechnology companies in general, are expected to be highly volatile. The following factors, in addition to other risk factors described in this Current Report, and the potentially low volume of trades in our Common Stock, may have a significant impact on the market price of our Common Stock, some of which are beyond our control: announcements of technological innovations and discoveries by us or our competitors; developments concerning any research and development, clinical trials, manufacturing, and marketing collaborations; new products or services that we or our competitors offer; actual or anticipated variations in operating results; the initiation, conduct and/or outcome of intellectual property and/or litigation matters; changes in financial estimates by securities analysts; conditions or trends in bio-pharmaceutical or other healthcare industries; regulatory developments in the United States and other countries; changes in the economic performance and/or market valuations of other biotechnology and flavor companies; our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments; additions or departures of key personnel; global unrest, terrorist activities, and economic and other external factors; and sales or other transactions involving our Common Stock.
The stock market in general has recently experienced relatively large price and volume fluctuations. In particular, market prices of securities of biotechnology companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of the Common Stock, which could cause a decline in the value of the Common Stock. Prospective investors should also be aware that price volatility may be worse if the trading volume of the Common Stock is low.
Because Athersys has become a public company as a result of the Merger and not a public offering, the Company may not attract the attention of major brokerage firms.
Security analysts of major brokerage firms may not provide coverage of the Company. No assurance can be given that brokerage firms will want to conduct any primary offerings on behalf of the Company in the future.
A significant number of the shares of Common Stock will be eligible for sale, and their sale could depress the market price of the Company’s stock.
The sale of a significant number of shares of the Common Stock in the public market could harm the market price of the Common Stock. As additional shares of the Common Stock become gradually available for resale in the public market pursuant to the registration of those shares and releases of lock-up agreements, the supply of the Common Stock will increase, which could decrease its market price. The Company issued 13,000,000 shares of Common Stock in the Offering and 5,628,368 additional shares as a result of the completion of the Merger and the Offering. Some or all of the shares of Common Stock may be offered from time to time in the open market pursuant to Rule 144 (or pursuant to a registration statement, if one is effective), and these sales may have a depressive effect on the market for the shares of Common Stock. In general, a person who has held restricted shares for a period of one year may, upon filing of a notification on Form 144 with the SEC, sell into the market Common Stock in an amount up to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks before such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. Our officers and directors and substantially all of our employees and the former Athersys stockholders that own greater than 1% of the issued and outstanding Common Stock after consummation of the Merger and the Offering are subject to lock-up provisions relating to shares of Common Stock that they will own that will prevent the sale or transfer of their shares of Common Stock until 180 days after the effective date of the resale registration statement.

It is not anticipated that there will be an active public market for the Common Stock in the near term and you may have to hold your Common Stock for an indefinite period of time.
Although our Common Stock is eligible for trading on the OTC Bulletin Board, there currently is not an active public or other trading market for the Common Stock, and we cannot assure you that any market will develop or be sustained. Because our Common Stock is expected to be thinly traded, you cannot expect to be able to liquidate your investment in case of an emergency or if you otherwise desire to do so. It may be difficult to for you to resell a large number of your shares of Common Stock in a short period of time or at or above their purchase price. Further, the sale of shares of Common Stock may have adverse federal income tax consequences.
If we do not comply with registration rights granted to certain holders of our restricted securities, we may be required to pay damages to such holders.
We intend to file a “resale” registration statement with the SEC covering all shares of Common Stock issued in the Offering, including shares of Common Stock into which any warrants are exercisable, no later than 45 days after the Closing Date. We will use best efforts to have such “resale” registration statement declared effective by the SEC as soon as possible and, in any event, within 90 days after the filing (or within five days after receipt of a no review letter from the SEC), and to maintain its effectiveness until such time as all securities registered under the registration statement have been sold or are otherwise able to be sold under Rule 144 of the Securities Act without regard to volume limitations, whichever is earlier. We cannot assure you that we will be able to follow the required procedures or obtain or maintain such effective registration statement. Subject to certain exceptions, if the “resale” registration statement is not timely filed or declared effective by the SEC or ceases to remain effective, a 1% cash penalty will be assessed for each 30-day period until the registration statement is either filed, declared effective or becomes effective again, as applicable, capped at 10%. In addition, there are other issues affecting the liquidity of the securities required to be included in the “resale” registration statement.
Our Common Stock may be considered a “penny stock” and may be difficult to sell.
The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our Common Stock may drop below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our Common Stock and may affect the ability of our stockholders to sell their shares. In addition, since our Common Stock is eligible for trading on the OTC Bulletin Board, our stockholders may find it difficult to obtain accurate quotations of our Common Stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.
Our stockholders may experience future dilution.
Our charter permits our Board of Directors, without your approval, to authorize shares of preferred stock, which may also be issued by the Board of Directors without your approval. The Board of Directors may classify or reclassify any preferred stock to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the Common Stock with respect to dividends, liquidation, voting and other matters or shares of Common Stock having special voting rights.
The issuance of additional shares of our capital stock could be substantially dilutive to your shares and may negatively affect the market price of the Common Stock.
Substantial future issuances of the Common Stock could depress our stock price.
The market price for the Common Stock could decline, perhaps significantly, as a result of issuances of a large number of shares of our Common Stock in the public market or even the perception that such issuances could occur. Under an existing registration rights agreement, certain holders of shares of Common Stock and other securities will have demand, piggy-back and Form S-3 registration rights. Sales of a substantial number of these shares of our Common Stock, or the perception that holders of a large number of shares intend to sell their shares, could depress the market price of our Common Stock. The existence of such registration rights could also make it more difficult for us to raise funds through future offerings of our equity securities.
Our stockholders may experience additional dilution upon the exercise of warrants and options.
As of the closing of the Offering, we issued warrants to investors to acquire 3,750,000 shares of Common Stock, warrants to the placement agents to acquire 1,093,525 shares of Common Stock, warrants to the former holders of Athersys’ 10% secured convertible promissory notes to acquire 132,945 shares of Common Stock, and warrants to our senior secured lenders to acquire 149,026 shares of Common Stock, which is an aggregate of 5,125,496 shares of Common Stock underlying such warrants that, if exercised or converted, could decrease the net tangible book value of your Common Stock. In addition, there are 4,500,000 shares of Common Stock that may be granted pursuant to our equity compensation plans. If the holders of equity awards exercise those awards, you may experience dilution in the net tangible book value of your Common Stock.
If we do not meet the listing standards established by the NASDAQ Capital Market or other similar markets, the Common Stock may not become listed for trading on one of those markets.
As soon as reasonably practicable, we intend to apply to list our Common Stock for trading on the NASDAQ Capital Market. The NASDAQ Capital Market has established certain quantitative criteria and qualitative standards that companies must meet in order to become and remain listed for trading on these markets. We cannot guarantee that Company will be able to meet all necessary requirements for listing; therefore, we cannot guarantee that our Common Stock will be listed for trading on the NASDAQ Capital Market or other similar markets.
The Company’s internal control over financial reporting may be insufficient to allow it to accurately report its financial results or prevent fraud, which could cause its financial statements to become materially misleading and adversely affect the trading price of the Common Stock.
Effective internal controls will be necessary for the Company to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. Athersys’ independent public accountants have issued a letter to Athersys in which they identified certain matters as a result of a restatement related to a past partnership that they consider to constitute a material weakness in its internal control over financial reporting. If these measures, together with other remedial measures that management is in the process of implementing, are insufficient to address the issues raised, or if material weaknesses or additional significant deficiencies in the Company’s internal control over financial reporting are discovered in the future, the Company may fail to meet its financial reporting obligations. If the Company fails to meet these obligations, its financial statements could become materially misleading, which could adversely affect the trading price of the Common Stock.
FINANCIAL INFORMATION
SELECTED FINANCIAL DATA
(in thousands, except per share data)
The tables below set forth selected financial data for Athersys for the years ended December 31, 2002, 2003, 2004, 2005 and 2006 and for the three months ended March 31, 2006 and 2007. Athersys derived the selected financial data as of December 31, 2004, 2005, and 2006 and for the years then ended from its consolidated audited financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, and are included elsewhere in this Current Report. Athersys has derived the selected financial data as of December 31, 2002 and 2003 and for the years then ended from its consolidated audited financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm. Athersys derived the selected financial data as of March 31, 2006 and 2007 and for the three-month periods then ended from its unaudited condensed consolidated financial statements, which are included elsewhere in this Current Report. Athersys has prepared its unaudited financial statements on the same basis as its audited financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that it considers necessary for a fair presentation of the financial position and operating results for these periods. Historical results are not necessarily indicative of results to be expected for any future period, and results for interim periods are not necessarily indicative of a full year’s operations.
You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Athersys’ financial statements and related notes, each included elsewhere in this Current Report.

						Three Months
						Ended
	Year Ended December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
						(unaudited)
Consolidated Statement of Operations Data:
Revenues:
License fees	$1,285	$1,393	$820	$763	$1,908	$220	$310
Grants	51	759	2,318	2,833	1,817	409	569

Total revenues	1,336	2,152	3,138	3,596	3,725	629	879
Costs and expenses:
Research and development	13,760	13,675	12,415	12,578	9,741	2,584	2,365
Purchased in-process R&D	—	9,500	—	—	—	—	—
General and administrative	6,280	10,882	4,717	3,755	3,347	688	608
Depreciation	1,996	1,803	1,297	982	528	155	80
Restructuring costs	—	1,076	107	251	—	—	—

Loss from operations	(20,700)	(34,784)	(15,398)	(13,970)	(9,891)	(2,798)	(2,174)
Other income (expense):
Other income	594	1,000	—	18	91	94	—
Equity in earnings of unconsolidated affiliate	(105)	114	—	—	117	117	—
Interest income	1,213	644	317	317	119	29	47
Interest expense	(185)	(135)	(73)	(964)	(1047)	(235)	(333)
Accretion of premium on convertible debt	—	—	—	—	(260)	—	(260)

Loss before cumulative effect of change in accounting principle	(19,183)	(33,161)	(15,154)	(14,599)	(10,871)	(2,793)	(2,720)
Cumulative effect of change in accounting principle	—	—	—	—	306	306	—

Net loss	$(19,183)	$(33,161)	$(15,154)	$(14,599)	$(10,565)	$(2,487)	$(2,720)

Basic and diluted net loss per common share	$(2.67)	$(4.40)	$(1.86)	$(1.79)	$(1.29)	$(0.30)	$(0.33)

Weighted average shares used in computing basic and diluted net loss per common share	7,193	7,530	8,152	8,137	8,179	8,127	8,197

	December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
						(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$43,871	$25,992	$17,279	$4,561	$1,528	$2,027	$3,311
Working capital (deficit)	26,753	18,514	17,018	1,828	(3,106)	(1,439)	(1,056)
Total assets	49,780	30,503	20,894	7,309	4,266	4,278	5,486
Long-term obligations, less current portion	1,062	578	7,215	4,684	9,310	3,998	13,788
Accrued dividends	6,747	8,911	11,236	7,473	8,882	7,820	9,257
Total stockholders’ equity (deficit)	35,913	14,951	1,151	(8,584)	(20,007)	(11,448)	(23,059)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion contains forward-looking statements that involve numerous risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. Our actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in this prospectus under “Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors,” as well as those discussed elsewhere in this Current Report. You should read the following discussion and analysis in conjunction with “Selected Financial Data” and Athersys’ financial statements and related notes, each included elsewhere in this Current Report.
Overview
Athersys is a biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. Through the application of its proprietary technologies, Athersys has established a pipeline of therapeutic product development programs in multiple disease areas that it intends to advance into clinical trials in 2007 and 2008. Athersys’ lead product candidate is ATHX-105, which is a treatment for obesity. Athersys is also developing novel pharmaceutical products for the treatment of cognitive disorders, such as ADHD. In addition to these drug development programs, Athersys entered into a collaboration with Angiotech to jointly develop a novel, proprietary non-embryonic stem cell product, MultiStem, for the treatment of myocardial infarction and peripheral vascular disease. Athersys is also developing MultiStem for stroke, oncology support, and certain other disease indications.
Athersys has incurred losses since inception of operations in December 1995 and had an accumulated deficit of $144 million at March 31, 2007. Athersys’ losses have resulted principally from costs incurred in research and development, acquisition and licensing costs, and general and administrative costs associated with its operations. Since its inception, Athersys has completed four private placement transactions of its capital stock and sold shares of its capital stock to certain strategic collaborators. Athersys has used the financing proceeds of these transactions and other sources of capital to develop its technologies, such as RAGE, and to acquire its stem cell technology in 2003. Athersys has also built its drug development capabilities to allow it to begin clinical trials of its lead product candidate, ATHX-105, in 2007. Athersys has established strategic collaborations that provide revenues and capabilities to help to further advance its product candidates. Athersys has a pipeline of product candidates that includes potential small molecule products to treat obesity and cognitive disorders. Athersys’ stem cell product candidates may be used in the areas of cardiovascular disease, oncology support and stroke. Athersys has also built a substantial portfolio of intellectual property.
In 2003 and in 2005, Athersys completed restructurings that resulted in reductions in its personnel. Athersys refocused its activities to emphasize the development of its lead product opportunities and reduced its spending in discovery activities. As Athersys has evolved from a research-oriented company to a product-oriented company, its staffing needs have evolved, resulting in the reductions in personnel. Athersys is currently optimizing the mix of its internal capabilities with the capabilities of its outside collaborators, academic institutions, and third party contract research organizations.
In May 2007, Athersys sold certain non-core assets related to its asthma discovery program to a pharmaceutical company for $2 million, of which $1.5 million was received at closing. The remaining $500,000 will be paid when Athersys delivers any remaining assets related to the program within three months of closing. Athersys will recognize a gain on the sale of these assets in the amount of $2.0 million in connection with this sale.
Upon the close of the Merger, the majority of Athersys’ outstanding stock options were terminated. Following the Merger, we adopted two long-term incentive plans, which made available 4,500,000 shares of Common Stock for equity awards to be used to attract and retain officers, other employees, directors, consultants and other independent contractors.

Results of Operations
Since Athersys’ inception, its revenues have consisted of license fees from its collaborators and grant proceeds from federal and state grants. Athersys recognizes revenues over the period that it performs the required activities under the terms of the agreements. Revenues from the achievement of milestones are recognized when the milestone is achieved. Revenues from grants are recorded when earned under the terms of the agreements. Athersys has derived no revenue on the sale of FDA-approved products to date. Research and development expenses consist primarily of salaries and related personnel costs, legal expenses resulting from intellectual property application processes, contracted service costs, and laboratory supply and reagent costs. Athersys expenses research and development costs as they are incurred. We expect to continue to make significant investments in research and development to enhance our technologies, conduct preclinical studies and clinical trials of our products, and manufacture our products. General and administrative expenses consist primarily of salaries and related expenses for executive, business development, finance, and other administrative personnel; professional fees; and other corporate expenses. Our general and administrative expenses are expected to increase as we expand our regulatory affairs and product development capabilities, as well as expand our business development and assume the obligations of a public reporting company. Athersys depreciates its fixed assets on a straight-line basis. To date, Athersys has financed its operations through private equity and debt financing and investments by strategic collaborators. We expect to continue to incur substantial losses through at least the next several years. We expect our development costs to increase as we initiate clinical trials of our product candidates in 2007 and 2008.

The following table sets forth Athersys’ revenues and expenses for the periods indicated. The following tables are stated in thousands.
Revenues

	Years ended December 31,			Three months ended March 31,
	2004	2005	2006	2006	2007
License fees	$820	$763	$1,908	$220	$310
Grants	2,318	2,833	1,817	409	569

	$3,138	$3,596	$3,725	$629	$879

Research and development expenses

	Years ended December 31,			Three months ended March 31,
Type of expense	2004	2005	2006	2006	2007
Personnel costs	$4,451	$4,587	$2,721	$683	$597
Research supplies	2,661	2,286	1,208	317	204
Facilities	1,079	1,127	879	244	191
Sponsored research, preclinical and clinical costs	647	2,095	3,281	864	941
Patent legal fees	366	714	595	135	276
Other	1,203	968	781	254	125
Stock compensation expense	2,008	801	276	87	31

	$12,415	$12,578	$9,741	$2,584	$2,365

General and administrative expenses

	Years ended December 31,			Three months ended March 31,
Type of expense	2004	2005	2006	2006	2007
Personnel costs	$2,096	$1,858	$1,891	$389	$358
Facilities	319	286	291	70	77
Legal and professional fees	303	446	590	100	82
Other	518	508	392	84	78
Stock compensation expense	1,481	657	183	45	13

	$4,717	$3,755	$3,347	$688	$608

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006
Revenues. Revenues increased to $879,000 for the three months ended March 31, 2007 from $629,000 in the comparable period in 2006. License fee revenues increased $90,000 for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. The increase in license fee revenue over this period is a result of the nature and timing of target acceptances under Athersys’ collaboration agreement with BMS. Grant revenue increased $160,000 for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. In July 2003, Athersys was awarded a $5.0 million state grant that spanned three years and was completed in February 2006. This grant was renewed in May 2006 for approximately $3.5 million that will also span three years. The increase in grant revenue for the three months ended March 31, 2007 compared to the three months ended March 31, 2006 is principally the result of recognizing three months of revenue under this state grant in 2007 versus only two months of revenue in 2006.

Research and Development Expenses. Research and development expenses decreased to $2.4 million for the three months ended March 31, 2007 from $2.6 million in the comparable period in 2006. The decrease of approximately $219,000 relates primarily to a decrease of $252,000 in personnel costs, research supplies and facilities costs related to the restructuring and reduction in force effected in late 2005 and carried over into early 2006, a decrease in other expenses of $129,000 and a decrease of $56,000 in stock compensation expense, offset by an increase in sponsored research and preclinical expenses of $77,000 and an increase in patent legal fees of $141,000. Included in other expenses in 2006 was a license fee of $125,000 paid in shares of common stock to the former holders of the MAPC technology. Patent legal fees increased in the first three months of 2007 as a result of maintaining Athersys’ growing and maturing portfolio of patent applications.
General and Administrative Expenses. General and administrative expenses decreased to $608,000 for the three months ended March 31, 2007 from $688,000 in the comparable period in 2006. The decrease of $80,000 relates primarily to a $18,000 decrease in legal and professional fees, a $30,000 decrease in personnel costs, facilities costs and other expenses related to the restructuring and reduction in force effected in late 2005 and carried over into early 2006, and a decrease of $32,000 in stock compensation expense.
Depreciation. Depreciation expense decreased to $80,000 for the three months ended March 31, 2007 from $155,000 for the comparable period in 2006. The decrease was due to more laboratory equipment, computer equipment, furniture, and leasehold improvements becoming fully depreciated, combined with fewer purchases of new equipment during the first three months of 2007 compared with the comparable period of 2006.
Other Income and Equity in Earnings of Unconsolidated Affiliate. In January 2006, a milestone was achieved related to Athersys’ joint venture with Oculus Pharmaceuticals, Inc, a dormant entity with rights to certain potential milestone-based consideration. As a result, Athersys received $100,000 of stock-based proceeds from Oculus, which was recorded in other income. Similarly, Oculus also received stock-based proceeds in another company in the amount of $260,000. Athersys recorded its share of Oculus’ net income (after recapturing past net losses) of $117,000 in equity in earnings of unconsolidated affiliate on the statement of operations. No additional milestones where achieved in the three months ended March 31, 2007.
Interest Income. Interest income represents interest earned on Athersys’ cash and available for sale securities. Interest income increased to $47,000 for the three months ended March 31, 2007 from $29,000 for the comparable period in 2006 due to the increase in Athersys’ average cash balances during those periods. Athersys obtained $5 million in January 2007 as a result of issuing a subordinated convertible promissory note to Angiotech related to its co-development collaboration agreement.
Interest Expense. Interest expense on Athersys’ debt outstanding under its senior loan and its subordinated convertible promissory notes increased to $333,000 for the three months ended March 31, 2007 from $235,000 for the comparable period in 2006. The increase in interest expense is due to the subordinated convertible promissory notes issued by Athersys in May 2006, October 2006 and January 2007.
Accretion of Premium on Convertible Debt. The accretion of premium on convertible debt in the amount of $260,000 for the three months ended March 31, 2007 is a result of the $2.5 million subordinated secured convertible promissory notes issued in October 2006. The notes, if not converted, were repayable with accrued interest at maturity, plus a repayment fee of 200% of the outstanding principal. Athersys has computed a premium on the debt in the amount of $5,250,000 due upon redemption, which is being accreted over the term of the notes using the effective interest method. This accretion was reversed in June 2007 when the notes were converted into common stock upon the closing of the Offering.
Cumulative effect of change in accounting principle. Effective January 1, 2006, Athersys adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS No. 123R”), “Share-Based Payment,” using the modified-prospective-transition method. SFAS No. 123R requires Athersys to estimate forfeitures in calculating the expense relating to share-based compensation, while previously Athersys was permitted to recognize forfeitures as an expense reduction upon occurrence. The adjustment to apply estimated forfeitures to previously recognized share-based compensation was accounted for as a cumulative effect of a change in accounting principle at January 1, 2006 and reduced net loss by $306,000 for the three months ended March 31, 2006.
Year Ended December 31, 2006 Compared to year ended December 31, 2005
Revenues. Revenues increased to $3.7 million for the year ended December 31, 2006 from $3.6 million for the comparable period in 2005. License fee revenues increased $1.1 million over this period as a result of the nature and timing of target acceptances under Athersys’ collaboration agreement with Bristol-Myers Squibb. Grant revenue decreased $1.0 million for the year ended December 31, 2006 compared to the year ended December 31, 2005. In July 2003, Athersys was awarded a $5.0 million state grant that spanned three years and was completed in February 2006. This grant was renewed in May 2006 for approximately $3.5 million that will also span three years. The decrease in grant revenue for the year ended December 31, 2006 is principally the result of recognizing eight months of revenue under this state grant in 2006 versus twelve months of revenue in 2005. In addition, Athersys had fewer active NIH grant awards in 2006 as compared to 2005.
Research and Development Expenses. Research and development expenses decreased to $9.7 million in 2006 from $12.6 million in 2005. The decrease of approximately $2.9 million in research and development expenses relates primarily to a decrease in personnel costs of $1.9 million, a decrease in research supplies expenses of $1.1 million, and a decrease in facilities and other costs of $435,000 related to the restructuring and reduction in force that occurred late in 2005. In addition, patent legal fees decreased $119,000 and stock compensation expense decreased $525,000 in 2006 compared to 2005. These decreases were offset by an increase in sponsored research, preclinical and clinical expenses of $1.2 million in 2006 compared to 2005. As Athersys has evolved from a research-oriented company to a product-oriented company, its staffing needs have evolved, resulting in the reductions in personnel and related costs. Athersys is currently optimizing the mix of its internal capabilities with the capabilities of its outside collaborators, academic institutions, and third party contract research organizations resulting in an increase in these costs.
General and Administrative Expenses. General and administrative expenses decreased to $3.3 million in 2006 from approximately $3.8 million in 2005. The decrease in general and administrative expenses was due primarily to a decrease in stock compensation expense of $474,000 and a decrease in other expenses of $116,000. These decreases were offset by an increase in legal and professional fees of $144,000, which was a result of legal costs associated with potential financing and strategic transactions.
Depreciation. Depreciation expense decreased to $528,000 in 2006 from $982,000 in 2005. The decrease in depreciation expense was due to more laboratory equipment, computer equipment, furniture, and leasehold improvements becoming fully depreciated, combined with fewer purchases of new equipment.
Restructuring Costs. Restructuring costs for the year ended December 31, 2005 were a result of the restructuring and reduction in force, which occurred late in 2005.
Other Income and Equity in Earnings of Unconsolidated Affiliate. In January 2006, a milestone was achieved related to Athersys’ joint venture with Oculus Pharmaceuticals, Inc., a dormant entity with rights to certain potential milestone-based consideration. As a result, Athersys received $100,000 of stock-based proceeds from Oculus, which was recorded in other income. Similarly, Oculus also received stock-based proceeds in another company in the amount of $260,000. Athersys recorded its share of Oculus’ net income (after recapturing past net losses) of $117,000 in equity in earnings of unconsolidated affiliate on the statement of operations.
Interest Income. Interest income decreased to $119,000 for the year ended December 31, 2006 from $317,000 in 2005. Changes in interest income was due to changes in Athersys’ average cash balances and available for sale securities during those periods.

Interest Expense. Interest expense on Athersys’ debt outstanding under its senior loan and its subordinated promissory notes increased to $1,047,000 for the year ended December 31, 2006 from $964,000 for the comparable period in 2005. The increase in interest expense is due to the subordinated convertible promissory notes issued by Athersys in May 2006 and October 2006.
Accretion of Premium on Convertible Debt. The accretion of premium on convertible debt for the year ended December 31, 2006, is a result of the $2.5 million subordinated secured convertible promissory notes issued in October 2006. The notes, if not converted, are repayable with accrued interest at maturity, plus a repayment fee of 200% of the outstanding principal. Athersys has computed a premium on the debt in the amount of $5,250,000 due upon redemption, which is being accreted over the term of the notes using the effective interest method. This accretion was reversed in June 2007 when the notes were converted into common stock upon the closing of the Offering.
Cumulative effect of change in accounting principle. Effective January 1, 2006, Athersys adopted the fair value recognition provisions of SFAS No. 123R using the modified-prospective-transition method. SFAS No. 123R requires Athersys to estimate forfeitures in calculating the expense relating to share-based compensation, while previously Athersys was permitted to recognize forfeitures as an expense reduction upon occurrence. The adjustment to apply estimated forfeitures to previously recognized share-based compensation was accounted for as a cumulative effect of a change in accounting principle at January 1, 2006 and reduced net loss by $306,000 for the year ended December 31, 2006.
Year Ended December 31, 2005 compared to year ended December 31, 2004
Revenues. Revenues increased to $3.6 million in 2005 from $3.1 million in 2004. License fee revenue decreased $57,000 from 2004 to 2005 due to the nature and timing of target acceptances under Athersys’ collaboration agreement with Bristol-Myers Squibb. The remaining increase of $515,000 from 2004 to 2005 was due primarily to increased grant revenue. In 2003, Athersys was awarded a $5 million state grant that spanned three years and was completed in April 2006.
Research and Development Expenses. Research and development expenses increased to $12.6 million in 2005 from $12.4 million in 2004. The increase of $163,000 in research and development expenses relates to a decrease in stock compensation expense of $1.2 million, a decrease in research supplies expenses of $375,000, an increase in outside sponsored research and preclinical expenses of $1.5 million, and an increase in patent legal costs of $348,000.
General and Administrative Expenses. General and administrative expenses decreased to $3.8 million in 2005 from $4.7 million in 2004. The decrease in general and administrative expenses of $962,000 is due primarily to a decrease in stock option expense of $824,000, a decrease in payroll, facilities and other expense of $281,000 related to the restructuring and reduction in force late in 2005, and an increase in legal and professional fees of $143,000.
Depreciation. Depreciation expense decreased to $1.0 million in 2005 from $1.3 million in 2004. The decrease in depreciation expense was due to more laboratory equipment, computer equipment, furniture, and leasehold improvements becoming fully depreciated, combined with fewer purchases of new equipment.
Restructuring Costs. Restructuring costs for the year ended December 31, 2005 were a result of the restructuring and reduction in force, which occurred late in 2005. Restructuring costs for the year ended December 31, 2004 were a result of the restructuring and reduction in force, which occurred late in 2003.
Interest Income. Interest income was $317,000 in 2006 and 2005. Interest income was as result of Athersys’ average cash balances and available for sale securities during those periods.
Interest Expense. Interest expense on Athersys’ debt under credit agreements increased to $964,000 in 2005 from $73,000 in 2004. The increase in interest expense was attributable to Athersys’ borrowing $7.5 million under its senior loan late in 2004.

Liquidity and Capital Resources
Athersys has primarily financed its operations through private equity and debt financings that have resulted in aggregate cumulative proceeds of approximately $131 million prior to the Offering.
In November 2004, Athersys entered into a Loan and Security Agreement (the “Senior Loan”) with Venture Lending & Leasing IV, Inc. and Costella Kirsch IV, L.P. (the “Senior Lenders”), pursuant to which it borrowed $7.5 million pursuant to notes that mature on June 1, 2008. Amounts outstanding under the Senior Loan are payable in 30 monthly installments following an initial interest-only period that expired on December 1, 2005. The Senior Loan has an implied fixed interest rate of approximately 13%. A final payment of $487,500 is due on June 1, 2008. As of May 31, 2007, the outstanding balance of the Senior Loan is approximately $3,528,000. Athersys’ obligations under the Senior Loan are secured by substantially all of its assets. As a result of the Offering, the Senior Lenders’ lien on Athersys’ intellectual property is being released. The lien on intellectual property could, however, re-attach at any time if the ratio of Athersys’ unrestricted cash to four months’ expenses is less than one-to-one. The agreement governing the Senior Loan contains affirmative and negative covenants customary for such financings and customary events of default. As of March 31, 2007, Athersys was in compliance with these covenants.
The Senior Lenders have the right to receive a milestone payment of $2.25 million upon the first to occur of the following milestone events: (1) a firmly underwritten initial public offering of common stock; (2) Athersys’ merger with or into another entity where its stockholders do not hold at least a majority of the voting power of the surviving entity; (3) the sale of all or substantially all of Athersys’ assets; and (4) Athersys’ liquidation or dissolution. The milestone payment is payable in cash, except that if the milestone event is an initial public offering, Athersys may elect to pay 75% of the milestone in shares of common stock at the per share offering price to the public. Although the Offering did not constitute a milestone event under the Senior Loan, Athersys is discussing an amendment with the Lenders to include the occurrence of an additional significant financing or financings (occurring subsequent to the consummation of the Merger and the Offering) as a milestone event that would obligate it to make such milestone payment or otherwise restructure the milestone payment since an initial public offering technically can no longer occur. The Senior Lenders also received warrants to purchase 149,026 shares of Common Stock with an exercise price of $5.00 upon the closing of the Offering. Athersys is evaluating the potential restructuring or prepayment of this Senior Loan.
In October 2006, Athersys completed a bridge financing of $2,500,000 in the form of 10% secured convertible promissory notes. The notes and accrued interest were converted into Common Stock at a conversion price of $5.00 upon the closing of the Offering. Prior to conversion, the notes were repayable with accrued interest at maturity plus a repayment fee of 200% of the outstanding principal. Athersys had computed a premium on the debt in the amount of $5,250,000 due upon redemption, which was being accreted over the term of the notes using the effective interest method. Athersys reversed this premium upon the conversion of the notes in June 2007. The noteholders also received warrants to purchase 999,977 shares of Common Stock, which were exercised at the closing of the Offering. In 2006, Athersys allocated $250,000 of the purchase price of the notes to the warrants based on the relative fair value of the notes and warrants.
In connection with developing MultiStem for the treatment of the cardiovascular disorders of myocardial infarction and peripheral vascular disease as part of a commercial collaboration with Angiotech that was entered into in May 2006, in support of the collaboration, Angiotech purchased $10,000,000 in aggregate principal amount of subordinated convertible promissory notes, which were converted along with accrued interest into Common Stock upon the closing of the Offering at a conversion price of $5.50, which was 110% of the price per share paid in the Offering. Athersys may also receive additional equity investments and cash payments based upon the successful achievement of specified clinical development and commercialization milestones.
Athersys’ contractual payment obligations as of December 31, 2006 are as follows:

		Less than 1			More than 5
	Total	year	1-3 years	3-5 years	years
Operating lease for facilities	$201,000	$201,000	—	—	—
Long-term debt (principal and interest)	$5,132,000	$3,332,000	$1,800,000	—	—
Total	$5,333,000	$3,533,000	$1,800,000	—	—
The table above excludes Athersys’ convertible promissory notes since they were converted upon the closing of the Offering. Athersys has an operating lease for its office and laboratory space that expires in March 2009. Athersys has an option to renew the lease in six-month intervals during the term at the existing rental rate. Athersys has exercised options to renew the lease through September 2007.
Athersys has never paid dividends on its capital stock, and all accrued cumulative dividends were eliminated in June 2007 in connection with the Merger.
Upon the closing of the Offering in June 2007, the Company received net proceeds of approximately $58.8 million. The placement agents received approximately $5.5 million in fees from the gross proceeds.
At March 31, 2007, Athersys had $3.3 million in cash, cash equivalents, and available-for-sale securities.
Net cash used in operating activities was $8.4 million, $12.1 million, and $11.7 million in 2006, 2005, and 2004, respectively, and represented the use of cash in funding technology development and product development initiatives. Net cash used in operating activities was $2.1 million for the three months ended March 31, 2007 and $2.0 million for the three months ended March 31, 2006, and was primarily attributed to expenditures used to fund Athersys’ research and product development activities.
Net cash provided by investing activities was $3.4 million, $10.3 million, and $6.4 million in 2006, 2005, and 2004, respectively. Net cash provided by (used in) investing activities was $(3,000) in the three months ended March 31, 2007, and $2.0 million for the comparable period in 2006. The fluctuations from period to period are due to the timing of purchases and maturity dates of investments, and the purchase of equipment. Purchases of equipment were $83,000 in 2006, $239,000 in 2005, $173,000 in 2004, $3,000 for the three-month period ended March 31, 2007 and $4,000 for the three-month period ended March 31, 2006.
Financing activities provided cash of $5.4 million in 2006, $4.0 million in 2004 and $3.9 million in the three months ended March 31, 2007. Financing activities used cash of $446,000 in 2005 and $596,000 in the three months ended March 31, 2006. These fluctuations relate primarily to proceeds and repayments of loans and the issuance of Athersys’ convertible promissory notes in 2006 and in the first quarter of 2007.
We expect to continue to incur substantial losses through at least the next several years and may incur losses in subsequent periods. The amount and timing of our future losses are highly uncertain. Our ability to achieve and thereafter sustain profitability will be dependent upon, among other things, successfully developing, commercializing and obtaining regulatory approval or clearances for our technologies and products resulting from these technologies. The Company presumes that it will continue as a going concern.
We will require substantial additional funding in order to continue our research and product development programs, including preclinical testing and clinical trials of our product candidates. While we believe that the net proceeds from the Offering, combined with current capital resources and anticipated cash flows from licensing activities, will be sufficient to meet our capital and operating requirements for approximately three years, we cannot assure you that we will not require additional financing before that time. Our funding requirements may change at any time due to technological advances or competition from other companies. Our future capital requirements will also depend on numerous other factors, including scientific progress in our research and development programs, additional personnel costs, progress in preclinical testing and clinical trials, the time and cost related to proposed regulatory approvals, if any, and the costs in filing and prosecuting patent applications and enforcing patent claims. We cannot assure you that adequate funding will be available to us or, if available, that it will be available on acceptable terms. Any shortfall in funding could result in our having to curtail our research and development efforts.
Critical Accounting Policies and Management Estimates
The SEC defines critical accounting policies as those that are, in management’s view, important to the portrayal of our financial condition and results of operations and demanding of management’s judgment. Our discussion and analysis of financial condition and results of operation are based on Athersys’ consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires Athersys to make estimates on experience and on various assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.
Athersys’ critical accounting polices include:
Revenue Recognition
Revenue is recognized over the period that Athersys performs its required activities under the terms of various agreements. Revenue from transactions that do not require future performance obligations from Athersys is recognized as contemplated in the agreements, typically upon acceptance and when collectibility is reasonably assured. Revenue resulting from the achievement of milestone events stipulated in the agreements is recognized when the milestone is achieved.
Revenue from grants consists primarily of funding under cost reimbursement programs from federal and state sources for qualified research and development activities performed by Athersys. Revenue from grants is recorded when earned under the terms of the agreements.
Research and Development
Research and development expenditures, including direct and allocated overhead expenses, are charged to expense as incurred.
Royalties
Athersys may be required to remit royalty payments based on product sales to certain parties under license agreements. Athersys has not paid any such royalties for the three-year period ended December 31, 2006 or the three-month period ended March 31, 2007.
Long-Lived Assets
Equipment is stated at acquired cost less accumulated depreciation. Laboratory and office equipment are depreciated on the straight-line basis over the estimated useful lives (three to seven years).
Impairment of long-lived assets is recognized when events or changes in circumstances indicate that the carrying amount of the asset or related group of assets may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized at that time. Measurement of impairment may be based upon appraisal, market value of similar assets or discounted cash flows.

Patent Costs and Rights
Patent costs and rights are expensed as incurred. Athersys has filed for broad intellectual property protection on its proprietary technologies. Athersys currently has numerous U.S. patent applications and corresponding international patent applications related to its technologies, as well as many issued U.S. and international patents.
Stock-Based Compensation
In December 2004, SFAS No. 123R was issued as a revision to Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock Options.” SFAS No. 123R required to be adopted by nonpublic companies in January 2006. Prior to January 1, 2006, Athersys elected to account for its stock-based compensation in accordance with the intrinsic value method as described in the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, as permitted by SFAS No. 123. As such, compensation was recorded in 2004 and 2005 on the date of issuance or grant as the excess of the current estimated market value of the underlying stock over the purchase or exercise price of the stock option. Any unearned compensation was recognized over the respective vesting periods of the equity instruments, if any, using the graded vesting method as prescribed by Financial Accounting Standards Board Interpretation No. 28.
Effective January 1, 2006, Athersys adopted the fair value recognition provisions of SFAS No. 123 using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (1) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions SFAS No. 123; and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Results for prior periods have not been restated. For some of the awards granted prior to the adoption of SFAS No. 123R, Athersys recognized compensation expense on the accelerated method. For awards granted subsequent to adoption of SFAS No. 123R, Athersys will recognize expense on the straight line method.
Income Taxes
As of December 31, 2006, Athersys had net operating loss and research and development credit carryforwards of approximately $109.9 million and $5.8 million, respectively. These carryforwards may be used to reduce future tax liabilities and expire at various dates between 2013 and 2027. Athersys’ use of its current net operating loss and research and development credit carryforwards may be substantially limited as a result of the change in ownership related to the Merger and Offering.
Recently issued accounting standards
In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes,” which is applicable for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position reported or expected to be reported on a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Athersys adopted the provisions of FIN 48 on January 1, 2007. Upon adoption of FIN 48 and through March 31, 2007, Athersys determined that it had no liability for uncertain income taxes as prescribed by FIN 48. Athersys’ policy is to recognize potential accrued interest and penalties related to the liability for uncertain tax benefits, if applicable, in income tax expense. Net operating loss and credit carryforwards since inception remain open to examination by taxing authorities, and will for a period post utilization. We do not anticipate any events during 2007 that would require Athersys to record a liability related to any uncertain income taxes.

Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk.
Our exposure to interest rate risk is related to Athersys’ investment portfolio and its borrowings. Fixed rate investments and borrowings may have their fair market value adversely impacted from changes in interest rates. Floating rate borrowings will lead to additional interest expense if interest rates increase. Due in part to these factors, Athersys’ future investment income may fall short of expectations, and Athersys’ interest expense may be above its expectations due to changes in U.S. interest rates. Further, Athersys may suffer losses in investment principal if it is forced to sell securities that have declined in market value due to changes in interest rates. Athersys invests its excess cash primarily in debt instruments of the U.S. government and its agencies.
Athersys enters into loan arrangements with financial institutions when needed. At March 31, 2007, Athersys had borrowings of approximately $4.0 million outstanding under its Senior Loan, which bears interest at a fixed rate of approximately 13%, and $12.8 million under its subordinated convertible promissory notes, which bear interest at a fixed rates of 5% and 10%.
PROPERTIES
Our principal offices are located at 3201 Carnegie Avenue in Cleveland, Ohio. We currently lease approximately 53,000 square feet of space for our corporate offices and laboratories, with about 40,000 square feet of state-of-the-art laboratory space. The lease currently expires in September 2007, and we have an option to extend the lease in six-month increments through March 2009 at our current rent of $267,000 per year.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information on the estimated beneficial ownership of Common Stock after the Merger and Offering based on the current beneficial ownership of BTHC VI Common Stock by the individuals who are our executive officers and directors and greater than 5% stockholders after the consummation of the Merger and the Offering on June 8, 2007. Beneficial ownership is determined according to rules of the SEC governing the determination of beneficial ownership of securities. A person is deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. The table below contains the following assumptions:

	Number of	Percent of
Name of Beneficial Owner	Shares	Class
Greater Than 5% Stockholders

OrbiMed Advisors LLC and affiliates (1)	3,750,000	19.06%
Radius Venture Partners and affiliates (2)	2,400,000	12.17%
Angiotech Pharmaceuticals, Inc. (3)	1,885,890	9.96%
RA Capital Biotech Fund, LP and affiliates (4)	1,500,000	7.80%
Accipiter Capital Management LLC and affiliates (5)	1,500,000	7.80%
Hambrecht & Quist Capital Management LLC and affiliates (6)	1,000,000	5.23%

Directors and Executive Officers

Gil Van Bokkelen (7)	392,887	2.04%
John Harrington (8)	371,127	1.93%

	Number of	Percent of
Name of Beneficial Owner	Shares	Class
William Mulligan (9)	515,235	2.72%
George Milne (10)	2,415,000	12.23%
Jordan Davis (11)	2,400,000	12.17%
Michael Sheffery (12)	3,750,000	19.06%
Floyd Loop (13)	2,400,000	12.17%
William (BJ) Lehmann (14)	166,250	*
Kurt Brunden	—	*
Robert Deans (15)	96,000	*
Laura Campbell (16)	83,329	*
All directors and executive officers as a group (11 persons)	7,789,828	39.79%

*	Less than one percent

(1)	Includes 3,000,000 shares (2,971,698 shares held by Caduceus Private Investment III, LP and 28,302 shares held by OrbiMed Associates III, LP) of Common Stock. Also includes 750,000 shares (742,925 shares held by Caduceus Private Investment III, L.P. and 7,075 shares held by OrbiMed Associates III, LP) of Common Stock issuable upon the exercise of warrants at $6.00 per share. The address for OrbiMed Advisors LLC and its affiliates is 767 3rd Avenue, 30th Floor, New York, New York 10017.

(2)	Includes 1,600,000 shares (800,000 shares held by Radius Venture Partners II, L.P., 103,766 shares held by Radius Venture Partners III, L.P., and 696,234 shares held by Radius Venture Partners III QP, L.P.) of Common Stock. Also includes 800,000 shares (400,000 shares held by Radius Venture Partners II, L.P., 51,883 shares held by Radius Venture Partners III, L.P., and 348,117 shares held by Radius Venture Partners III QP, L.P.) of Common Stock issuable upon the exercise of warrants at $6.00 per share. The address for Radius Venture Partners II, L.P. and its affiliates is 400 Madison Avenue, 8th Floor, New York, New York 10017.

(3)	Represents shares received upon the conversion of subordinated convertible promissory notes upon the closing of the Offering. The address for Angiotech Pharmaceuticals, Inc. is 1618 Station Street, Vancouver, British Columbia, Canada V6A 1B6.

(4)	Includes 1,200,000 shares (1,178,880 shares held by RA Capital Biotech Fund, L.P. and 21,120 shares held by RA Capital Biotech Fund II, L.P.) of Common Stock. Also includes 300,000 shares (294,720 shares held by RA Capital Biotech Fund, L.P. and 5,280 shares held by RA Capital Biotech Fund II, L.P.) of Common Stock issuable upon the exercise of warrants at $6.00 per share. The address for RA Capital Biotech Fund, LP and its affiliates is 111 Huntington Avenue, Suite 610, Boston, Massachusetts 02199.

(5)	Includes 1,200,000 shares (319,950 shares held by Accipiter Life Sciences Fund (Offshore), L.P., 318,500 shares held by Accipiter Life Sciences Fund, L.P., 271,450 shares held by Accipiter Life Sciences Fund II (Offshore), L.P., 157,750 shares held by Accipiter Life Sciences Fund II (QP), L.P., and 132,350 shares held by Accipiter Life Sciences Fund II, L.P.) of Common Stock. Also includes 300,000 shares (79,988 shares held by Accipiter Life Sciences Fund (Offshore), L.P., 79,625 shares held by Accipiter Life Sciences Fund, L.P., 67,863 shares held by Accipiter Life Sciences Fund II (Offshore), L.P., 39,437 shares held by Accipiter Life Sciences Fund II (QP), L.P., and 33,087 shares held by Accipiter Life Sciences Fund II, L.P.) of Common Stock issuable upon the exercise of warrants at $6.00 per share. The address for Accipiter Capital Management LLC and its affiliates is 399 Park Avenue, 38th Floor, New York, New York 10022.

(6)	Includes 800,000 shares (472,000 shares held by H&Q Healthcare Investors and 328,000 shares held by H&Q Life Sciences Investors) of Common Stock. Also includes 200,000 shares (118,000 shares held by H&Q Healthcare Investors and 82,000 shares held by H&Q Life Sciences Investors) of Common Stock issuable upon the exercise of warrants at $6.00 per share. The address for Hambrecht & Quist Capital Management LLC and its affiliates is 30 Roews Wharf, Boston, Massachusetts 02110.

(7)	Includes 41,299 shares (537 of which are held in trust for his children) of Common Stock issued upon exchange of the Athersys shares of capital stock upon consummation of the Merger. Also includes 21,271 shares of Common Stock issued upon conversion of a secured subordinated convertible promissory note and the exercise of a related warrant for 39,999 shares of Common Stock at $0.01 per share. Also includes warrants to purchase 5,318 shares of Common Stock at $6.00 per share that were issued upon the conversion of the note. Also includes vested options of 285,000 granted with an exercise price of $5.00.

(8)	Includes 24,539 shares of Common Stock issued upon exchange of the Athersys shares of capital stock upon consummation of the Merger. Also includes 21,271 shares of Common Stock issued upon conversion of a secured subordinated convertible promissory note and the exercise of a related warrant for 39,999 shares of Common Stock at $0.01 per share. Also includes warrants to purchase 5,318 shares of Common Stock at $6.00 per share that were issued upon the conversion of the note. Also includes vested options of 280,000 granted with an exercise price of $5.00.

(9)	Includes 182,292 shares (175,004 shares held by Primus Capital Fund IV Limited Partnership and 7,288 shares held by Primus Executive Fund Limited Partnership) of Common Stock issued upon exchange of the Athersys shares of capital stock upon consummation of the Merger. Also includes 106,356 (102,102 shares held by Primus Capital Fund IV Limited Partnership and 4,245 shares held by Primus Executive Fund Limited Partnership) shares of Common issued upon conversion of a secured subordinated convertible promissory note and the exercise of a related warrant for 199,998 shares (191,999 shares held by Primus Capital Fund IV Limited Partnership and 7,999 shares held by Primus Executive Fund Limited Partnership) of Common Stock at $0.01 per share. Also includes warrants to purchase 26,589 shares (25,526 shares held by Primus Capital Fund IV Limited Partnership and 1,063 shares held by Primus Executive Fund Limited Partnership) of Common Stock at $6.00 per share that were issued upon the conversion of the note. Mr. Mulligan is a limited partner of the General Partner of Primus Venture Partners, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Mr. Mulligan was appointed to our Board of Directors in June 2007 (formerly on Athersys board since 1998).

(10)	Includes 1,600,000 shares (800,000 shares held by Radius Venture Partners II, L.P., 103,766 shares held by Radius Venture Partners III, L.P., and 696,234 shares held by Radius Venture Partners III QP, L.P.) of Common Stock. Also includes 800,000 shares (400,000 shares held by Radius Venture Partners II, L.P., 51,883 shares held by Radius Venture Partners III, L.P., and 348,117 shares held by Radius Venture Partners III QP, L.P.) of Common Stock issuable upon the exercise of warrants at $6.00 per share. Also includes 10,000 shares of Common Stock purchased by Dr. Milne in this Offering, and related warrants to purchase 5,000 shares of Common Stock at $6.00 per share. Dr. Milne is a venture partner of Radius Ventures, LLC and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Dr. Milne was appointed to our Board of Directors in June 2007 (formerly on Athersys board since 2003). The address for Dr. Milne is c/o Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115.

(11)	Includes 1,600,000 shares (800,000 shares held by Radius Venture Partners II, L.P., 103,766 shares held by Radius Venture Partners III, L.P., and 696,234 shares held by Radius Venture Partners III QP, L.P.) of Common Stock. Also includes 800,000 shares (400,000 shares held by Radius Venture Partners II, L.P., 51,883 shares held by Radius Venture Partners III, L.P., and 348,117 shares held by Radius Venture Partners III QP, L.P.) of Common Stock issuable upon the exercise of warrants at $6.00 per share. Mr. Davis is a managing member of the General Partner of each of Radius Venture Partners II, L.P., Radius Venture Partners III, L.P. and Radius Venture Partners III QP, L.P., and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Mr. Davis was appointed to our Board of Directors in June 2007. The address for Mr. Davis is Radius Ventures, LLC, 400 Madison Avenue, 8th Floor, New York, New York 10017.

(12)	Includes 3,000,000 shares (2,971,698 shares held by Caduceus Private Investment III, L.P. and 28,302 shares held by OrbiMed Associates III, L.P.) of Common Stock. Also includes 750,000 shares (742,925 shares held by Caduceus Private Investment III, L.P. and 7,076 shares held by OrbiMed Associates III, L.P.) of Common Stock issuable upon the exercise of warrants at $6.00 per share. Mr. Sheffery is a partner of OrbiMed Advisors LLC and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Mr. Sheffery was appointed to our Board of Directors in June 2007. The address for Mr. Sheffery is 767 Third Avenue, 30th Floor, New York, New York 10017.

(13)	Includes 1,600,000 shares (800,000 shares held by Radius Venture Partners II, L.P., 103,766 shares held by Radius Venture Partners III, L.P., and 696,234 shares held by Radius Venture Partners III QP, L.P.) of Common Stock. Also includes 800,000 shares (400,000 shares held by Radius Venture Partners II, L.P., 51,883 shares held by Radius Venture Partners III, L.P., and 348,117 shares held by Radius Venture

Partners III QP, L.P.) of Common Stock issuable upon the exercise of warrants at $6.00 per share. Dr. Loop is venture partner of Radius Ventures, LLC and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Dr. Loop was appointed to our Board of Directors in June 2007. The address for Dr. Loop is c/o Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115.

(14)	Includes 5,000 shares of Common Stock purchased by Mr. Lehmann in the Offering, and related warrants to purchase 1,250 shares of Common Stock at $6.00 per share. Also includes vested options of 160,000 granted with an exercise price of $5.00.

(15)	Includes vested options of 96,000 granted with an exercise price of $5.00.

(16)	Includes 1,064 shares of Common Stock issued upon conversion of a secured subordinated convertible promissory note and the exercise of a related warrant for 1,999 shares of Common Stock at $0.01 per share. Also includes warrants to purchase 266 shares of Common Stock at $6.00 per share that were issued upon the conversion of the note. Also includes vested options of 80,000 granted with an exercise price of $5.00.
DIRECTORS AND EXECUTIVE OFFICERS
The Board of Directors is responsible for the overall management of Athersys and elects the executive officers who are responsible for administering Athersys’ day-to-day operations. Athersys’ management team is comprised of experienced executives of understanding that have participated in other development stage, venture capital-funded, start-up companies and corporate development transactions and have held executive positions in publicly traded companies.
In connection with the Merger, the following persons were elected to serve as officers and directors on the board of directors of BTHC VI:

Name	Age	Position
Gil Van Bokkelen, Ph.D.	46	Chief Executive Officer and Chairman
William (BJ) Lehmann
Jr., J.D., M.B.A.	41	President and Chief Operating Officer
John J. Harrington, Ph.D.	39	Chief Scientific Officer and Executive VP and Director
Kurt R. Brunden, Ph.D.	49	Senior VP – Biopharmaceuticals
Robert J. Deans Ph.D.	55	Senior VP – Regenerative Medicine
Laura K. Campbell, C.P.A.	43	VP – Finance
George M. Milne, Ph.D.	63	Director
William C. Mulligan	53	Director
Jordan S. Davis	45	Director
Floyd D. Loop, M.D.	70	Director
Michael Sheffery	56	Director
Gil Van Bokkelen, Ph.D.
Chief Executive Officer and Chairman
Dr. Van Bokkelen co-founded Athersys in October 1995 and has served as Chief Executive Officer and a director since Athersys’ founding. Prior to May 2006, he also served as Athersys’ President. He has served as Chairman of Athersys’ Board of Directors since August 2000. Dr. Van Bokkelen is the current Chairman of the Center for Stem Cells and Regenerative Medicine, and has served on a number of other boards, including the Biotechnology Industry Organization’s ECS Board of Directors from 2001 to 2004, the Kent State University Board of Trustees from 2001 to 2004 and serves as an advisor to Early Stage Partners, a venture capital firm. He received his Ph.D. in Genetics from Stanford University, his B.A. in Economics from the University of California at Berkeley, and his B.A. in Molecular Biology from the University of California at Berkeley.

William (BJ) Lehmann, J.D., M.B.A.
President and Chief Operating Officer
William (BJ) Lehmann, Jr., J.D. joined Athersys in September 2001 and was Athersys’ Executive Vice President of Corporate Development and Finance from August 2002 until May 2006, when he became Athersys’ President. From 1994 to 2001, Mr. Lehmann was with McKinsey & Company, Inc., an international management consulting firm, where he worked extensively with new technology and service-based businesses in the firm’s Business Building practice. Prior to joining McKinsey, he worked at Wilson, Sonsini, Goodrich & Rosati, a Silicon Valley law firm, and worked with First Chicago Corporation, a financial institution. Mr. Lehmann received his J.D. from Stanford University, his M.B.A. from the University of Chicago, and his B.A. from the University of Notre Dame.
John J. Harrington
Chief Scientific Officer and Executive Vice President, and Director
Dr. Harrington co-founded Athersys in October 1995 and has served as Athersys’ Executive Vice President and Chief Scientific Officer and as a director since Athersys’ founding. Dr. Harrington led the development of the RAGE technology as well as its application for gene discovery, drug discovery and commercial protein production applications. He is a listed inventor on 20 issued or pending U.S. patents, has authored 20 scientific publications, and has received numerous awards for his work, including being named one of the top international young scientists by MIT Technology Review in 2002. Dr. Harrington has overseen the therapeutic product development programs at Athersys since their inception, and during his career he has also held positions at Amgen and Scripps Clinic. He received his Ph.D. in Cancer Biology from Stanford University and his B.A. in Biochemistry and Cell Biology from the University of California at San Diego.
Kurt R. Brunden, Ph.D.
Senior Vice President – Biopharmaceuticals
Dr. Brunden joined Athersys as Vice President of Drug Discovery in September 2000 and has served as Athersys’ Senior Vice President of Biopharmaceuticals since October 2004. Dr. Brunden was employed at Gliatech Inc., a pharmaceutical and device company, from 1991 to 2000, where his most recent position was Vice President of Research. In that capacity, he was responsible for the initiation and development of small molecule and protein drug discovery programs. From 1988 to 1991, Dr. Brunden held a tenure-track faculty position within the Department of Biochemistry at the University of Mississippi Medical Center. He was a Research Fellow at the Mayo Clinic from 1985 to 1988. Dr. Brunden received his Ph.D. in Biochemistry from Purdue University and his B.S. in Biology and Chemistry from Western Michigan University. Dr. Brunden is considering a possible return to a faculty position, which would begin in late summer 2007. If Dr. Brunden does take a faculty position, Athersys currently anticipates that he would continue his involvement with the Company as a consultant, providing his expertise to the advancement of its biopharmaceutical programs.
Robert J. Deans, Ph.D.
Senior Vice President – Regenerative Medicine
      Dr. Deans has led Athersys’ regenerative medicine research and development activities since February 2003 and has served as Vice President of Regenerative Medicine since October 2003. He was named Senior Vice President of Regenerative Medicine in June 2006. Dr. Deans is highly regarded as an expert in stem cell therapeutics, with over fifteen years of experience in this field. From 2001 to 2003, Dr. Deans worked for early-stage biotechnology companies. Dr. Deans was formerly the Vice President of Research at Osiris Therapeutics, Inc., a biotechnology company, from 1998 to 2001 and Director of Research and Development with the Immunotherapy Division of Baxter International, Inc., a global healthcare company, from 1992 to 1998. Dr. Deans was also previously on faculty at USC Medical School in Los Angeles, between 1981 and 1998, in the departments of Microbiology and Neurology at the

Norris Comprehensive Cancer Center. Dr. Deans was an undergraduate at MIT, received his Ph.D. at the University of Michigan, and did his post-doctoral work at UCLA in Los Angeles.
Laura K. Campbell, CPA,
Vice President — Finance
Laura Campbell joined Athersys in January 1998 as Controller and has served as Vice President of Finance since May 2006. Prior to joining Athersys, she was at Ernst & Young LLP, a public accounting firm, for 11 years, in the audit practice. During her tenure with Ernst & Young LLP, Ms. Campbell specialized in entrepreneurial services and the biotechnology industry sector and participated in several initial public offerings. Ms. Campbell received her B.S., with distinction, in Business Administration from The Ohio State University.
George M. Milne, Ph.D.
Director
Dr. Milne has been a director of Athersys since January 2003 after his retirement in 2002 from Pfizer Inc, a pharmaceutical company, where he most recently served as President of Worldwide Strategic and Operations Management and Executive Vice President of Global Research and Development. He joined Pfizer Inc in 1970 and held a variety of positions conducting both chemistry and pharmacology research. Dr. Milne is a Venture Partner of Radius. Dr. Milne became Director of the Department of Immunology and Infectious Diseases at Pfizer Inc in 1981, was Executive Director from 1984 to 1985 and was Vice President of Research and Development from 1985 to 1988. He was appointed Senior Vice President in 1988 and President of Central Research in 1993 with global responsibility for Human and Veterinary Medicine R&D. Dr. Milne serves as a director of Mettler-Toledo, Inc., Charles River Laboratories, Inc., MedImmune Inc., and Aspreva Pharmaceuticals Inc. He also serves on the board of the New York Botanical Garden and the Mystic Aquarium/Institute for Exploration. Dr. Milne received his B.S. in Chemistry from Yale University and his Ph.D. in Organic Chemistry from Massachusetts Institute of Technology.
William C. Mulligan
Director
Mr. Mulligan has been a director of Athersys since October 1998. Mr. Mulligan joined Primus Venture Partners, a Cleveland-based private equity firm and an investor in Athersys, in 1985 from McKinsey & Company, Inc. Mr. Mulligan has served as a Managing Director of Primus since 1987. His previous work experience includes management positions at Deere and Company, and First Chicago Corporation. Mr. Mulligan serves as a director of several private companies and Universal Electronics, Inc. (NASDAQ: UEIC). Mr. Mulligan is a trustee of The Cleveland Clinic Foundation and chairs the Advisory Board of CCF Innovations, which is responsible for commercializing technology developed at the Cleveland Clinic. Mr. Mulligan is also a trustee of Denison University, the Western Reserve Land Conservancy. Mr. Mulligan received his B.A. in economics from Denison University and his M.B.A. from the University of Chicago.
Jordan S. Davis
Director
Mr. Davis is a Managing Partner of Radius Ventures, a health and life sciences venture capital firm, which he co-founded in 1997. Mr. Davis currently serves on the board of directors of several Radius portfolio companies, including Health Language, Inc., Heartscape Technologies, Inc., Impliant, Inc., and Zettacore, Inc. He also serves on the board of American Bank Note Holographics, Inc. (OTC: ABHH). Mr. Davis earned an M.B.A. from the Kellogg School of Management at Northwestern University and a B.A. in Economics from The State University of New York at Binghamton.

Floyd D. Loop, M.D.
Director
Dr. Loop was the CEO and chairman of the Board of Governors of The Cleveland Clinic Foundation from 1989 to 2004. Earlier, he chaired the Department of Thoracic and Cardiovascular Surgery at the Cleveland Clinic from 1975 to 1989. Dr. Loop and his colleagues were responsible for today’s widespread use of arterial conduits in coronary artery surgery, innovations in valve repair, reoperations and numerous changes in technical procedure. As a surgeon, Dr. Loop performed more than 12,000 open heart operations and authored 350 papers on all aspects of cardiovascular surgery. During his tenure as CEO, the Cleveland Clinic revenues grew from $650 million to $3.6 billion. His accomplishments included a significant development of basic and applied research, creation of a delivery system comprised of 12 hospitals and 14 outpatient sites, a new medical school for physician investigators and construction of two hospitals in Florida. Dr. Loop is a Venture Partner of Radius. Dr. Loop was president of the American Association for Thoracic Surgery, Chairman of the Residency Review Committee, and a member of the American Board of Thoracic Surgery. Dr. Loop has received honorary degrees from Cleveland State University, Purdue University, and St. Louis University among many other international awards. He currently serves on two public boards, Tenet Healthcare Corporation and Intuitive Surgical, Inc. Dr. Loop received his M.D. from the George Washington University.
Michael B. Sheffery, Ph.D.
Director
Dr. Sheffery is a founding General Partner of OrbiMed Advisors, LLC and Co-Head of Private Equity. Dr. Sheffery was formerly Head of the Laboratory of Gene Structure and Expression at Memorial Sloan-Kettering Cancer Center. He received both his Ph.D. in Molecular Biology and his B.A. in Biology from Princeton University. Dr. Sheffery joined Mehta and Isaly in 1996 as a Senior Analyst covering the biotechnology industry. Since 1998, Dr. Sheffery had been a General Partner of OrbiMed Advisors, LLC. He is currently a Director of Affimed Therapeutics, AG, Supernus Pharmaceuticals, Inc., CoGenesys, Inc., and Sientra, Inc.
COMPENSATION DISCUSSION & ANALYSIS
This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, which we refer to further under “Executive Compensation” below, and places in perspective the data presented in the compensation tables and narratives that follow.
Compensation Objectives and Philosophy
Historically, Athersys’ board of directors has been responsible for establishing and approving the compensation of its executive officers and key employees. In connection with the completion of the Offering, the Compensation Committee of the Board of Directors was established, and will be responsible for overseeing executive and other employee compensation, as well as certain other matters. With respect to compensation matters, the initial objective of the Board of Directors and Compensation Committee will be to establish a compensation program that attracts and helps retain talented and experienced individuals for senior level positions throughout the organization, as well as to authorize appropriate compensation for our employees and key consultants.
The Board of Directors and the Compensation Committee will oversee compensation programs designed to also:
•	Recruit, retain, and motivate executives and employees that can help us achieve our core business goals;

•	Provide incentives to promote and reward superior performance throughout the organization;

•	Facilitate stock ownership and retention by our executives and other employees; and

•	Promote alignment between executives and other employees and the long term interests of stockholders.
The Board of Directors and Compensation Committee will seek to achieve these objectives by:
•	Establishing a compensation program that is market competitive and internally fair; and

•	Linking performance with certain elements of compensation through the use of equity options, stock grants, cash performance bonuses or other means of compensation the value of which is substantially tied to the achievement of our company goals.
Components of Compensation
The Company’s executive compensation program will include the following elements:
•	Base salary;

•	Discretionary and performance-based bonuses;

•	Long-term incentive plan awards; and

•	Retirement and health insurance benefits.
The Compensation Committee will set a competitive rate of annual base salary for each executive officer in order to attract and retain top quality executives. However, the Compensation Committee has not yet committed to the means by which it will determine competitive rates of annual base salary in the market, which means might include executive officer and director input, input from a compensation consultant and third-party information.
We do not have a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. However, we do vary the mix of our executive officers’ compensation elements based on competitive practices and their relative management level to recognize each individual’s operating responsibilities and reward his or her ability to impact short- and long-term results.
Elements of Executive Compensation
We will pay our executive officers the following compensation:
Base Salary. We pay base salaries in order to attract executive officers and provide a basic level of financial security. We establish base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Base salaries are reviewed (1) at the time of renewal of an executive’s employment agreement, or (2) annually, with adjustments based on the individual’s responsibilities, performance and experience during the year. This review occurs each year at the annual review.
Discretionary and Performance-Based Bonuses. The Board of Directors expects to adopt a formal process for determining and awarding discretionary and performance-based annual bonuses later in 2007.

The Board of Directors intends to utilize annual incentive bonuses to reward officers and other employees for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives will vary depending on the individual executive and employee, but will relate generally to strategic factors, including establishment and maintenance of key strategic relationships, advancement of our product candidates, identification and advancement of additional programs or product candidates, and to financial factors, including raising capital, improving our results of operations and increasing the price per share of our common stock. Commencing in 2007, the Board of Directors will have authority to award discretionary annual bonuses to, or enter into commitments for the award of an annual bonus with, our executive officers.
Long-Term Incentive Program. We believe that we can encourage superior long-term performance by our executive officers and employees through encouraging them to own, and assisting them with the acquisition of, our stock. We have established the BTHC VI, Inc. Long-Term Incentive Plan and the BTHC VI, Inc. Equity Incentive Compensation Plan, which we refer to as our equity compensation plans, to provide our employees, including executive officers, with incentives to help align their interests with the interests of our stockholders. Our Board of Directors believes that the use of stock and stock-based awards offers the best approach to achieving our compensative objective of fostering a culture of ownership, which it believes will, in turn, motivate our executive officers to create and enhance stockholder value. Historically, Athersys has elected to use stock options as its primary long-term equity incentive vehicle. We have not adopted stock ownership guidelines, but our equity compensation plans provide a principal method for our executive officers to acquire equity in our Company.
Stock Options. Our equity compensation plans authorize us to grant options to purchase shares of Common Stock to our employees, directors and consultants. The Compensation Committee of the Board of Directors administers our equity compensation plans. Stock option grants are made at the commencement of employment and, on occasion, following a significant change in job responsibilities or to meet other special retention objectives. The Compensation Committee annually reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees, including named executive officers, and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management. Our stock options are generally exercisable for a period of ten years, have an exercise price equal to the fair market value of our Common Stock on the day of grant and typically vest over a four-year period, with 25% vesting twelve months after the vesting commencement date and the remainder vesting 25% per year (on a quarterly basis) thereafter based upon continued employment. Incentive stock options also include certain other terms necessary to assure compliance with particular provisions of the Internal Revenue Code.
In June 2007, upon the closing of the Merger, we granted option awards to purchase 3,250,000 shares of Common Stock with an exercise price of $5.00 to our employees, including our executive officers, and certain consultants in June 2007 upon the closing of the Merger. These option awards generally vest 40% on the date of grant, and 20% in each of the three years (on a quarterly basis) thereafter. Dr. Van Bokkelen received stock option grants to purchase 712,500 shares of Common Stock at $5.00 per share; Dr. John Harrington received stock option grants to purchase 700,000 shares of Common Stock at $5.00 per share; Mr. Lehmann received stock option grants to purchase 400,000 shares of Common Stock at $5.00 per share; Dr. Brunden received stock option grants to purchase 50,000 shares of Common Stock at $5.00 per share; Dr. Deans received stock option grants to purchase 240,000 shares of Common Stock at $5.00 per share; and Ms. Campbell received stock option grants to purchase 200,000 shares of Common Stock at $5.00 per share. Also in June 2007, option awards to purchase 75,000 shares of Common Stock with an exercise price of $5.00 were granted to each of our directors (options for a total of 375,000 shares), which stock options vest at a rate of 50% in the first year (on a quarterly basis), and 25% in each of the two years (on a quarterly basis) thereafter, based on participation at quarterly meetings of the Board of Directors.
We expect to continue to use stock options as a long-term incentive vehicle because we believe:
• Stock options align the interests of our executives with those of our stockholders, support a pay-for-performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;
• The value of stock options is based on our performance, because all the value received by the recipient of a stock option is based on the growth of our stock price;
• Stock options help to provide a balance to the overall executive compensation program because, while base salary and our discretionary annual bonus program focus on short-term compensation rewards, vesting stock options reward increases in stockholder value over the longer term; and
• The vesting period of stock options encourages executive retention and their efforts to preserve stockholder value.
In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual executive’s total compensation.
Restricted Stock and Restricted Stock Units. Our equity compensation plans authorize us to grant restricted stock and restricted stock units to our employees, directors and consultants. To date, we have not granted any restricted stock or restricted stock units under our equity compensation plans. We anticipate that in order to implement the long-term incentive goals of the Compensation Committee, we may grant restricted stock units in the future.
Retirement and Health Insurance Benefits. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Board of Directors, in its discretion, may revise, amend or add to the executive officer’s benefits if it deems it advisable. We believe these benefits are currently lower than median competitive levels for comparable companies. We have no current plans to change the level of benefits provided to our executive officers.
Severance Arrangements
See the disclosure under “Potential Payments Upon Termination or Change of Control” for more information about severance arrangements with our named executive officers.
Employment Agreements and Arrangements
Dr. Gil Van Bokkelen. On December 1, 1998, Athersys entered into a one-year employment agreement, effective April 1, 1998, with Dr. Gil Van Bokkelen, to serve initially as president and chief executive officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least 30 days before the end of any term. Dr. Van Bokkelen is entitled to a base salary of $350,000, which may be increased at the discretion of the Athersys board of directors, and an annual discretionary incentive bonus of up to 33% of his base salary. Dr. Van Bokkelen also received options to purchase shares of Athersys common stock. Dr. Van Bokkelen is also entitled to life insurance coverage for the benefit of his family in the amount of approximately $2 million and is provided the use of a company automobile for business use. The agreement was amended as of May 31, 2007 to provide technical accommodations for the Merger and Offering. For more information about severance arrangements under the amended agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Van Bokkelen has also entered into a non-competition and confidentiality agreement with Athersys under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with Athersys.

Dr. John J. Harrington. On December 1, 1998, Athersys entered into a one-year employment agreement, effective April 1, 1998, with Dr. John J. Harrington to serve initially as executive vice president and chief scientific officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Dr. Harrington is entitled to a base salary of $300,000, which may be increased at the discretion of the Athersys board of directors, and an annual discretionary incentive bonus of up to 33% of his base salary. Dr. Harrington also received options to purchase shares of Athersys common stock. Dr. Harrington is also entitled to life insurance coverage for the benefit of his family in the amount of approximately $2 million. The agreement was amended as of May 31, 2007 to provide technical accommodations for the Merger and Offering. For more information about severance arrangements under the amended agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Harrington has also entered into a non-competition and confidentiality agreement with Athersys under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with Athersys.
Laura K. Campbell. On May 22, 1998, Athersys entered into a two-year employment agreement with Laura K. Campbell to serve initially as controller. The agreement automatically renews for subsequent one-year terms on May 22 of each year unless either party gives notice of termination at least thirty days before the end of any term. Ms. Campbell is entitled to a base salary of $195,000, which may be increased at the discretion of the Athersys board of directors. Ms. Campbell also received options to purchase shares of Athersys common stock. The agreement was amended as of May 31, 2007 to provide technical accommodations for the Merger and Offering. For more information about severance arrangements under the amended agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.”
Dr. Kurt Brunden. On September 25, 2000, a subsidiary of Athersys entered into a four-year employment agreement with Dr. Kurt Brunden to serve initially as vice president of drug discovery. The agreement automatically renews for subsequent one-year terms on September 25 of each year unless either party gives notice of termination at least thirty days before the end of any term. Dr. Brunden is entitled to a base salary of $240,000, which may be increased at the discretion of the Athersys board of directors, and guaranteed bonuses for 2001 and 2002. Dr. Brunden also received options to purchase shares of Athersys common stock. Dr. Brunden is also entitled to life insurance coverage for the benefit of his family of approximately $1 million. The agreement was amended as of May 31, 2007 to provide technical accommodations for the Merger and Offering. For more information about severance arrangements under the amended agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Brunden has also entered into a non-competition and confidentiality agreement with Athersys under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with Athersys.
Dr. Robert Deans. On October 3, 2003, a subsidiary of Athersys entered into a four-year employment agreement with Dr. Robert Deans to serve initially as vice president of regenerative medicine. The agreement automatically renews for subsequent one-year terms on October 3 of each year unless either party gives notice of termination at least thirty days before the end of any term. Dr. Deans is entitled to a base salary of $235,000, which may be increased at the discretion of the Athersys board of directors, and an annual discretionary incentive bonus of up to 30% of his base salary. Dr. Deans also received options to purchase shares of Athersys common stock. Dr. Deans is also entitled to life insurance coverage for the benefit of his family of approximately $1 million. The agreement was amended as of May 31, 2007 to provide technical accommodations for the Merger and Offering. For more information about severance arrangements under the amended agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Deans has also entered into a non-competition and confidentiality agreement with Athersys under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with Athersys.
William (BJ) Lehmann. On January 1, 2004, a subsidiary of Athersys entered into a four-year employment agreement with William (BJ) Lehmann to serve initially as executive vice president of corporate development and finance. The agreement automatically renews for subsequent one-year terms on January 1 of each year unless either party gives notice of termination at least 30 days before the end of any term. Mr. Lehmann is entitled to a base salary of $300,000, which may be increased at the discretion of the Athersys board of directors. Mr. Lehmann is entitled to life insurance coverage for the benefit of his family in the amount of approximately $1 million. The agreement was amended as of May 31, 2007 to provide technical accommodations for the Merger and Offering. For more information about severance arrangements under the amended agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Mr. Lehmann has also entered into a non-competition and confidentiality agreement with Athersys under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with Athersys.

Recoupment of Incentive Payments
We do not have a formal policy regarding adjusting or recovering discretionary or performance-based bonuses or long-term incentive plan awards or payments if the relevant performance metrics upon which such awards or payments are based are later restated or otherwise adjusted in a manner that reduces the actual size of the award or payment. We will consider making such adjustments on a case-by-case basis if such situations arise.
General Tax Deductibility of Executive Compensation
We intend to structure our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income of 20% of the benefit includible in income. We intend for our Compensation Committee to generally manage our incentive programs to qualify for the performance based exemption. The Compensation Committee also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.
EXECUTIVE COMPENSATION
The following tables and narratives provide, for the fiscal year ended December 31, 2006, descriptions of the cash compensation paid by us, as well as certain other compensation paid or accrued, for that year to Dr. Gil Van Bokkelen, Chief Executive Officer; and Laura Campbell, Vice President – Finance; and the four most highly compensated executive officers other than Dr. Van Bokkelen and Ms. Campbell who were serving as executive officers as of December 31, 2006. We refer to these individuals as our named executive officers. The stock option information set forth in this section is historical information based on the option plans of Athersys. All employee and director options under the Athersys stock option plans were terminated upon closing of the Merger, and new options were granted under the BTHC VI incentive plans.
2006 Summary Compensation Table
The following table shows compensation information for 2006 for our named executive officers:

					All Other
		Salary	Bonus	Option Awards	Compensation	Total
Name and Principal Position	Year	($) (1)	($)	($) (2)	($)	($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)
Dr. Gil Van Bokkelen, Chief Executive Officer (3)	2006	$350,000	$25,000	$0	$149,604 (4)	$524,604

William Lehmann, Jr., President and Chief Operating Officer	2006	$300,000	$20,833	$91,015	$1,000	$412,848

Dr. John Harrington, Chief Scientific Officer and Executive Vice President (3)	2006	$300,000	$21,667	$0	$1,000	$322,667

Dr. Kurt Brunden, Vice President – Biopharmaceuticals	2006	$240,000	$18,333	$75,570	$2,000	$335,903

Dr. Robert Deans, Vice President – Regenerative Medicine	2006	$235,000	$16,667	$105,119	$6,000	$362,786

Laura Campbell, Vice President – Finance	2006	$195,000	$14,219	$20,056	$0	$229,275

(1)	The 2006 salary increase was approved by Athersys’ Compensation Committee effective June 1, 2006, but payment was deferred until the closing of the Offering.

(2)	Amounts in column (f) do not necessarily reflect compensation actually received by Athersys’ named executive officers. The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123R, for option awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in Notes A and J to Athersys’ audited consolidated financial statements for the fiscal year ended December 31, 2006, which are filed as an exhibit to this Current Report on Form 8-K.

(3)	Drs. Van Bokkelen and Harrington also served as Athersys directors for 2006, but did not receive any compensation as Athersys directors.

(4)	Includes $145,604 representing a loan which was forgiven by Athersys’ Board of Directors, including certain tax benefits.
2006 Grants of Plan-Based Awards
Athersys implemented an incentive plan in 2005, which was amended in June 2007, which provides the named executive officers with cash (or equity, as applicable) bonus payments upon the achievement of certain thresholds from financing transactions, mergers or acquisitions, and asset sale transactions. Payments under this plan are set forth in the 2006 Summary Compensation Table. No plan-based awards were granted to our named executive officers during 2006.
Certain of our named executive officers are parties to employment agreements with us. For more information about these agreements, see “Compensation Discussion & Analysis—Employment Agreements and Arrangements” above. For more information about the compensation arrangements in which our named executive officers participate and the proportion of our named executive officers’ total compensation represented by base salary and bonus, see “2006 Summary Compensation Table” above.
Outstanding Equity Awards at 2006 Fiscal Year End Table
The following table shows all outstanding equity awards held by our named executive officers at the end of 2006.

	Option Awards
			Equity Incentive
	Number		Plan Awards:
	of	Number of Securities	Number of
	Securities	Underlying	Securities
	Underlying	Unexercised Options	Underlying Unexer-
	Unexercised Options	(#)	cised Unearned	Option Exercise
	(#)	Unexercisable	Options	Price	Option Expiration
Name	Exercisable	(1)	(#)	($)	Date
(a)	(b)	(c)	(d)	(e)	(f)
Dr. Van Bokkelen	199,980	—	—	$1.65	April 1, 2008
	100,020	—	—	$1.20	April 1, 2008
	45,000	—	—	$3.25	April 2, 2013

	345,000
Mr. Lehmann	50,000	—	—	$1.00	November 14, 2011
	10,000	—	—	$15.60	November 14, 2011
	75,000	—	—	$4.00	December 9, 2013
	—	25,000	—	$4.00	December 9, 2013

	135,000	25,000
Dr. Harrington	199,980	—	—	$1.50	April 1, 2008
	100,020	—	—	$1.50	April 1, 2008
	457,500	—	—	$1.50	April 1, 2008

	757,500
Dr. Brunden	50,000	—	—	$1.00	September 25, 2010
	10,000	—	—	$15.60	September 25, 2010
	70,000	—	—	$4.00	December 9, 2013
	—	20,000	—	$4.00	December 9, 2013

	130,000	20,000
Dr. Deans	7,500	—	—	$13.00	October 3, 2013
	37,500	—	—	$3.25	October 3, 2013
	30,000	—	—	$4.00	December 9, 2013
	—	2,500	—	$13.00	October 3, 2013
	—	12,500	—	$3.25	October 3, 2013
	—	10,000	—	$4.00	December 9, 2013

	75,000	25,000
Ms. Campbell	60,000	—	—	$1.50	May 22, 2008
	30,000	—	—	$1.00	February 22, 2010
	30,000	—	—	$7.00	February 22, 2010
	30,000	—	—	$4.00	December 9, 2013

	150,000

(1)	The stock options listed in column (c) for Mr. Lehmann were granted on December 9, 2003, vest at a rate of 25% on each grant date anniversary, and will be fully exercisable on December 9, 2007. The stock options listed in column (c) for Dr. Brunden were granted on December 9, 2003 and vest at a rate of 11% on the date of grant, and 22% on each subsequent grant date anniversary thereafter, and will be fully exercisable on December 9, 2007. The stock options listed in column (c) for Dr. Deans were granted on October 3, 2003, October 3, 2003, and December 9, 2003, respectively, vest at a rate of 25% on each grant date anniversary, and will be fully exercisable on October 3, 2007, October 3, 2007 and December 9, 2007, respectively.
Upon the close of the Merger, the majority of Athersys’ outstanding stock options were terminated, including all of the stock options listed in the table above. Following the Merger, new grants were made to employees, including the named executive officers.
2006 Options Exercised and Stock Vested
None of our named executive officers’ stock awards vested during 2006, and none of our named executive officers exercised any stock options during 2006.

Potential Payments Upon Termination or Change of Control
Upon termination, the named executive officers may be entitled to certain potential payments. In the event that an executive officer is terminated without cause or terminates employment for good reason including a change of control, we would be obligated to pay full base salary and other benefits for a defined period, subject to mitigation related to other employment. For Dr. Gil Van Bokkelen and Dr. John Harrington, this period is eighteen months, and for all other executive officers, the period is six months. In addition, we would be obligated to continue the participation of the executive officer in all medical, life and other employee “welfare” benefit programs for a period of eighteen months to the extent available and possible under the programs.
In the event than an executive officer is terminated for cause, other than for good reason, or as a result of death, we would be obligated to pay full base salary and other benefits, including any unpaid expense reimbursements, through the date of termination, and would have no further obligations to the executive officer. In the event that an executive officer is unable to perform duties as a result of a disability, we would be obligated to pay full base salary and other benefits until employment is terminated and for a period of twelve months from the date of such termination.

2006 Director Compensation Table
Our non-employee directors received the following compensation for 2006:

	Fees Earned or
	Paid in	Option	All Other
	Cash	Awards	Compensation	Total
Name	($)	($) (1)	($)	($)
(a)	(b)	(d)	(g)	(h)
Dr. George M. Milne	$25,000	$38,481 (2)	$0	$38,481
William C. Mulligan	$0	$0	$0	$0
Timothy G. Biro	$0	$0	$0	$0

(1)	Amounts in column (d) do not necessarily reflect compensation actually received by Athersys’ directors. The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123R, for option awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in Notes A and J to Athersys’ audited consolidated financial statements for the fiscal year ended December 31, 2006, which are filed as an exhibit to this Current Report on Form 8-K. No grants of stock awards or stock options were made by Athersys to its directors in 2006. The non-employee directors had option awards outstanding as of December 31, 2006 for the following number of shares of Athersys common stock (which option awards were terminated upon the closing of the Merger): Dr. Milne, 100,000; Mr. Mulligan, 150,000; and Mr. Biro, 150,000.

(2)	The amount in column (d) for Dr. Milne relates to an option that Athersys granted Dr. Milne in January 2003 for 33,000 shares of Athersys common stock, at an exercise price of $10.00 per share, and an option that Athersys granted Dr. Milne in January 2003 for 67,000 shares of Athersys common stock at an exercise price of $3.25 per share. These options vested over a four-year period, and were terminated in connection with the Merger.
Athersys’ directors typically have not received cash for services they provide as directors; however, Dr. Milne has historically received $25,000 annually for his services as a board member. Also, Athersys’ non-employee directors have historically received grants of options to purchase shares of Athersys common stock. During 2006, none of Athersys’ other non-employee directors received any compensation for his service as a director.
Upon the closing of the Merger and the Offering, all existing members of the Athersys board of directors, other than Mr. Timothy Biro, along with some new individuals, were appointed to the Board. The new directors are Mr. Jordan Davis, Dr. Floyd Loop, and Mr. Michael Sheffery.
The Board approved a compensation program for the Board beginning in June 2007. The new compensation program includes an initial stock option grant to purchase 75,000 shares of Common Stock at fair market value on the date of grant, which options vest at a rate of 50% in the first year (on a quarterly basis), and 25% in each of the two years (on a quarterly basis) thereafter. Each of our non-employee directors received a grant of stock options to purchase 75,000 shares of Common Stock at $5.00 per share in June 2007.
Additionally, the non-employee directors will receive, at each anniversary of service, an option award to purchase 15,000 shares of Common Stock at fair market value on the date of grant. These additional awards will vest at a rate of 50% in the first year (on a quarterly basis), and 25% in each of the two years (on a quarterly basis) thereafter.
The non-employee directors also receive cash compensation of $30,000 per year, paid quarterly, plus daily fees of $1,500 for participating in person, or $500 for participating by telephone, at Board meetings. The chair of the audit committee receives additional cash compensation of $10,000 per year, paid quarterly, and the chair of the compensation committee receives additional cash compensation of $6,000 per year, paid quarterly. All audit committee and compensation committee members also receive additional daily fees of $1,000 for participating in person, or $500 for participating by telephone, at each audit committee or compensation committee meeting. Directors, however, cannot receive more than $2,500 in any one day for participation in Board and committee meetings. Directors will be reimbursed for reasonable out-of-pocket expenses incurred while attending Board and committee meetings.
Incentive Plans
Athersys has a cash incentive plan that generally will result in the payment of bonuses of one month of salary to its employees (two months of salary for officers) upon achievement of certain milestones, which included the sale of certain non-core assets related to Athersys’ asthma discovery program and the completion of this Offering. Additionally, Mr. Lehmann was eligible for a one-time bonus in the amount of $50,000 in connection with the completion of the Offering pursuant to the terms of his employment agreement. In connection with the sale of the non-core assets and the completion of the Offering, the named executive officers received the following cash bonuses: Dr. Van Bokkelen — $74,537; Dr. Harrington — $63,889; Mr. Lehmann — $113,889; Dr. Brunden — $51,111; Dr. Deans — $50,047; and Ms. Campbell — $41,528.
Equity Incentive Plans
Upon the close of the Merger, the majority of Athersys’ outstanding options were terminated. However, pursuant to the terms of the Merger Agreement, the Registrant has agreed to assume 5,052 options granted to former employees and consultants of Athersys. In June 2007, we adopted our equity plans, which authorize the Board, or a committee thereof, to provide equity-based compensation in the form of stock options, stock appreciation rights restricted stock, restricted stock units, performance shares and units, and other stock-based awards, which will be used to attract and retain qualified employees, directors and consultants. Equity awards will be granted from time to time under the guidance and approval of the Compensation Committee. Total awards under these plans are limited to 4,500,000 shares of Common Stock. Option awards to purchase 3,250,000 shares of Common Stock with an exercise price of $5.00 were granted to our employees, including our executive officers, and certain consultants in June 2007 upon the closing of the Merger. Theses option awards generally vest 40% on the date of grant, and 20% in each of the three years (on a quarterly basis) thereafter. Also in June 2007, option awards to purchase 375,000 shares of Common Stock with an exercise price of $5.00 were granted to our non-employee directors, which options vest 50% in the first year (on a quarterly basis), and 25% in each of the two years (on a quarterly basis) thereafter, based on participation at quarterly meetings on the Board of Directors.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Directors Biro and Mulligan served as members of the compensation committee of the Athersys board of directors during 2006. No interlocking relationship within the meaning of the rules of the Securities and Exchange Commission exists regarding any of our executive officers and any executive officer of any other company, and no interlocking relationship has existed in the past. The current compensation committee of the Board of Directors of BTHC VI consists of Directors Davis, Mulligan and Sheffery.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE
BTHC VI Relationships, Indebtedness, and Related Party Transactions
In September 1999, Ballantrae Healthcare LLC (and affiliated limited liability companies including BTHC VI, LLC, collectively, “Ballantrae”), was organized for the purpose of operating nursing homes throughout the United States. On March 28, 2003, Ballantrae filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Northern District of Texas (the “Bankruptcy Court”). On November 29, 2004, the Bankruptcy Court approved the First Amended Joint Plan of Reorganization of Ballantrae and its creditors (the “Bankruptcy Plan”). On April 11, 2006, pursuant to the Bankruptcy Plan, BTHC VI, LLC was merged into BTHC VI, Inc., a Delaware corporation.
Halter Financial Group, L.P. (“HFG”) participated with Ballantrae and their creditors in structuring the Bankruptcy Plan. As part of the Bankruptcy Plan, HFG provided $76,500 to be used to pay professional fees associated with the Bankruptcy Plan confirmation process. HFG was granted an option to be repaid through the issuance of equity securities in 17 of the reorganized Ballantrae entities, including the Registrant. HFG exercised the option, and as provided in the Plan, 70% of the BTHC VI’s then-

outstanding common stock, or 350,000 shares, were issued to HFG, in satisfaction of HFG’s administrative claims. The remaining 30% of the Registrant’s then-outstanding common stock, or 150,000 shares, were issued to 499 holders of administrative and tax claims and unsecured debt. The 500,000 shares (the “Plan Shares”) were issued pursuant to Section 1145 of the Bankruptcy Code. As further consideration for the issuance of the 350,000 Plan Shares to HFG, the Bankruptcy Plan required HFG to assist BTHC VI in identifying a potential merger or acquisition candidate. HFG was responsible for the payment of BTHC VI’s operating expenses and HFG was obligated to provide BTHC VI with consulting services at no cost to BTHC VI, including assisting BTHC VI with formulating the structure of any proposed merger or acquisition. Additionally, HFG was responsible for paying BTHC VI’s expenses incurred in consummating a merger or acquisition. On February 15, 2006, HFG transferred its 350,000 Plan Shares to Halter Financial Investments L.P., a Texas limited partnership controlled by Timothy P. Halter (“HFI”). Timothy P. Halter is the sole officer, director and shareholder of HFG and an officer and member of Halter Financial Investments GP, LLC, general partner of HFI. Mr. Halter recently served as BTHC VI’s President, Chief Executive Officer, Chief Financial Officer and sole director until his resignation in connection with Merger.
Other than the participation of HFG and Timothy P. Halter in the Plan of Reorganization and the issuance to HFG of 350,000 shares of Common Stock for satisfaction of certain administrative claims and for HFG’s agreement to provide BTHC VI with certain services as described, there were no relationships or transactions between BTHC VI and any of its directors, officers and principal stockholders.
Athersys Relationships, Indebtedness, and Related Person Transactions
The following is a description of transactions during 2004, 2005 and 2006 to which Athersys has been a party, in which the amount involved in the transaction exceeds $120,000 and in which any of Athersys’ directors, executive officers or holders (or immediate family members of holders) of more than 5% of its capital stock had or will have a direct or indirect material interest, other than compensation arrangements, which are described under “Executive Compensation.” Athersys believes the terms obtained or consideration that was paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
In 2006 and 2007, Athersys issued $10,000,000 in aggregate principal amount of 5% unsecured convertible promissory notes to Angiotech, one of its collaborators. In 2006, Athersys also issued $2,500,000 in aggregate principal amount of 10% secured convertible promissory notes to bridge investors. Investors in the bridge financing consisted primarily of existing Athersys stockholders and Drs. Van Bokkelen and Harrington and Ms. Campbell. Upon the closing of the Offering on June 8, 2007, the convertible promissory notes were converted into shares of Common Stock. The securities offered in these financings to such persons were sold at their fair market value upon the same price, terms and conditions that were given to unaffiliated third parties.
In 2006, a subsidiary of Athersys forgave a 2002 loan made to Dr. Van Bokkelen in aggregate principal and accrued interest amount of approximately $122,000. In connection with loan forgiveness, Athersys paid Dr. Van Bokkelen approximately $24,000 as a partial gross up for his tax obligations in connection with such forgiveness.
Director Independence
After closing the Merger, our Board of Directors will review at least annually the independence of each director. During these reviews, our Board of Directors will consider transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. Our Board of Directors will conduct its annual review of director independence and to determine if any transactions or relationships exist that would disqualify any of the individuals who then served as a director under the rules of the NASDAQ Stock Market, or require disclosure under SEC rules. Currently, we have two members of management who also serve on the

Board of Directors, Dr. Van Bokkelen, who is also our Chairman and Chief Executive Officer, and Dr. Harrington, who is our Chief Scientific Officer and Executive Vice President. Neither Dr. Van Bokkelen nor Dr. Harrington would be considered independent under the independence rules of the NASDAQ Stock Market.
One of the requirements that the Company will have to meet in order for the Common Stock to be listed on the NASDAQ Capital Market is that a majority of the members of the Company’s Board of Directors will have to be independent. Additionally, the Company will also be required to have an audit committee comprised of at least three members, all of whom must be independent.
Related Person Transaction Policy
We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:
•	we were, are or are to be a participant;

•	the amount involved exceeds $120,000; and

•	any of our directors, director nominees, executive officers or greater-than five percent shareholders (or any of their immediate family members) had or will have a direct or indirect material interest.
To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. Although we currently do not have a comprehensive written policy for the review, approval or ratification of related person transactions, our Board of Directors reviews all related person transactions identified by us, and memorializes its decisions in the written minutes of Board meetings. The Board of Directors approves or ratifies only those related person transactions that are determined by the Board of Directors to be, under all of the circumstances, in the best interest of our company and its shareholders.
LEGAL PROCEEDINGS
From time to time, the Company may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of the Company’s business. These matters may relate to intellectual property, employment, tax, regulation, contract or other matters. The resolution of these matters as they arise will be subject to various uncertainties. As of the date of this current report, Athersys is not a party to any material pending legal proceeding.
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS
Trading Market and Outstanding Equity
Prior to the Merger, BTHC VI was a shell company with no operations and no or nominal assets. BTHC VI’s Common Stock is eligible for trading on the OTC Bulletin Board, although no trading took place prior to the Merger because none of BTHC VI’s outstanding shares were able to be transferred under the terms of BTHC VI’s bankruptcy plan until the Merger was consummated. Since the completion of the Merger, there has been no established public trading market for our Common Stock. As soon as reasonably practicable, once we satisfy all necessary listing requirements, we intend to apply to list the Common Stock for trading on the NASDAQ Stock Market.
As a result of both the Merger and the Offering, we have 18,927,990 shares of Common Stock issued and outstanding. Additionally, 5,125,496 shares of Common Stock are subject to outstanding warrants to purchase our Common Stock. Of these warrant shares, 4,976,470 are subject to five-year warrants to purchase shares of Common Stock at an exercise price of $6.00 per share, and 149,026 are subject to seven-year warrants with a cash or cashless exercise price of $5.00 per share. The five-year warrants were issued as part of the Offering, to our placement agents, to holders of Athersys’ 10% secured convertible promissory notes, and to our lead investor, Radius. The seven-year warrants were issued to the lenders under our Senior Loan agreement.
Holders
As a result of both the Merger and the Offering, the number of holders of record at June 8, 2007 was approximately 938.
Dividends
All of our assets consist of the stock of Athersys. We would have to rely upon dividends and other payments from Athersys to generate the funds necessary to make dividend payments, if any, on our Common Stock. Athersys, however, is legally distinct from us and has no obligation to pay amounts to us. The ability of Athersys to make dividend and other payments to us is subject to, among other things, the availability of funds, the terms of our indebtedness and applicable state laws. We do not anticipate that we will pay any dividends on our Common Stock in the foreseeable future. Rather, we anticipate that we will retain earnings, if any, for use in the development of our business.
Registration Rights
We intend to file a “resale” registration statement with the SEC covering all shares of Common Stock issued in the Offering, including shares of Common Stock into which any warrants are exercisable, no later than 45 days after June 8, 2007. We will use our best efforts to have such “resale” registration statement declared effective by the SEC as soon as possible and, in any event, within 90 days of the filing (or within five days after receipt of a no review letter from the SEC), and to maintain its effectiveness until such time as all securities registered under the registration statement have been sold or are otherwise able to be sold under Rule 144 of the Securities Act without regard to volume limitations, whichever is earlier.
Prior to the Merger, Athersys entered into a registration rights agreement that provided demand and “piggyback’’ registration rights to some of its stockholders, which rights are described below. As a condition to the closing of the Offering, the holders: waived their demand rights until 180 days after the effective date of the “resale” registration statement; and waived their “piggyback” rights in connection with the filing of the “resale” registration statement.
“Piggyback’’ Rights
Former holders of shares of Athersys capital stock that now own 3,256,845 shares of Common Stock are entitled to “piggyback’’ registration rights. If we propose to register any of our securities, we will be obligated to provide to these holders notice of the registration and include, at our expense, their shares of Common Stock in the registration, subject to certain limitations.
Demand Rights
Long-Form
Certain former holders of shares of Athersys capital stock that hold shares of Common Stock have the right to require us to file a long-form registration statement under the Securities Act with respect to shares of Common Stock owned by them. We will be required to use our reasonable best efforts to effect the requested registration.

Short-Form
Certain former holders of shares of Athersys capital stock that hold shares of Common Stock have the right to require us to file a short-form registration statement under the Securities Act with respect to shares of Common Stock owned by them, and we will be required to use our reasonable best efforts to effect the requested registration; provided, that the reasonably anticipated price to the public for those shares requested to be registered would have equal or exceed $500,000.
All of these registration rights are subject to various conditions and limitations, among them our right to limit the number of shares included in a registration and our right to not effect a requested registration (1) within 180 days after the effective date of an initial public offering, (2) within 90 days after the effective date of a previous registration on a Form S-1 or (3) within 90 days after the effective date of a registration that included all shares requested by holders of registrable shares. We will bear all of the expenses incurred in connection with all exercises of these registration rights excluding discounts and commissions.
Shares Eligible for Future Sale
Of the 18,927,990 shares of Common Stock that we had issued and outstanding upon completion of the Merger and the Offering, 299,622 shares of Common Stock will be freely tradeable without further restriction or further registration under the Securities Act. The remaining 18,628,368 shares are deemed to be “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act (“Rule 144”). The “restricted” shares will not be registered under the Securities Act and may be transferred only pursuant to a registration under the Securities Act or pursuant to an available exemption from registration, such as Rule 144 under the Securities Act. Under Rule 144, restricted securities may be sold into the public market, subject to holding period, volume, manner of sale, public information, filing and other limitations set forth under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including any person who may be deemed to be an “affiliate” of ours (i.e., directors, officers and 10% stockholders), as defined under the Securities Act, is entitled to sell, within any three-month period, an amount of shares that together with all other sales of restricted securities of the same class (including, for “affiliates,” sales of other non-restricted securities of the same class) does not exceed the greater of:
•	the average weekly trading volume of the Common Stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale; or

•	1% of the shares then outstanding.
In order for a stockholder to rely on Rule 144, we must have available adequate current public information with respect to its business and financial status. A person who is not deemed to be an affiliate and has not been an affiliate for the most recent three months, and who has held restricted shares for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the various resale limitations of Rule 144.
Under Rule 144, the holding periods will commence as of the Effective Time for former Athersys stockholders who received shares of Common Stock in the Merger. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company.
We intend to file a “resale” registration statement with the SEC covering all shares of Common Stock issued in the Offering, including shares of Common Stock into which any warrants are exercisable, no later than 45 days after June 8, 2007. We will use our best efforts to have such “resale” registration statement declared effective by the SEC as soon as possible and, in any event, within 90 days of the filing (or within five days after receipt of a no review letter from the SEC), and to maintain its effectiveness until such time as all securities registered under the registration statement have been sold or are otherwise able to be sold under Rule 144 of the Securities Act without regard to volume limitations, whichever is earlier.
RECENT SALES OF UNREGISTERED SECURITIES
For more information about unregistered sales of the Company’s securities, see Item 1.01 and elsewhere in this Item 2.01 of this Current Report.
DESCRIPTION OF REGISTRANT’S CAPITAL STOCK
Common Stock
Holders of shares of Common Stock will be entitled to receive dividends if and when declared by the Board of Directors from funds legally available therefor, and upon liquidation, dissolution or winding-up of the Company will be entitled to share ratably in all assets remaining after payment of liabilities. The holders of shares of Common Stock will not have any preemptive rights, but will be entitled to one vote for each share of Common Stock held of record. Stockholders will not have the right to cumulate their votes for the election of directors. The shares of Common Stock offered hereby, when issued, will be fully paid and nonassessable.
Preferred Stock
Our Board of Directors is authorized, without action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. The Board of Directors can fix the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings, acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company and could adversely affect the market price of our Common Stock. We do not have any shares of preferred stock outstanding, and we have no current plans to issue any preferred stock.
Warrants
As of the closing of the Offering, we issued warrants to investors to acquire 3,750,000 shares of Common Stock, warrants to the placement agents to acquire 1,093,525 shares of Common Stock, warrants to the former holders of Athersys’ 10% secured convertible promissory notes to acquire 132,945 shares of Common Stock, and warrants to our senior secured lenders to acquire 149,026 shares of Common Stock, as further described below, for an aggregate of 5,125,496 shares of Common Stock underlying such warrants.
Warrants
The warrants issued to investors have a cash exercise price of $6.00 per share and a term of five years from the closing date of the Offering. Additionally, if at any time after the one-year anniversary of the issuance of the Warrants there is no effective “resale” registration statement for the Common Stock issuable upon exercise of the Warrants, then the Warrants provide for cashless exercise. The shares of Common Stock issuable upon exercise of the Warrants will be afforded the same registration rights as all other shares of Common Stock sold in the Offering.
Placement Agent Warrants
The warrants issued to the placement agents have a cash or cashless exercise price of $6.00 per share and a term of five years from the closing date of the Offering. The shares of Common Stock issuable upon exercise of the placement agents’ warrants will be afforded the same registration rights as all other shares of Common Stock sold in the Offering.
Lead Investor Warrants
The warrants issued to the lead investor, Radius, have a cash or cashless exercise price of $6.00 per share and a term of five years from the closing date of the Offering. The shares of Common Stock issuable upon exercise of the Radius warrants will be afforded the same registration rights as all other shares of Common Stock sold in the Offering.
10% Secured Convertible Promissory Note Warrants
The warrants issued to the former holders of Athersys’ 10% secured convertible promissory notes have a cash exercise price of $6.00 per share and a term of five years from the closing date of the Offering. Additionally, if at any time after the one-year anniversary of the issuance of the noteholder warrants there is no effective “resale” registration statement for the Common Stock issuable upon exercise of the noteholder warrants, then the noteholder warrants will provide for cashless exercise. The shares of Common Stock issuable upon exercise of the noteholder warrants will be afforded the same registration rights as all other shares of Common Stock sold in the Offering.
Lender Warrants
The warrants issued to the lenders under Athersys’ Senior Loan Agreement have a cash or cashless exercise price of $5.00 per share and a term of seven years from the closing date of the Offering.
Delaware Anti-Takeover Law
We are subject to Section 203 of the General Corporation Law of the State of Delaware (“DGCL”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Limitation of Liability and Indemnification Matters
Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•	for any breach of their duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.
Our current amended certificate of incorporation requires us to indemnify, to the fullest extent permitted by the DGCL, any and all persons we have the power to indemnify under the DGCL from and against any and all expenses, liabilities or other matters covered by the DGCL. Additionally, our current amended certificate of incorporation requires us to indemnify each of our directors and officers in each and every situation where the DGCL permits or empowers us (but does not obligate us) to provide such indemnification, subject to the provisions of our bylaws. Our bylaws require us to indemnify our directors to the fullest extent permitted by the DGCL, and permit us, to the extent authorized by the Board of Directors, to indemnify our officers and any other person we have the power to indemnify against liability, reasonable expense or other matters.
Under our current amended certificate of incorporation, indemnification may be provided to directors and officers acting in their official capacity, as well as in other capacities. Indemnification will continue for persons who have ceased to be directors, officers, employees or agents, and will inure to the benefit of their heirs, executors and administrators. Additionally, under our current amended certificate of incorporation, except under certain circumstances, our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.
Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
Previous Independent Accountants.
On June 11, 2007, BTHC VI dismissed S.W. Hatfield, CPA as its independent accountant. The reports of S.W. Hatfield, CPA on the financial statements of BTHC VI for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
The decision to change independent accountants was approved by the Audit Committee of BTHC VI’s Board of Directors on June 12, 2007.
During BTHC VI’s two most recent fiscal years and through the date of this Current Report on Form 8-K, BTHC VI has had no disagreements with S.W. Hatfield, CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of S.W. Hatfield, CPA, would have caused it to make reference to the subject matter of such disagreements in its report on the financial statements of BTHC VI for such periods.
During BTHC VI’s two most recent fiscal years and through the date of this Current Report on Form 8-K, there were no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.
BTHC VI has provided S.W. Hatfield, CPA with a copy of this disclosure before its filing with the SEC. BTHC VI has requested the S.W. Hatfield, CPA furnish it with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of such letter, dated June 11, 2007, is filed as Exhibit 16.1 to this Current Report on Form 8-K.
New Independent Accountants.
The Audit Committee of BTHC VI’s Board of Directors appointed Ernst & Young, LLP (“Ernst & Young”) as its new independent registered public accounting firm as of June 12, 2007. During the two most recent fiscal years and through the date of Ernst & Young’s engagement by BTHC VI, BTHC VI did not consult Ernst & Young regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on BTHC VI’s financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions to Item 304) or a reportable event (as defined in Regulation S-K Item 304(a)(1)(v)). Ernst & Young served as Athersys’ independent registered public accounting firm before the Merger.
FINANCIAL STATEMENTS AND EXHIBITS
See Item 9.01 of this Current Report.
Item 3.02. Unregistered Sale of Equity Securities.
See Item 1.01 and Item 2.01 of this Current Report, which are incorporated herein by reference.
Item 3.03. Material Modification to Rights of Security Holders.
See Item 1.01 and Item 2.01 of this Current Report, which are incorporated herein by reference.
Item 4.01. Changes in Registrant’s Certifying Accountant.
See Item 2.01 of this Current Report, which is incorporated herein by reference.
Item 5.01. Changes in Control of Registrant.
See Item 1.01 and Item 2.01 of this Current Report, which are incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
See Item 2.01 of this Current Report, which is incorporated herein by reference.
Item 5.03. Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.
On June 8, 2007, the Board of Directors of BTHC VI adopted, effective as of June 8, 2007, amended Bylaws for BTHC VI. Apart from non-substantive language and other technical edits, the Bylaws of BTHC VI (which were last adopted as of April 10, 2006) were amended by BTHC VI to:
(i)	mandate the election of a Chief Executive Officer of BTHC VI;

(ii)	establish the duties and powers of the Chief Executive Officer, which consist of: (A) general charge and supervision of BTHC VI’s business; (B) the exercise and performance of all duties incident to the office of Chief Executive Officer; (C) the direct supervision of BTHC VI’s other officers; (D) the exercise and performance of all powers and duties assigned to the Chief Executive Officer by the board of directors of BTHC VI; (E) the exercise of the powers and performance of the duties of the President of BTHC VI during the President’s absence or disability; and (F) supervise the Secretary of BTHC VI;

(iii)	remove the authority of the Chairman of the board of directors of BTHC VI to: (A) sign all certificates, contracts and other instruments of BTHC VI; and (B) exercise the powers and perform the duties of the President of BTHC VI during the President’s absence or disability;

(iv)	permit the Chief Executive Officer of BTHC VI to, among other things: (A) call, under certain circumstances, stockholders’ special meetings; (B) direct the delivery to stockholders of notice of stockholder meetings; (C) call, under certain circumstances, special meetings of the board of directors of BTHC VI; and (D) delegate powers and duties to the President, Secretary, Treasurer, Vice Presidents, Assistant Secretaries and Assistant Treasurers of BTHC VI from time to time; (E) sign stock certificates of BTHC VI; and (F) accept written notices of resignation from any director, officer or agent of BTHC VI;

(v)	eliminate reference to BTHC VI’s certificate of incorporation to determine the size of the first board of directors of BTHC VI;

(vi)	permit committees of the board of directors of BTHC VI to consist of a minimum of one (rather than two) directors, and eliminating the requirement that committees of the board of directors of BTHC VI consist of at least a majority of employee directors; and

(vii)	remove the authority of the President of BTHC VI to: (A) act as the Chief Executive Officer of BTHC VI; and (B) supervise and control BTHC VI’s business and affairs.
The foregoing is a brief description of the material amendments to the Bylaws of BTHC VI and is qualified in its entirety by reference to the full text of the Revised Bylaws. This description should be read in conjunction with the amended Bylaws, a copy of which is filed herewith as Exhibit 3.2 and is incorporated herein by reference.
Item 5.06. Change in Shell Company Status.
As a result of the consummation of the Merger described in Items 1.01 and 2.01 of this Current Report, we believe that the Company is no longer a shell corporation, as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
In accordance with Item 9.01(a), Athersys’ audited financial statements for the fiscal years ended December 31, 2006, 2005 and 2004 and unaudited financial statements for the three months ended March 31, 2007 and 2006 are filed with this Current Report as Exhibit 99.1 and Exhibit 99.2, respectively.
(b) Pro Forma Financial Information.
In accordance with Item 9.01(b), filed herewith as Exhibit 99.3 are the pro forma consolidated financial statements of Athersys and BTHC VI for the requisite periods.
(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 24, 2007, by and among Athersys, Inc., BTHC VI, Inc. and B-VI Acquisition Corp. (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the SEC on May 24, 2007)

2.2	First Amendment to Agreement and Plan of Merger, dated as of June 8, 2007, by and among Athersys, Inc., BTHC VI, Inc. and B-VI Acquisition Corp.

3.1	Certificate of Incorporation of BTHC VI, Inc., last amended June 1, 2007

3.2	Bylaws of BTHC VI, Inc., dated as of June 8, 2007

4.1	Form of Investor Warrant

4.2	Form of Lead Investor Warrant

4.3	Form of Placement Agent Warrant

4.4	Form of Lender Warrant

10.1 *	Research Collaboration and License Agreement, dated as of December 8, 2000, by and between Athersys, Inc. and Bristol-Myers Squibb Company

10.2 *	Cell Line Collaboration and License Agreement, dated as of July 1, 2002, by and between Athersys, Inc. and Bristol-Myers Squibb Company

10.3 *	Extended Collaboration and License Agreement, dated as of January 1, 2006, by and between Athersys, Inc. and Bristol-Myers Squibb Company

10.4	License Agreement, effective as of May 5, 2006, by and between Athersys, Inc. and Angiotech Pharmaceuticals, Inc.

10.5	Sublicense Agreement, effective as of May 5, 2006, by and between Athersys, Inc. and Angiotech Pharmaceuticals, Inc.

10.6	Amended and Restated Registration Rights Agreement, dated as of April 28, 2000, by and among Athersys, Inc. and the stockholders of Athersys, Inc. parties thereto

Exhibit No.	Description

10.7	Amendment No. 1 to Athersys, Inc. Amended and Restated Registration Rights Agreement, dated as of January 29, 2002, by and among Athersys, Inc., the New Stockholders, the Investors, Biotech and the Stockholders (each as defined in the Amended and Restated Registration Rights Agreement, dated as April 28, 2000, by and among Athersys, Inc. and the stockholders of Athersys, Inc. parties thereto)

10.8	Amendment No. 2 to Athersys, Inc. Amended and Restated Registration Rights Agreement, dated as of November 19, 2002, by and among Athersys, Inc., the New Stockholders, the Investors, Biotech and the Stockholders (each as defined in the Amended and Restated Registration Rights Agreement, dated as April 28, 2000, as amended, by and among Athersys, Inc. and the stockholders of Athersys, Inc. parties thereto)

10.9	Amendment No. 3 to Amended and Restated Registration Rights Agreement, dated as of May 15, 2007, by and among Athersys, Inc. and the Existing Stockholders (as defined therein)

10.10	BTHC VI, Inc. Long-Term Incentive Plan

10.11	BTHC VI, Inc. Equity Incentive Compensation Plan

10.12	Loan and Security Agreement, and Supplement, dated as of November 2, 2004, by and among Athersys, Inc., Advanced Biotherapeutics, Inc., Venture Lending & Leasing IV, Inc., and Costella Kirsch IV, L.P.

10.13	Amendment to Loan and Security Agreement, dated as of September 29, 2006, by and among Athersys, Inc., Advanced Biotherapeutics, Inc., Venture Lending & Leasing IV, Inc., and Costella Kirsch IV, L.P.

10.14	Amended and Restated Employment Agreement, dated as of December 1, 1998 but effective as of April 1, 1998, by and between Athersys, Inc. and Dr. Gil Van Bokkelen

10.15	Amendment No. 1 to Amended and Restated Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Gil Van Bokkelen

10.16	Non-Competition and Confidentiality Agreement, dated as of December 1, 1998, by and between Athersys, Inc. and Dr. Gil Van Bokkelen

10.17	Amended and Restated Employment Agreement, dated as of December 1, 1998 but effective as of April 1, 1998, by and between Athersys, Inc. and Dr. John J. Harrington

10.18	Amendment No. 1 to Amended and Restated Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and John Harrington

10.19	Non-Competition and Confidentiality Agreement, dated as of December 1, 1998, by and between Athersys, Inc. and Dr. John J. Harrington

10.20	Employment Agreement, dated as of May 22, 1998, by and between Athersys, Inc. and Laura K. Campbell

10.21	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Laura Campbell

10.22	Employment Agreement, dated as of September 25, 2000, by and between Advanced Biotherapeutics, Inc. and Kurt Brunden

Exhibit No.	Description

10.23	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Kurt Brunden

10.24	Non-Competition and Confidentiality Agreement, dated as of September 25, 2000, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and Kurt Brunden

10.25	Employment Agreement, dated as of October 3, 2003, by and between Advanced Biotherapeutics, Inc. and Robert Deans, Ph.D.

10.26	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Robert Deans

10.27	Non-Competition and Confidentiality Agreement, dated as of October 3, 2003, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and Robert Deans

10.28	Employment Agreement, dated as of January 1, 2004, by and between Advanced Biotherapeutics, Inc. and William Lehmann

10.29	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and William Lehmann

10.30	Non-Competition and Confidentiality Agreement, dated as of September 10, 2001, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and William Lehmann

10.31	Form Incentive Agreement by and between Advanced Biotherapeutics, Inc. and named executive officers, and acknowledged by Athersys, Inc. and ReGenesys, LLC

10.32	Form Amendment No. 1 to Incentive Agreement by and between Advanced Biotherapeutics, Inc. and named executive officers, and acknowledged by Athersys, Inc. and ReGenesys, LLC

10.33	Securities Purchase Agreement, dated as of June 8, 2007, by and among Athersys, BTHC VI, Inc. and Investors (as defined therein)

10.34 *	Exclusive License Agreement, dated as of May 17, 2002, by and between Regents of the University of Minnesota and MCL LLC, assumed by ReGenesys, LLC through operation of merger on November 4, 2003

10.35 *	Strategic Alliance Agreement, by and between Athersys, Inc. and Angiotech Pharmaceuticals, Inc., dated as of May 5, 2006

10.36	Amendment No. 1 to Cell Line Collaboration and License Agreement, dated as of January 1, 2006, by and between Athersys, Inc. and Bristol-Myers Squibb Company

16.1	Letter from S. W. Hatfield, CPA, dated June 11, 2007

21.1	List of Subsidiaries

99.1	Consolidated Audited Financial Statements of Athersys, Inc.

99.2	Unaudited Financial Statements of Athersys, Inc.

99.3	Pro Forma Consolidated Financial Statements of Athersys, Inc. and BTHC VI

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 14, 2007

BTHC VI, INC.
By:	/s/ Dr. Gil Van Bokkelen
	Name:	Dr. Gil Van Bokkelen
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of May 24, 2007, by and among Athersys, Inc., BTHC VI, Inc. and B-VI Acquisition Corp. (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the SEC on May 24, 2007)

2.2	First Amendment to Agreement and Plan of Merger, dated as of June 8, 2007, by and among Athersys, Inc., BTHC VI, Inc. and B-VI Acquisition Corp.

3.1	Certificate of Incorporation of BTHC VI, Inc., last amended June 1, 2007

3.2	Bylaws of BTHC VI, Inc., dated as of June 8, 2007

4.1	Form of Investor Warrant

4.2	Form of Lead Investor Warrant

4.3	Form of Placement Agent Warrant

4.4	Form of Lender Warrant

10.1 *	Research Collaboration and License Agreement, dated as of December 8, 2000, by and between Athersys, Inc. and Bristol-Myers Squibb Company

10.2 *	Cell Line Collaboration and License Agreement, dated as of July 1, 2002, by and between Athersys, Inc. and Bristol-Myers Squibb Company

10.3 *	Extended Collaboration and License Agreement, dated as of January 1, 2006, by and between Athersys, Inc. and Bristol-Myers Squibb Company

10.4	License Agreement, effective as of May 5, 2006, by and between Athersys, Inc. and Angiotech Pharmaceuticals, Inc.

10.5	Sublicense Agreement, effective as of May 5, 2006, by and between Athersys, Inc. and Angiotech Pharmaceuticals, Inc.

10.6	Amended and Restated Registration Rights Agreement, dated as of April 28, 2000, by and among Athersys, Inc. and the stockholders of Athersys, Inc. parties thereto

10.7	Amendment No. 1 to Athersys, Inc. Amended and Restated Registration Rights Agreement, dated as of January 29, 2002, by and among Athersys, Inc., the New Stockholders, the Investors, Biotech and the Stockholders (each as defined in the Amended and Restated Registration Rights Agreement, dated as April 28, 2000, by and among Athersys, Inc. and the stockholders of Athersys, Inc. parties thereto)

10.8	Amendment No. 2 to Athersys, Inc. Amended and Restated Registration Rights Agreement, dated as of November 19, 2002, by and among Athersys, Inc., the New Stockholders, the Investors, Biotech and the Stockholders (each as defined in the Amended and Restated Registration Rights Agreement, dated as April 28, 2000, as amended, by and among Athersys, Inc. and the stockholders of Athersys, Inc. parties thereto)

EXHIBIT INDEX (CONTINUED)

Exhibit No.	Description
10.9	Amendment No. 3 to Amended and Restated Registration Rights Agreement, dated as of May 15, 2007, by and among Athersys, Inc. and the Existing Stockholders (as defined therein)

10.10	BTHC VI, Inc. Long-Term Incentive Plan

10.11	BTHC VI, Inc. Equity Incentive Compensation Plan

10.12	Loan and Security Agreement, and Supplement, dated as of November 2, 2004, by and among Athersys, Inc., Advanced Biotherapeutics, Inc., Venture Lending & Leasing IV, Inc., and Costella Kirsch IV, L.P.

10.13	Amendment to Loan and Security Agreement, dated as of September 29, 2006, by and among Athersys, Inc., Advanced Biotherapeutics, Inc., Venture Lending & Leasing IV, Inc., and Costella Kirsch IV, L.P.

10.14	Amended and Restated Employment Agreement, dated as of December 1, 1998 but effective as of April 1, 1998, by and between Athersys, Inc. and Dr. Gil Van Bokkelen

10.15	Amendment No. 1 to Amended and Restated Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Gil Van Bokkelen

10.16	Non-Competition and Confidentiality Agreement, dated as of December 1, 1998, by and between Athersys, Inc. and Dr. Gil Van Bokkelen

10.17	Amended and Restated Employment Agreement, dated as of December 1, 1998 but effective as of April 1, 1998, by and between Athersys, Inc. and Dr. John J. Harrington

10.18	Amendment No. 1 to Amended and Restated Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and John Harrington

10.19	Non-Competition and Confidentiality Agreement, dated as of December 1, 1998, by and between Athersys, Inc. and Dr. John J. Harrington

10.20	Employment Agreement, dated as of May 22, 1998, by and between Athersys, Inc. and Laura K. Campbell

10.21	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Laura Campbell

10.22	Employment Agreement, dated as of September 25, 2000, by and between Advanced Biotherapeutics, Inc. and Kurt Brunden

10.23	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Kurt Brunden

10.24	Non-Competition and Confidentiality Agreement, dated as of September 25, 2000, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and Kurt Brunden

10.25	Employment Agreement, dated as of October 3, 2003, by and between Advanced Biotherapeutics, Inc. and Robert Deans, Ph.D.

10.26	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Robert Deans

EXHIBIT INDEX (CONTINUED)

Exhibit No.	Description
10.27	Non-Competition and Confidentiality Agreement, dated as of October 3, 2003, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and Robert Deans

10.28	Employment Agreement, dated as of January 1, 2004, by and between Advanced Biotherapeutics, Inc. and William Lehmann

10.29	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and William Lehmann

10.30	Non-Competition and Confidentiality Agreement, dated as of September 10, 2001, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and William Lehmann

10.31	Form Incentive Agreement by and between Advanced Biotherapeutics, Inc. and named executive officers, and acknowledged by Athersys, Inc. and ReGenesys, LLC

10.32	Form Amendment No. 1 to Incentive Agreement by and between Advanced Biotherapeutics, Inc. and named executive officers, and acknowledged by Athersys, Inc. and ReGenesys, LLC

10.33	Securities Purchase Agreement, dated as of June 8, 2007, by and among Athersys, BTHC VI, Inc. and Investors (as defined therein)

10.34 *	Exclusive License Agreement, dated as of May 17, 2002, by and between Regents of the University of Minnesota and MCL LLC, assumed by ReGenesys, LLC through operation of merger on November 4, 2003

10.35 *	Strategic Alliance Agreement, by and between Athersys, Inc. and Angiotech Pharmaceuticals, Inc., dated as of May 5, 2006

10.36	Amendment No. 1 to Cell Line Collaboration and License Agreement, dated as of January 1, 2006, by and between Athersys, Inc. and Bristol-Myers Squibb Company

16.1	Letter from S. W. Hatfield, CPA, dated June 11, 2007

21.1	List of Subsidiaries

99.1	Consolidated Audited Financial Statements of Athersys, Inc.

99.2	Unaudited Financial Statements of Athersys, Inc.

99.3	Pro Forma Consolidated Financial Statements of Athersys, Inc. and BTHC VI

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.